Filed Pursuant to Rule 424(b)(5)
Registration No. 333-190543
333-190543-65
333-190543-64

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated August 12, 2015

P R O S P E C T U S  S U P P L E M E N T

(To Prospectus dated August 9, 2013)

€500,000,000

MPT Operating Partnership, L.P.

MPT Finance Corporation

    % Senior Notes due 2022

Unconditionally Guaranteed by

Medical Properties Trust, Inc.

MPT Operating Partnership, L.P. and MPT Finance Corporation (which we refer to as the Issuers) are offering €500,000,000 aggregate principal amount     % senior notes due 2022 (the “Notes”). The Notes will mature on                 , 2022. The Issuers will pay interest on the Notes annually in arrears on                 of each year. Interest will accrue on the Notes offered hereby from                 , 2015 and the first interest payment date will be                 , 2016.

The Issuers may redeem some or all of the Notes at any time and from time to time at our option. The redemption prices are discussed under the heading “Description of Notes—Optional Redemption.” In addition, the Issuers may redeem the Notes in whole but not in part in the event of certain developments affecting United States taxation as described under the heading “Description of Notes—Redemption for Changes in Taxes.” The Issuers must offer to purchase the Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest up to, but excluding, the purchase date, if the Issuers experience a change of control under certain circumstances.

The Notes will be the Issuers’ senior unsecured obligations and will be fully and unconditionally guaranteed by the Issuers’ parent company, Medical Properties Trust, Inc. (“Medical Properties”). The Notes and the guarantee will rank equally in right of payment with all of the Issuers’ and Medical Properties’ existing and future senior indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the Notes and the guarantee. The Notes and the guarantee will be effectively subordinated to all of the Issuers’ and Medical Properties’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes and the guarantee will be structurally subordinated to all indebtedness and other liabilities of the Issuers’ subsidiaries.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page S-18 of this prospectus supplement.

	Per Note		Total
Public offering price(1)		%	€
Underwriting discount		%	€
Proceeds, before expenses, to us(1)		%	€

(1)	Plus accrued interest from , 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be issued only in book-entry form only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Currently there is no market for the Notes. Application will be made for the Notes to be admitted to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market. No certainty can be given that this application will be granted, and we cannot assure you that an active trading market for the Notes will develop.

The Notes will be ready for delivery to investors in book-entry form only through the facilities of Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V on or about                 , 2015.

Joint Book-Running Managers

Goldman, Sachs & Co.	Crédit Agricole CIB	Credit Suisse	J.P. Morgan

BofA Merrill Lynch	Barclays

Co-Lead Managers

Banco Bilbao Vizcaya Argentaria, S.A.
KeyBanc Capital Markets
RBC Capital Markets
Stifel
SunTrust Robinson Humphrey
Wells Fargo Securities

The date of this prospectus supplement is                 , 2015.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire document, including this prospectus supplement and the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell securities in one or more offerings.

This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus supplement, and the accompanying prospectus. Please see “Forward-Looking Statements” in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement and contained or incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide information different from that contained in this prospectus supplement, and contained or incorporated by reference in the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the Notes, nor is this prospectus supplement or the accompanying prospectus an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires or otherwise indicates, references in this prospectus to “we,” “our,” “us” or “our company” refer to MPT Operating Partnership, L.P., a Delaware limited partnership, and its consolidated subsidiaries, including MPT Finance Corporation, a Delaware corporation, together with Medical Properties Trust, LLC, a Delaware limited liability company and MPT Operating Partnership, L.P.’s sole general partner, and Medical Properties Trust, Inc., a Maryland corporation and the sole equity owner of Medical Properties Trust, LLC. References to “Operating Partnership” refer to MPT Operating Partnership, L.P. References to “Issuers” refer to the Operating Partnership and MPT Finance Corporation, the co-Issuers of the Notes. References to “Medical Properties” refer to Medical Properties Trust, Inc. As of August 7, 2015, Medical Properties had a 99.8% equity ownership interest in the Operating Partnership.

NOTICE TO CERTAIN EUROPEAN INVESTORS

IN CONNECTION WITH THIS ISSUE, GOLDMAN, SACHS & CO. (THE “STABILIZING MANAGER”) (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL FOR A LIMITED PERIOD AFTER THE ISSUE DATE. HOWEVER, THERE IS NO OBLIGATION ON THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) TO UNDERTAKE SUCH ACTION. SUCH STABILIZING ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES TAKES PLACE AND, IF BEGUN, MAY BE DISCONTINUED AT ANY TIME BUT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZING ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND REGULATIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE “UNDERWRITING.”

S-ii

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, the accompanying prospectus and any documents we incorporate by reference in the accompanying prospectus constitute forward-looking statements within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to complete and finance the Recent Portfolio Transactions (as defined in “Prospectus Supplement Summary—Recent Developments”) on the time schedule or terms described herein or at all;

•	our ability to acquire or develop additional facilities in the United States or Europe;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to raise additional funds through offerings of debt and equity securities and/or property disposals;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to compete in the marketplace;

•	lease rates and interest rates;

•	market trends;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to the Notes offered hereby, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•	factors referenced in this prospectus supplement under the section captioned “Risk Factors,” including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference;

S-iii

•	the risk that a condition to closing under the agreements governing any or all of the remaining Recent Portfolio Transactions may not be satisfied;

•	the possibility that the anticipated benefits from any or all of the Recent Portfolio Transactions will take longer to realize than expected or will not be realized at all;

•	U.S. (both national and local) and European (in particular Germany, the U.K., Spain and Italy) economic, business, real estate, and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	acquisition and development risks;

•	potential environmental contingencies and other liabilities;

•	other factors affecting the real estate industry generally or the healthcare real estate industry in particular;

•	our ability to maintain our status as a real estate investment trust, or REIT, for U.S. federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	changes in foreign currency exchange rates;

•	U.S. (both federal and state) and European (in particular Germany, the U.K., Spain and Italy) healthcare and other regulatory requirements; and

•	U.S. national and local economic conditions, as well as conditions in Europe and any other foreign jurisdictions where we own or will own healthcare facilities, which may have a negative effect on the following, among other things:

•	the financial condition of our tenants, our lenders, counterparties to our interest rate swaps and other hedged transactions and institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•	our ability to obtain equity or debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities, refinance existing debt and our future interest expense; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis.

When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus we authorize to be delivered to you to reflect future events or developments.

S-iv

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

In this prospectus supplement:

•	“$,” “dollars,” “$U.S.” or “U.S. dollar” refer to the lawful currency of the United States; and

•	“€” or “euro” refer to the single currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time.

We present our consolidated financial statements in U.S. dollars. The following table shows for the periods indicated, the period end, average, high and low noon buying rates in the City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York expressed as U.S. dollars per €1.00.

	U.S. dollars per €1.00
Period	End	Average(1)	High	Low
Year
2012	1.3186	1.2859	1.3463	1.2062
2013	1.3779	1.3281	1.3816	1.2774
2014	1.2101	1.3297	1.3927	1.2101
Month
January 2015	1.1290	1.1615	1.2015	1.1279
February 2015	1.1197	1.1350	1.1462	1.1197
March 2015	1.0741	1.0819	1.1212	1.0524
April 2015	1.1162	1.0822	1.1174	1.0582
May 2015	1.0994	1.1167	1.1428	1.0876
June 2015	1.1154	1.1226	1.1404	1.0913
July 2015	1.1028	1.0997	1.1150	1.0848
August 1 through August 7, 2015	1.0958	1.0933	1.0962	1.0868

(1)	The average of the noon buying rates on the last business day of each financial year, month or period, as applicable.

The noon buying rate of the euro on August 7, 2015 was $1.0958 per €1.00.

The above rates may differ from the actual rates used in the preparation of the consolidated financial statements and other financial information appearing in this prospectus supplement. We have provided these exchange rates solely for the convenience of potential investors. Our inclusion of these exchange rates is not meant to suggest that the euro amounts actually represent such dollar amounts or that such amounts could have been converted into dollars at any particular rate, if at all.

Unless noted otherwise, all pro forma translations between euros and U.S. dollars (“USD”) in this prospectus supplement are based on an exchange rate of 1.33 USD per euro for pro forma operating data for the year ended December 31, 2014 and 1.12 USD per euro for operating data for the six months ended June 30, 2015. Pro forma balance sheet data as of June 30, 2015 is based on an exchange rate of 1.11 USD per euro. The applicable exchange rates in effect at the time additional euro-denominated transactions are completed in the future may be higher or lower.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before making an investment decision. You should read carefully this entire prospectus supplement and accompanying prospectus, including the documents incorporated by reference herein and the information included in “Risk Factors.”

Medical Properties is a self-advised REIT listed on the New York Stock Exchange, or NYSE, focused on investing in and owning net-leased healthcare facilities across the United States and selectively in foreign jurisdictions. Medical Properties conducts substantially all of its business through the Operating Partnership. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases, which require the tenant to bear most of the costs associated with the property. We also make mortgage loans to healthcare operators collateralized by their real estate assets. In addition, we selectively make loans to certain of our operators through our taxable REIT subsidiaries, the proceeds of which are typically used for acquisition and working capital. From time to time, we acquire a profit or other equity interest in our tenants that gives us a right to share in such tenants’ profits and losses.

As of August 1, 2015, our portfolio consisted of 180 properties leased or loaned to 28 operators, of which 11 properties are under development and eight are in the form of mortgage loans. Sixteen of the properties we own are subject to long-term ground leases. Our properties, which are located in the United States and Europe, consist of the following:

•	80 general acute care hospitals;

•	23 long-term acute care hospitals;

•	68 impatient rehabilitation hospitals;

•	3 medical office buildings; and

•	6 wellness centers.

After giving pro forma effect to the Recent Portfolio Transactions (as described below under “Recent Developments”), for the year ended December 31, 2014 and the six months ended June 30, 2015, the Operating Partnership had pro forma net income of $183.1 million and $116.0 million, respectively. After giving pro forma effect to the Recent Portfolio Transactions, the Operating Partnership had pro forma Adjusted EBITDA for the six months ended June 30, 2015 of $240.9 million, which on an annualized basis (“pro forma L2QA Adjusted EBITDA”) equals $481.8 million. Please refer to “—Summary Consolidated Financial Data” for the definitions of pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA and a reconciliation of pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA to pro forma net income.

Recent Developments

Acquisition of Capella Healthcare Hospital Portfolio

In July 2015, we entered into definitive agreements pursuant to which we will acquire a portfolio of seven acute care hospitals currently owned and operated by Capella Healthcare, Inc. (“Capella”), a privately held company, as well as acquire an equity interest in the ongoing operator of the facilities. The table below sets forth pertinent details with respect to the hospitals in the portfolio:

Hospital	Location	Type	Licensed Beds
Capital Medical Center(1)	Olympia, WA	Acute care	110
EASTAR Health System	Muskogee, OK	Acute care	320
Carolina Pines Regional Medical Center(2)	Hartsville, SC	Acute care	116
St. Mary’s Regional Medical Center	Russellville, AR	Acute care	170
National Park Medical Center(3)	Hot Springs, AR	Acute care	166
Southwestern Medical Center	Lawton, OK	Acute care	199
Willamette Valley Medical Center	McMinnville, OR	Acute care	88

Total Licensed Beds			1,169

(1)	This hospital is owned and operated in a joint venture with physicians in which Capella owns 90.25% and physicians or physician entities own the remaining 9.75%.

(2)	This hospital is owned and operated in a joint venture with physicians in which Capella owns 98.56% and physicians or physician entities own the remaining 1.44%.

(3)	This hospital is owned and operated in a joint venture with physicians in which Capella owns 95.04% and physicians or physician entities own the remaining 4.96%.

As described in further detail below, our investment in the portfolio will include our acquisition of real estate assets, the making of mortgage and acquisition loans, and an equity contribution to the operator of the facilities, for a combined purchase price and investment of approximately $900 million. We expect to complete this transaction in the second half of 2015.

Merger, acquisition loan and equity contribution

In conjunction with the acquisition, MPT Camaro Opco, LLC, a wholly-owned subsidiary of MPT Development Services, Inc., our taxable REIT subsidiary, formed a joint venture limited liability company, Capella Health Holdings, LLC (“Capella Health Holdings”), with an entity affiliated with the current senior management of Capella (“ManageCo”). MPT Camaro Opco, LLC holds 49% of the equity interests in Capella Health Holdings and the ManageCo holds the remaining 51%. Pursuant to the terms of a merger agreement dated July 21, 2015, a merger subsidiary of Capella Health Holdings will be merged with and into Capella Holdings, Inc., the sole stockholder and parent company of Capella, with Capella Holdings, Inc. surviving the merger as a wholly-owned subsidiary of Capella Health Holdings, in exchange for cash merger consideration to the current owners of Capella in the amount of approximately $900 million. To help fund Capella Health Holding’s payment of the merger consideration, MPT Camaro Opco, LLC will make an acquisition loan in the amount of approximately $900 million to Capella Health Holdings’ merger subsidiary (the “Acquisition Loan”). The Acquisition Loan will have a 15-year term and will bear interest at a rate similar to the initial rate we will receive under the sale-leaseback and mortgage loan transaction described below.

Real estate acquisition and mortgage loan financing

On August 3, 2015, we also entered into a contribution, exchange and cooperation agreement with ManageCo (the “Contribution Agreement”). Pursuant to binding terms set forth in the Contribution Agreement, as soon as practicable after closing of the Capella merger described above, including receipt of required regulatory approvals, subsidiaries of our operating partnership will acquire from Capella its interests in five acute care hospitals (collectively, the “Acquired Capella Facilities”) for an aggregate purchase price of approximately $390 million. The purchase price for these assets will be offset and reduced against amounts outstanding under the Acquisition Loan. The Acquired Capella Facilities will be leased to subsidiaries of Capella.

In addition, pursuant to binding terms set forth in the Contribution Agreement, we will make mortgage loans to Capella in an aggregate amount of approximately $210 million, secured by a first mortgage in Capella’s interests in its two remaining hospitals. The proceeds from the mortgage loans will be offset and reduced against the outstanding balance on the Acquisition Loan. As a result, following completion of our acquisition of the Acquired Capella Facilities and the mortgage loan financing, the outstanding principal balance of the Acquisition Loan is expected to be approximately $300 million.

The real estate leases and mortgage loans will have substantially similar 15-year terms with four 5-year extension options, plus consumer price-indexed increases, limited to a 2% floor and 4% ceiling annually. The initial GAAP yield under the lease and mortgage loans will be approximately 9.1%.

Management of Capella

Following the consummation of these transactions, Capella and its operating subsidiaries will be managed and operated by ManageCo, or one or more of ManageCo’s affiliates, pursuant to the terms of a management agreement, which terms shall include a base management fee payable to ManageCo and incentive payments tied to mutually agreed benchmarks. ManageCo and MPT Camaro Opco, LLC will share profits and distributions from Capella Health Holdings according to a distribution waterfall under which, if certain benchmarks are met, such that after taking into account interest paid on the Acquisition Loan, ManageCo and MPT Camaro Opco, LLC will share in cash generated by Capella Health Holdings in a ratio of 35% to ManageCo and 65% to MPT Camaro Opco, LLC. Under the limited liability company agreement of Capella Health Holdings, ManageCo will manage Capella Health Holdings and MPT Camaro Opco, LLC will have no management authority or control except for certain protective rights consistent with a passive ownership interest, such as a limited right to approve annual budgets and the right to approve extraordinary transactions, other than in the case of certain extraordinary events.

In this prospectus supplement, we collectively refer to all the transactions described above with respect to Capella as the “Capella Transactions.” We intend to consummate the Capella Transactions during the second half of 2015. No assurance can be given that any portion of the Capella Transactions will occur as described herein or at all. This offering is not conditioned upon the successful completion of the Capella Transactions.

Financing transactions

On July 27, 2015, we received a commitment to provide a senior unsecured bridge loan facility in the original principal amount of $1.0 billion to fund the Capella Transactions, if necessary, pursuant to a commitment letter from JPMorgan Chase Bank, N.A. and Goldman, Sachs & Co. Borrowings under the bridge facility, if any, will bear interest at a rate equal to, at our option, LIBOR plus an applicable margin varying from 1.025% to 2.250% per annum or a Base Rate (as defined in the commitment letter) plus an applicable margin varying from 0.025% to 1.250% per annum, depending upon the ratings of our unsecured senior indebtedness and the total leverage ratio or unsecured leverage ratio. In each case, the applicable margin will increase by 25 basis points at the end of the 90-day period while the bridge loan remains outstanding, 180-day period while the bridge loan remains outstanding and 270-day period while the bridge loan remains outstanding. We will also be required to pay 50 basis points (or 75 basis points in the event of a ratings downgrade) on the date that is 90 days after the bridge loan is outstanding, 75 basis points (or 100 basis points in the event of a ratings downgrade) on the date that is 180 days after the bridge loan is outstanding and 100 basis points (or 125 basis points in the event of a ratings downgrade) on the date that is 270 days after the bridge loan is outstanding, in each case on the then outstanding principal amount, if any bridge loan is outstanding. We will pay certain customary structuring and underwriting fees and, in the event we make any borrowings, funding and other fees in connection with the bridge facility. The bridge facility will mature 364 days after the closing date of the Capella Transactions. The funding of the bridge facility is contingent on the satisfaction of customary conditions, including but not limited to the execution and delivery of definitive documentation and the consummation of the Capella Transactions as described above. We cannot assure you that we will be able to successfully borrow under the bridge facility on the terms described herein or at all.

On August 4, 2015, we entered into an amendment to our revolving credit and term loan agreement to increase the current aggregate committed size to $1.25 billion and amend certain covenants in order to permit us to consummate and finance the Capella Transactions. The increase in the credit agreement availability reduced the availability of the bridge facility by $100 million.

On August 11, 2015, Medical Properties completed an underwritten public offering of 28.75 million shares of its common stock (including 3.75 million shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares) resulting in net proceeds of approximately $337.1 million, after deducting estimated offering expenses. We intend to use the net proceeds from the offering of common stock to finance a portion of the Capella Transactions. The completion of the common stock offering has reduced the availability of the bridge facility by $337.1 million, to $0.6 billion. Availability under the bridge facility will be further reduced by the amount of net cash proceeds we receive in other capital markets transactions prior to the consummation of the Capella Transactions. Accordingly, if we issue €500.0 million of notes in this offering, our ability to draw under the bridge facility will be reduced to approximately $10.0 million.

We intend to finance the balance of Capella Transactions, including the related costs and expenses, with funds from additional financing arrangements, which may include borrowings under our revolving credit facility, borrowings from other senior debt facilities or net proceeds from issuances of debt securities, or a combination thereof. The sources of financing for the Capella Transactions will depend upon a variety of factors, including market conditions and we anticipate that the Capella Transactions will be funded in a manner consistent with our long-term leverage targets. See “Use of Proceeds” for more information regarding the financing of the Capella Transactions.

The completion of this offering is not subject to our borrowing under the bridge facility, our revolving credit facility or any other potential sources of financing or consummation of the Capella Transactions. No assurance can be given that any of these will occur as described herein or at all.

Acquisition of Median Kliniken Portfolio

On April 29, 2015, we entered into a series of definitive agreements with Median Kliniken S.à r.l., or MEDIAN, a German provider of post-acute and acute rehabilitation services, to acquire the real estate assets of 32 hospitals owned by MEDIAN for an aggregate purchase price of approximately €688 million. Upon acquisition, each property became subject to a master lease between us and MEDIAN providing for the leaseback of the property to MEDIAN. The master lease has an initial term of 27 years and provides for an initial GAAP lease rate of 9.3%, with annual escalators at the greater of one percent or 70% of the German consumer price index. We expect to acquire three additional facilities from MEDIAN in a substantially similar sale-leaseback transaction subject to the master lease, resulting in an aggregate purchase price for all acquired facilities of approximately €705 million.

MEDIAN is owned by an affiliate of Waterland Private Equity Fund V C.V. (“Waterland”), which acquired 94.9% of the outstanding equity interests in MEDIAN, and by a subsidiary of our operating partnership, which acquired the remaining 5.1% of the outstanding equity interests in MEDIAN, each in December 2014. In December 2014, we provided interim acquisition loans to affiliates of Waterland and MEDIAN in connection with Waterland’s acquisition of its stake in MEDIAN in an aggregate amount of approximately €425 million. In addition, we made further loans to MEDIAN during the first half of 2015 in an aggregate amount of approximately €240 million, which were used by MEDIAN to repay existing debt on properties we have acquired or expect to acquire. We may make additional loans to MEDIAN for the purpose of repaying existing property debt, up to a total aggregate amount of all loans to Waterland and MEDIAN in the amount of approximately €705 million.

Closing of the sale-leaseback transactions, which began in the second quarter of 2015, is subject to customary real estate, regulatory and other closing conditions, including waiver of any statutory pre-emption rights by local municipalities and antitrust clearance. At each closing, the purchase price for each facility will be reduced and offset against the interim loans made to affiliates of Waterland and MEDIAN as described above and against the amount of any debt assumed or repaid by us in connection with the closing. As of August 1, 2015, we have closed on 30 of the 35 properties (including the three additional facilities) for a cumulative purchase price to date of approximately €627 million.

In this prospectus supplement, we refer to our acquisition of the MEDIAN properties in the sale-leaseback transactions described above as the “MEDIAN Transactions.” This offering is not conditioned upon the successful closing of the MEDIAN Transactions, in whole or in part.

Acquisition of Italian Hospital Portfolio

On July 31, 2015, we entered into definitive agreements to acquire a portfolio of several acute care hospitals and a freestanding clinic in Northern Italy for an aggregate purchase price to us of approximately €90 million. The acquisition will be effected through a newly-formed joint venture between us and affiliates of AXA Real Estate, in which we will own a 50% interest. Upon closing, the facilities will be leased to an Italian acute care hospital operator pursuant to a long-term master lease. Closing of the transaction, which is expected during the second half of 2015, is subject to customary real estate, regulatory and other closing conditions.

Other Acquisitions

On June 16, 2015, we acquired the real estate of two facilities in Lubbock, Texas, a 60-bed inpatient rehabilitation hospital and a 37-bed long-term acute care hospital, for an aggregate purchase price of $31.5 million. We entered into a 20-year lease with Ernest Health, Inc. (“Ernest”) for the rehabilitation hospital, which provides for three five-year extension options, and separately entered into a lease with Ernest for the long-term acute care hospital that has a final term ending December 31, 2034. In connection with the transaction, we funded an acquisition loan to Ernest of approximately $12.0 million. Ernest will operate the rehabilitation hospital in a joint venture with Covenant Health System, while the long term acute care hospital will continue to be operated by Fundamental Health under a new sublease with Ernest.

On February 13, 2015, we acquired two general acute care hospitals in the Kansas City area for $110 million. The facilities are leased to affiliates of Prime Healthcare Services, Inc. (“Prime”) pursuant to a new master lease providing for a 10-year initial fixed term, with two extension options of five years each. The master lease provides for consumer-price-indexed annual rent increases, subject to a specified floor. In addition we funded a mortgage loan to Prime in the amount of $40 million, which has a 10-year term.

On February 27, 2015, we acquired an inpatient rehabilitation hospital in Weslaco, Texas for $10.7 million that we leased to Ernest under our existing master lease with Ernest. In addition, we funded an acquisition loan to Ernest in the amount of $5 million.

During the first half of 2015, we completed construction and commenced collection of rent on seven acute care facilities for First Choice ER (a subsidiary of Adeptus Health (“Adeptus”)) located in Texas, Arizona and Colorado.

In this prospectus supplement, we collectively refer to the transactions described under the headings “Acquisition of Italian Hospital Portfolio” and “Other Acquisitions” above as the “Additional Acquisitions.”

Dispositions

On July 30, 2015, we sold a long-term acute care facility in Luling, Texas for approximately $9.7 million. In addition, in August 2015, we sold six other facilities located in the United States for total proceeds of approximately $9.5 million, of which $8.0 million was in cash and the remaining $1.5 million was in the form of a loan. In this prospectus supplement, we collectively refer to the dispositions described above as the “Dispositions.”

We collectively refer to the Capella Transactions, MEDIAN Transactions, Additional Acquisitions and Dispositions as the “Recent Portfolio Transactions.”

Development Activity

Spanish Development Property

On June 16, 2015, we entered into definitive agreements to acquire the real estate of a general acute care hospital under development located in Spain for an aggregate purchase and development price to us of approximately €21.4 million. The acquisition will be effected through a newly-formed joint venture between us and clients of AXA Real Estate, in which we will own a 50% interest. Upon completion, the facility will be leased to a Spanish operator of acute care hospitals pursuant to a long term lease. Closing of the transaction, which is expected during the second half of 2015, is subject to customary real estate, regulatory and other closing conditions.

Adeptus Health Development Agreement

In April 2015, we executed an agreement with Adeptus that provides for the acquisition and development of general acute care hospitals and free standing emergency facilities with an aggregate commitment of $250 million. These facilities will be leased to Adeptus pursuant to the terms of our existing 2014 master lease agreement with Adeptus that has a 15-year initial term with three extension options of five years each that provides for annual rent increases based on changes in the consumer price index with a 2% minimum.

In this prospectus supplement, we collectively refer to the Spain development transaction and our development agreement with Adeptus as the “Development Activities.”

Benefits of Transactions

Enhances Size, Quality and Diversity of our Portfolio. As described in more detail below, we believe that the Recent Portfolio Transactions and Development Activities described above will enhance the size and quality of our healthcare portfolio and add diversity by property type, operator and geographic location:

*	Percentages in all charts are based on our total gross assets, assuming the Development Activities are fully funded.
**	An affiliate of Waterland controls RHM Klinik-und Altenheimbetriebe GmbH & Co. KG (“RHM”), the operator and lessee of 14 German facilities that we currently own. On December 18, 2014, Waterland Private Equity Investments, the parent company of Waterland, announced its intent to merge MEDIAN and RHM during the course of 2015. As of June 30, 2015, after giving effect to the MEDIAN-RHM merger, the combined MEDIAN-RHM portfolio will represent approximately 18% of our portfolio by investment amount.

Expands Our Size and Scale. When fully consummated and development projects fully funded, the Recent Portfolio Transactions and Development Activities will significantly expand our total gross assets by approximately 31% to $5.8 billion, increase the total number of properties in our portfolio by approximately 17% to 195, and increase our total number of beds by approximately 42% to nearly 21,900.

Increases Our Total Revenues. For the year ended December 31, 2014 and for six months ended June 30, 2015, our total revenues were $312.5 million and $195.8 million, respectively, under GAAP. Assuming consummation on January 1, 2014 of the Recent Portfolio Transactions, our pro forma total revenues for the year ended December 31, 2014 and for six months ended June 30, 2015 would have been approximately $503.1 million and $257.6 million, respectively.

Increases Our Historical Adjusted EBITDA. For the six months ended June 30, 2015, our Adjusted EBITDA was $175.4 million. Assuming consummation on January 1, 2015 of the Recent Portfolio Transactions and giving pro forma effect thereto, our pro forma Adjusted EBITDA for the six months ended June 30, 2015 was $240.9 million. See footnote 2 to the tables included in “Summary Historical and Pro Forma Consolidated Financial Data” in this prospectus supplement for definitions of Adjusted EBITDA and pro forma Adjusted EBITDA and reconciliations to net income.

Extends Our Lease Maturity Schedule. The Recent Portfolio Transactions and Development Activities will have the effect of extending our overall weighted average lease expiration from 14.4 years to 16.1 years, pro forma as of June 30, 2015. Pro forma for the Recent Portfolio Transactions and Development Activities as of June 30, 2015, approximately 70.0% of the total annualized rent of our portfolio of healthcare properties will have lease expirations beyond 2025, with average annual lease maturities of less than 1.0% per annum through 2021.

Further Increases Our Exposure to Favorable Market Trends in Western Europe. As one of the strongest global economies, with low unemployment rates and universal healthcare coverage and payment policies, we believe Western Europe, particularly Germany, remains a favorable market in which to invest. The public and private sectors are making considerable investments in the healthcare industry in Western Europe, and we expect to realize significant value and long-term stability through our increased investments in the region. After giving effect to the Recent Portfolio Transactions and Development Activities (on a fully funded basis), approximately 21% of our portfolio by investment amount, or a total of 59 facilities, will be located in Western Europe.

Corporate Information

Medical Properties (Registration No. D07550106) was incorporated as a corporation under Maryland law on August 27, 2003, and the Operating Partnership (Registration No. 3701429) was formed as a limited partnership under Delaware law on September 10, 2003. Medical Properties conducts substantially all of its business through the Operating Partnership and has operated as a REIT since 2004.

The general partner of the Operating Partnership is Medical Properties Trust, LLC, a wholly owned subsidiary of Medical Properties. Medical Properties has a 99.8% ownership interest in the Operating Partnership, with remaining ownership interests held by two employees and one director via their ownership of certain incentive partnership units.

MPT Finance Corporation (Registration No. 4964092) was incorporated in Delaware under Delaware law on April 4, 2011. MPT Finance Corporation is a wholly owned subsidiary of the Operating Partnership. MPT Finance Corporation has no assets and does not and will not conduct any operations or have any employees. It was formed for the sole purpose of acting as an issuer or co-issuer of debt securities that the Operating Partnership may issue from time to time solely to allow certain institutional investors that might otherwise not be able to invest in our securities, either because the Operating Partnership is a limited partnership, or by reason of the legal investment laws of their states of organization or their charters, to invest in our debt securities.

The relevant state laws governing the Operating Partnership, MPT Finance Corporation and Medical Properties, combined with our corporate structure, are together intended to prevent any abuse of control of the Operating Partnership, MPT Finance Corporation or Medical Properties.

Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or accompanying prospectus.

THE OFFERING

The offering terms are summarized below solely for your convenience. This summary is not a complete description of the Notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Notes, see “Description of Notes” in this prospectus supplement.

Issuers	MPT Operating Partnership, L.P. and MPT Finance Corporation, as co-Issuers.

Guarantor	Medical Properties Trust, Inc.

Securities Offered	€500 million aggregate principal amount of % senior notes due 2022.

Issue Price	%.

Maturity Date	The Notes will mature on , 2022.

Interest	% per year, payable in arrears on of each year, commencing , 2016 until maturity or earlier redemption or repurchase.

Optional Redemption	The Notes will be redeemable in whole at any time or in part from time to time, at the Issuers’ option. If the Notes are redeemed prior to days before maturity, the redemption price will be 100% of their principal amount, plus a make-whole premium described in this prospectus supplement, plus accrued and unpaid interest to, but excluding, the applicable redemption date.

Within the period beginning on or after days before maturity, the Notes may be redeemed, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the applicable redemption date.

For more details, see “Description of Notes—Optional Redemption.”

Tax Redemption	In the event of certain changes in the tax laws of the United States (or any taxing authority in the United States) which would obligate the Issuers to pay Additional Amounts, the Issuers may redeem the Notes, in whole but not in part, at a redemption price equal to 100% plus accrued and unpaid interest to, but excluding, the applicable redemption date. See “Description of Notes—Redemption for Changes in Taxes.”

Change of Control; Certain Asset Sales	If a Change of Control (as defined in “Description of Notes—Certain Definitions”) occurs, the Issuers will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date under certain circumstances. See “Description of Notes—Repurchase of Notes upon a Change of Control.” If the Operating Partnership or any of its restricted subsidiaries sell assets, under certain circumstances the Issuers will be required to make an offer to purchase the Notes at their face amount, plus accrued interest and unpaid interest, if any, to the purchase date. See “Description of Notes—Limitation on Asset Sales.”

Guarantee	The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by Medical Properties and any U.S. domestic restricted subsidiary of the Issuers that borrows under or guarantees borrowings under our revolving credit facility in the future. The Notes offered hereby will not be guaranteed by any of the Issuers’ subsidiaries on the date of issuance.

In November 2014, Standard & Poor’s Ratings Services, or S&P, upgraded the rating on the Issuers’ 5.750% Senior Notes due 2020, 6.875% Senior Notes due 2021, 6.375% Senior Notes due 2022 and 5.50% Senior Notes due 2024 (collectively, the “Senior Notes”) from BB to BBB-. As a result, pursuant to the terms of the credit agreement governing our revolving credit facility and term loan facility, the guarantees of borrowings thereunder by our subsidiaries fell away and pursuant to the terms of the indentures governing the Senior Notes, the guarantees of the Senior Notes by our subsidiaries fell away. See “Description of Notes—The Guarantee.”

Ranking	The Notes and Medical Properties’ guarantee of the Notes will be the Issuers’ and Medical Properties’ general senior unsecured obligations, will rank equal in right of payment with such entities’ existing and future senior indebtedness, including borrowings under our revolving credit facility and our term loan facility and Senior Notes and will rank senior in right of payment to all of such entities’ future subordinated indebtedness; however, the Notes will be effectively subordinated to all of the Issuers’ and Medical Properties’ secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will also be structurally subordinated to the indebtedness and other liabilities of our subsidiaries with respect to the assets of such subsidiaries.

As of June 30, 2015, after giving effect to the Recent Portfolio Transactions and the financing thereof described in “Use of Proceeds” (including $500.0 million of additional debt financing that we expect to obtain to finance the remainder of the Recent Portfolio Transactions), the Issuers and Medical Properties would have had $3.1 billion of indebtedness (none of which would have been secured indebtedness) and the Issuers’ subsidiaries, none of which will guarantee the Notes on the date of issuance, would have had $13.5 million of indebtedness, all of which would have been structurally senior to the Notes and Medical Properties’ guarantee of the Notes.

In addition, as of August 4, 2015, we had approximately $0.4 billion of availability under our revolving credit facility.

Certain Covenants	The indenture governing the Notes will restrict the Issuers’ ability and the ability of our restricted subsidiaries to, among other things:

•	incur debt;
•	pay dividends and make distributions;
•	create liens;

•	enter into transactions with affiliates; and
•	merge, consolidate or transfer all or substantially all of our and their assets.

The Issuers and their restricted subsidiaries are also required to maintain total unencumbered assets of at least 150% of our collective unsecured debt.

These covenants are subject to important exceptions and qualifications. See “Description of Notes—Certain Covenants.” In addition, the indenture governing the Notes will provide that if the Notes have both (1) a rating of “Baa3” or higher from Moody’s Investors Service, Inc., or Moody’s, and (2) a rating of “BBB-” or higher from S&P, several material covenants included in the indenture will be suspended or become more lenient, as the case may be, if the Issuers provide notice of such ratings to the trustee, until such time as the Notes are no longer rated investment grade by both such rating agencies. See “Description of Notes—Certain Covenants.”

Listing	Application will be made for the Notes to be admitted to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market. No assurance can be given that this application will be granted.

No Public Market	The Notes will be new securities for which there is currently no established trading market. The underwriters have advised us that they intend to make a market in the Notes. The underwriters are not obligated, however, to make a market in the Notes, and any such market-making may be discontinued by the underwriters in their discretion at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. See “Underwriting.”

Form and Denomination	The Notes will be ready for delivery to investors in book-entry form through the facilities of Clearstream Banking société anonyme (“Clearstream”) and Euroclear Bank, S.A./N.V (“Euroclear”) on or about August , 2015. The Notes will be issued in the form of one or more fully registered global securities in denominations of €100,000 in principal amount and integral multiples of €1,000 in excess thereof. Beneficial interests in the global certificates representing the Notes will be shown on, and transfers will be effected only through, records maintained by Euroclear and Clearstream and their direct and indirect participants and such interests may not be exchanged for certificated Notes, except in limited circumstances.

The Notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg with the following ISIN and Common Code:

ISIN:

Common Code:

Use of Proceeds	We expect that the net proceeds from this offering will be approximately €496.3 million after deducting underwriters’ discounts and our estimated expenses from this offering. We intend to use approximately €50.0 million of the net proceeds from this offering to finance the remaining aggregate purchase price payable by us in connection with the MEDIAN Transactions, approximately €56.8 million to pay related transfer taxes, capital gains taxes and transaction costs in connection with the MEDIAN Transactions, approximately €111.4 million to fund our investments in Italy and Spain, as described under “—Recent Developments” above, and the remainder to repay a portion of the current euro-denominated borrowings under our revolving credit facility, a majority of which was previously used to finance portions of the MEDIAN Transactions. See “Use of Proceeds.”

Trustee	Wilmington Trust, National Association

Paying Agent	Deutsche Bank Trust Company Americas

Registrar and Transfer Agent	Deutsche Bank Luxembourg S.A.

Irish Stock Exchange Listing Agent	McCann FitzGerald Listing Services Limited

Governing Law	New York

Risk Factors	Investing in the Notes involves risk. You should carefully consider the information under the section titled “Risk Factors” in this prospectus supplement and all other information included in this prospectus supplement and accompanying prospectus, including the information incorporated therein by reference, before investing in the Notes.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The summary historical consolidated financial data presented below as of December 31, 2014 and for the years ended December 31, 2014, 2013 and 2012, have been derived from the Operating Partnership’s audited consolidated financial statements and accompanying notes appearing in the combined Annual Report of Medical Properties and the Operating Partnership on Form 10-K for the year ended December 31, 2014, incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of June 30, 2015 and for the six months ended June 30, 2015 and 2014 has been derived from the Operating Partnership’s unaudited consolidated financial statements and accompanying notes appearing in the combined Quarterly Report of Medical Properties and the Operating Partnership on Form 10-Q for the three months ended June 30, 2015, incorporated by reference into this prospectus supplement. These unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, the unaudited summary historical consolidated financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Historical results are not necessarily indicative of the results to be expected in the future.

As of June 30, 2015, Medical Properties had a 99.8% equity ownership interest in the Operating Partnership. Medical Properties has no significant operations other than as the sole member of its wholly-owned subsidiary, Medical Properties Trust, LLC, which is the sole general partner of the Operating Partnership, and no material assets, other than its direct and indirect investment in the Operating Partnership. There is no significant difference between the Operating Partnership’s net income and Medical Properties’ net income.

We derived the summary unaudited pro forma consolidated financial data from the Operating Partnership’s unaudited pro forma condensed consolidated financial statements set forth in this prospectus supplement under the heading “Unaudited Pro Forma Condensed Consolidated Financial Statements.” The unaudited pro forma condensed consolidated financial data is based on the Operating Partnership’s audited and unaudited historical consolidated financial statements, which are incorporated by reference herein, after giving effect to the Recent Portfolio Transactions and the financing thereof as described in “Unaudited Pro Forma Condensed Consolidated Financial Statements.” These unaudited pro forma condensed consolidated financial statements were prepared based upon the purchase method of accounting for the real estate acquired and assumes certain accounting for the Capella Transactions (such as using the equity method to account for our 49% interest in Capella Health Holdings), MEDIAN Transactions and Additional Acquisitions in accordance with GAAP and by applying the assumptions and adjustments described in the notes accompanying such financial statements. If such actual accounting treatment differs from how it is treated in the unaudited pro forma condensed consolidated financial statements, our financial results will differ. We do not expect to consolidate the financial statements of Capella Healthcare, Inc., which is how we have treated it for purposes of the unaudited pro forma condensed consolidated financial statements. The summary unaudited pro forma condensed consolidated financial statements presented below gives effect to the Recent Portfolio Transactions and the financing thereof as if they occurred on January 1, 2014 or January 1, 2015 for the pro forma operating data for the year ending December 31, 2014 and six months ending June 30, 2015, respectively, and as of June 30, 2015 for the pro forma balance sheet data.

The unaudited pro forma condensed consolidated financial data adjusts the historical financial information to give effect to pro forma events that are directly attributable to the Recent Portfolio Transactions, are factually supportable and, in the case of the pro forma statements of operations, have a recurring impact. The pro forma adjustments are preliminary, and the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the Recent Portfolio Transactions taken place on the dates noted, or the future financial position or operating results of our company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.

You should read the following summary historical consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the combined Annual Report of Medical Properties and the Operating Partnership on Form 10-K for the year ended December 31, 2014 and in the combined Quarterly Report of Medical Properties and the Operating Partnership on Form 10-Q for the three months ended June 30, 2015, and the audited and unaudited financial statements that are incorporated by reference herein. See “Where You Can Find More Information” in the accompanying prospectus and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.

	Year ended December 31,			Six months ended June 30,		Pro forma

In thousands	2014(1)	2013(1)	2012(1)	2015(1)	2014(1)	Year ended December 31, 2014	Six months ended June 30, 2015

Operating data
Total revenue	$312,532	$242,523	$198,125	$195,762	$149,649	$503,129	$257,558
Depreciation and amortization (expense)	(53,938)	(36,978)	(32,815)	(29,712)	(26,131)	(78,969)	(39,356)
Property-related and general and administrative (expenses)	(39,125)	(32,513)	(30,039)	(22,428)	(17,865)	(41,043)	(22,926)
Acquisition expenses	(26,389)	(19,494)	(5,420)	(32,048)	(3,047)	(10,854)	(5,318)
Impairment (charge)	(50,128)	—	—	—	(50,128)	(50,128)	—
Interest and other income (expense)	8,040	3,235	1,281	1,385	875	17,040	5,554
Unutilized financing fees/debt refinancing costs	(1,698)	—	—	(238)	(290)	(1,698)	(238)
Interest (expense)	(98,156)	(66,746)	(58,243)	(53,318)	(45,974)	(146,947)	(75,591)
Income tax (expense)	(340)	(726)	(19)	(938)	16	(7,152)	(3,513)

Income from continuing operations	50,798	89,301	72,870	58,465	7,105	183,378	116,170
Income (loss) from discontinued operations	(2)	7,914	17,207	—	(2)	(2)	—

Net income	50,796	97,215	90,077	58,465	7,103	183,376	116,170
Net income attributable to non-controlling interests	(274)	(224)	(177)	(161)	(65)	(274)	(161)

Net income attributable to MPT Operating Partnership L.P. partners	$50,522	$96,991	$89,900	$58,304	$7,038	$183,102	$116,009

In thousands	As of December 31, 2014(1)	As of June 30, 2015(1)	Pro forma as of June 30, 2015
Balance sheet data
Real estate assets—at cost	$2,612,291	$3,175,031	$4,008,836
Real estate accumulated depreciation / amortization	(202,627)	(231,909)	(231,780)
Mortgage and other loans	970,761	986,452	1,111,180
Cash and equivalents	144,541	45,904	45,904
Other assets	222,370	250,647	366,318

Total assets	$3,747,336	$4,226,125	$5,300,458

Debt, net	$2,201,654	$2,262,861	$3,050,544
Other liabilities	163,245	166,997	166,616
Total capital	1,382,437	1,796,267	2,083,298

Total liabilities and capital	$3,747,336	$4,226,125	$5,300,458

	Year ended December 31,			Six months ended June 30,	Pro Forma Six months ended June 30,
In thousands	2014(1)	2013(1)	2012(1)	2015(1)	2015
Other data
EBITDA(2)	$205,880	$203,360	$183,832	$143,391	$235,589
Adjusted EBITDA(2)	$282,358	$216,652	$179,339	$175,439	$240,907
Last Two Quarters Annualized (“L2QA”) Adjusted EBITDA(2)					$481,814
Adjusted net debt(3) to L2QA Adjusted EBITDA					6.2x

(1)	Cash paid for acquisitions and other related investments totaled $767.7 million, $654.9 million and $621.5 million in 2014, 2013 and 2012, respectively, and $562.6 million during the six months ended June 30, 2015. The results of operations resulting from these investments are reflected in our consolidated financial statements from the dates invested. See Note 3 in Item 8 of the combined Annual Report of Medical Properties and the Operating Partnership on Form 10-K for the year ended December 31, 2014 and Note 3 in the combined Quarterly Report of Medical Properties and the Operating Partnership on Form 10-Q for the three months ended June 30, 2015 for further information on acquisitions of real estate, new loans, and other investments. We funded these investments generally from issuing common stock, utilizing additional amounts of our revolving facility, incurring additional debt, or from the sale of facilities. See Notes 4, 9, and 11 in Item 8 of the combined Annual Report of Medical Properties and the Operating Partnership on Form 10-K for the year ended December 31, 2014 and Notes 4 and 5 in Item 1 of the combined Quarterly Report of Medical Properties and the Operating Partnership on Form 10-Q for the quarter ended June 30, 2015 for further information regarding our debt, common stock and discontinued operations, respectively.

(2)

We believe that earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, Adjusted EBITDA, pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA are useful supplemental performance measures because they allow investors to view the Operating Partnership’s performance without the impact of non-cash depreciation and amortization or the cost of debt. EBITDA includes both continuing and discontinued operations. Adjusted EBITDA is EBITDA adjusted to eliminate the impact of gains and losses on asset sales, write-offs of straight line rent, impairment charges and acquisition costs. Pro forma Adjusted EBITDA is Adjusted EBITDA after giving pro forma effect to the Recent Portfolio Transactions as if they occurred on January 1, 2015. Pro forma L2QA Adjusted EBITDA is the Operating Partnership’s pro forma Adjusted EBITDA for the six months ended June 30, 2015, annualized. We believe EBITDA, Adjusted EBITDA, pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Because EBITDA, Adjusted EBITDA, pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA are calculated before recurring cash charges including interest expense and income taxes, excludes capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as measures of the Operating Partnership’s performance is limited. In evaluating EBITDA, Adjusted EBITDA, pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA, you should be aware that in the future we may incur charges, costs and expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA, Adjusted EBITDA, pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Accordingly, EBITDA, Adjusted EBITDA, pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA should be considered only as supplements to net income (computed in accordance with U.S. GAAP) as a measure of the Operating Partnership’s financial performance. Other REITs may calculate EBITDA, Adjusted EBITDA, pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA differently than the Operating Partnership does; accordingly, the Operating Partnership’s EBITDA, Adjusted EBITDA, pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA may not be comparable to such other REITs’ EBITDA, Adjusted EBITDA, pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA. EBITDA, Adjusted EBITDA, pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA as described above are not calculated on the same basis as “Consolidated EBITDA” will be calculated under the indenture governing the Notes. For a description of how “Consolidated EBITDA” will be calculated under the indenture governing the Notes, see “Description of Notes—Certain Definitions.”

The following table shows the reconciliation of net income to EBITDA and Adjusted EBITDA and pro forma net income to pro forma EBITDA, pro forma Adjusted EBITDA and pro forma L2QA Adjusted EBITDA:

	Year ended December 31,			Six months ended June 30,	Pro forma Six months ended June 30,
In thousands, except for ratios	2014	2013	2012	2015	2015
Net income attributable to MPT Operating Partnership L.P. partners	$50,522	$96,991	$89,900	$58,304	$116,009
Interest expense (including unutilized financing fees/debt refinancing costs)	99,856	66,825	58,319	53,585	75,859
Taxes	340	726	19	938	3,513
Depreciation and amortization	55,162	38,818	35,594	30,564	40,208

EBITDA	$205,880	$203,360	$183,832	$143,391	$235,589
Gains (loss) on asset sales	(2,857)	(7,659)	(16,369)	—	—
Write-off of straight-line rent	2,818	1,457	6,456	—	—
Impairment charge	50,128	—	—	—	—
Acquisition costs	26,389	19,494	5,420	32,048	5,318

Adjusted EBITDA	$282,358	$216,652	$179,339	$175,439	$240,907

L2QA Adjusted EBITDA					$481,814

(3)	We define adjusted net debt as debt less cash and cash equivalents, in each case, as of June 30, 2015, after giving effect to the Recent Portfolio Transactions and the financing thereof described in the sources and uses table in “Use of Proceeds,” including the offering of Notes hereby.

RISK FACTORS

An investment in the Notes involves various risks, including those set forth below as well as the risk factors included in the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2014, incorporated by reference into this prospectus supplement. You should carefully consider these risk factors, together with the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in the Notes. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations. These risks could materially adversely affect, among other things, our business, financial condition or results of operations, and could cause the trading price of the Notes to decline, resulting in the loss of all or part of your investment.

Risks Related to the Transactions

We may fail to consummate any or all of the remaining Recent Portfolio Transactions or may not consummate them on the terms described herein.

This offering is not conditioned on the completion of any of the remaining Recent Portfolio Transactions and there can be no assurance that they will close during 2015 or at all. The consummation of the Recent Portfolio Transactions is subject to certain customary regulatory and other closing conditions and there can be no assurance that such conditions will be satisfied on the anticipated schedule or at all. If the Recent Portfolio Transactions are not completed, we could be subject to a number of risks that may adversely affect our business, our cash flows and our ability to make payments on the Notes, including:

•	our management’s attention may be diverted from our day-to-day business and our employees and our relationships with customers may be disrupted as a result of efforts relating to attempting to consummate the Recent Portfolio Transactions;

•	the trading price of the Notes may decline to the extent that the issue price reflects a market assumption that the Recent Portfolio Transactions will be completed;

•	we must pay certain costs related to the Recent Portfolio Transactions, such as legal and accounting fees and expenses, regardless of whether the Recent Portfolio Transactions are consummated; and

•	we would not realize the benefits we expect to realize from consummating the Recent Portfolio Transactions.

Our Adjusted EBITDA will be dependent upon our relationship with, and success of our largest tenants, Capella, MEDIAN-RHM, Prime, Ernest and Adeptus.

After giving effect to the Recent Portfolio Transactions and Development Transactions (on a fully diluted basis), as of June 30, 2015, affiliates of Capella, MEDIAN, Prime, Ernest and Adeptus would have leased or mortgaged facilities representing 15%, 14%, 15%, 10% and 9%, respectively, of our total gross assets. Assuming the completion of the MEDIAN-RHM merger described above under “Prospectus Supplement Summary—Recent Developments—Acquisition of Median Kliniken Portfolio,” affiliates of the combined MEDIAN-RHM would have leased or mortgaged facilities representing approximately 18% of our total gross assets.

Our relationship with these operators and their financial performance and resulting ability to satisfy their lease and loan obligations to us are material to our financial results and our ability to service our debt, including the Notes. We are dependent upon the ability of these operators to make rent and loan payments to us, and any failure or delay to meet these obligations could have a material adverse effect on our financial condition and results of operations.

If the Recent Portfolio Transactions are completed, we may be subject to additional risks.

In addition to the risks described in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference into this prospectus supplement and the accompanying prospectus, relating to healthcare facilities that we may purchase from time to time, we would also be subject to additional risks if the Recent Portfolio Transactions are consummated, including without limitation the following:

•	we have no previous business experience with the healthcare facilities to be acquired in the Recent Portfolio Transactions, and we may face difficulties in successfully integrating them with our current portfolio and operating structure;

•	underperformance of these facilities due to various factors, including unfavorable terms and conditions of the existing financing arrangements that we may assume, the leases or master lease relating to the facilities, disruptions caused by the integration of new operators or changes in economic conditions;

•	diversion of our management’s attention away from other business concerns;

•	exposure to any undisclosed or unknown potential liabilities relating to facilities we will acquire in the Recent Portfolio Transactions; and

•	potential underinsured losses on these facilities.

We cannot assure you that we would be able to integrate the acquired facilities without encountering difficulties or that any such difficulties will not have a material adverse effect on us.

In addition, we expect to acquire one or more of the properties in the Recent Portfolio Transactions through the purchase of the ownership interests of the entities that own such properties. Such an acquisition at the entity level rather than the asset level may expose us to additional risks and liabilities associated with the acquired entities.

The Capella Transactions will result in us having a minority investment in Capella; the cash flows from this investment are subject to more volatility than our cash flow from properties with traditional triple-net leasing structures.

In connection with the Capella Transactions, we will make a minority investment Capella Health Holdings, the parent of Capella. Accordingly, the cash flows on this investment will be dependent upon Capella, as operator of the portfolio hospitals, and will vary from time to time depending on the success of the operator. As a result, the cash flows from this investment may be more volatile than cash flows from rent pursuant to the triple-net lease agreements with our tenants and interest income from loans to our tenants. Our business, results of operations and financial condition may be adversely affected if Capella fails to successfully operate the facilities efficiently, effectively or in a manner that is in our best interest.

Risks related to the Notes and the Offering

Our indebtedness may affect our ability to operate our business, and may have a material adverse effect on our financial condition and results of operations. We and our subsidiaries may incur additional indebtedness, including secured indebtedness.

As of June 30, 2015, after giving effect to the Recent Portfolio Transactions, together with the issuance of the Notes offered hereby and the financing thereof described in “Use of Proceeds” (including $500.0 million of additional debt financing that we expect to obtain to finance the remainder of the Recent Portfolio Transactions) and application of the proceeds from this offering and other sources of funds described in “Use of Proceeds,” Medical Properties and the Issuers would have had $3.1 billion of indebtedness (none of which would have been secured indebtedness). In addition, our subsidiaries, none of which will guarantee the Notes, would have had $13.5 million of indebtedness, all of which would have been structurally senior to the Notes. In addition, as of August 4, 2015, we had approximately $0.4 billion of availability under our revolving credit facility.

Our indebtedness could have significant adverse consequences to us and the holders of the Notes, such as:

•	requiring us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects and other general corporate purposes;

•	limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;

•	limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

•	restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

•	restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing our existing and future indebtedness, including, in the case of certain indebtedness of subsidiaries, certain covenants that restrict the ability of subsidiaries to pay dividends or make other distributions to us;

•	exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our debt instruments that could have a material adverse effect on our business, financial condition and operating results;

•	increasing our vulnerability to a downturn in general economic conditions; and

•	limiting our ability to react to changing market conditions in our industry and in our tenants’ and borrowers’ industries.

Furthermore, as of June 30, 2015, after giving effect to the Recent Portfolio Transactions and the financing thereof as described in “Use of Proceeds,” including the Notes offered hereby (assuming the $500.0 million of additional debt financing that we expect to obtain subsequent to the consummation of this offering bears a fixed rate of interest) and application of the proceeds from this offering and other sources of funds described in “Use of Proceeds,” we would have had $0.5 billion of indebtedness that bore interest at variable rates. In addition, our future borrowings may bear interest at variable rates. If interest rates increase significantly, our ability to borrow additional funds may be reduced and the risk related to our indebtedness would intensify.

In addition to our debt service obligations, our operations may require substantial investments on a continuing basis. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets and properties, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.

Subject to the restrictions that are contained in our revolving and term loan facilities, the indentures governing the Senior Notes and our other debt obligations, and that will be contained in the indenture governing the Notes offered hereby, we may also incur significant additional indebtedness, including additional secured indebtedness. Although the terms of these agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be significant. In addition, certain restrictions in the indentures governing the Senior Notes on our ability to incur indebtedness, including secured indebtedness, would be relaxed to the extent such securities are upgraded one notch to a rating of “Baa3” or higher from Moody’s at a time when such securities are rated “BBB-” or higher from S&P. See “Description of Notes—Certain Covenants.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under our revolving credit facility, the availability of which depends on, among other things, our complying with the covenants in the indenture that will govern the Notes.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to draw under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations, sell equity, and/or negotiate with our lenders to restructure the applicable debt, in order to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Our term loan facilities, revolving credit facility, the indentures governing the Senior Notes and the indenture governing the Notes offered hereby, may restrict, or market or business conditions may limit, our ability to avail ourselves to some or all of these options. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our revolving credit and term loan facilities and the indentures governing our outstanding Senior Notes contain and the indenture governing the Notes offered hereby will contain and any instruments governing future indebtedness of ours may contain, a number of covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of Medical Properties’ capital stock or make other restricted payments;

•	make certain payments on debt that is subordinated to the Notes;

•	make certain investments;

•	sell or transfer assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Any of these restrictions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities. Any failure to comply with these covenants could result in a default under our term loan facilities, revolving credit facility, the indentures governing the Senior Notes and the Indenture that will govern the Notes offered hereby. Upon a default, unless waived, the lenders under our term loan facilities and revolving credit facility could elect to terminate their commitments, cease making further loans and force us into bankruptcy or liquidation. Holders of the Notes offered hereby, our Senior Notes or senior notes due 2016 would also have the ability ultimately to force us into bankruptcy or liquidation. In addition, a default (or an event of default) under our term loan facilities, our revolving credit facility, the indenture governing the Notes offered hereby or any of the indentures governing our Senior Notes or senior notes due 2016 may trigger a cross default under our other agreements and could trigger a cross-default or cross-acceleration under the agreements governing our future indebtedness. Our operating results may not be sufficient to service our indebtedness or to fund our other expenditures and we may not be able to obtain financing to meet these requirements. See “Description of Notes.”

Many of the restrictive covenants contained in the indenture governing the Notes will cease to apply if the Notes achieve an investment grade rating.

In November 2014, S&P upgraded the rating on our Senior Notes from BB to BBB-. As a result and pursuant to the terms of the credit agreement governing our revolving credit facility and term loan facility, our subsidiaries were released from their guarantee obligations thereunder and pursuant to the terms of the indentures governing the Senior Notes, our subsidiaries were released from their guarantee obligations under the terms governing the Senior Notes as well. Accordingly, the Notes offered hereby will not be guaranteed by any of our subsidiaries on the date of issuance. In addition, if Moody’s were to similarly upgrade the credit rating on our Senior Notes to an investment grade rating (assuming the Senior Notes continue to be rated BBB- or higher by S&P), the indentures governing the Senior Notes provide that significant restricted covenants will be suspended and cease to be applicable during any period that such notes are rated investment grade by both S&P and Moody’s and until such time that such notes are no longer rated investment grade by both such rating agencies. These covenants include limitations on restricted payments, including restricted investments, limitations on dividend and other payments, limitations on transactions with affiliates, limitations on asset sales and certain covenants applicable to consolidations, mergers and sales of assets. In addition, the covenant restricting our ability to incur more indebtedness would become materially more lenient. See “Description of Notes—Suspension of Covenants.” If these restrictive covenants cease to apply or become more lenient, as the case may be, we may take actions, such as incurring additional debt and increasing dividends paid, that would otherwise be prohibited under the indentures governing the Senior Notes without the prior consent of holders of the Senior Notes. If the Notes offered hereby are rated investment grade by S&P and Moody’s the analogous covenants contained in the indenture governing the Notes would also be suspended and cease to be applicable until such time that such notes are no longer rated investment grade by both such rating agencies.

The Notes, on the date of issuance, will not be guaranteed by any of our subsidiaries and we will depend on dividends and distributions from our direct and indirect subsidiaries to fulfill our obligations under the Notes. The creditors of these subsidiaries are entitled to amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or distributions to us.

Substantially all of our assets are held through our subsidiaries. We depend on these subsidiaries for substantially all of our cash flow. The creditors of each of our direct and indirect subsidiaries are entitled to payment of that subsidiary’s obligations to them, when due and payable, before distributions may be made by that subsidiary to us. Thus, our ability to service our debt obligations, including our ability to pay the interest on and principal of the Notes when due, depends on our subsidiaries’ ability first to satisfy their obligations to their creditors and then to make distributions to us. Our subsidiaries are not guarantors of the Notes and are separate and distinct legal entities and have no obligations to make any funds available to us.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under our term loan facilities, our revolving credit facility, and the indentures governing the Notes offered hereby, the Senior Notes and our senior notes due 2016, that is not waived by the required holders of such indebtedness, could leave us unable to pay principal, premium, if any, or interest on the Notes and could substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on such indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including our term loan facilities, our revolving credit facility, the indenture governing the Notes offered hereby, or any of the indentures governing the Senior Notes or senior notes due 2016, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with any accrued and unpaid interest, the lenders under our term loan facilities and revolving credit facility could elect to terminate their commitments, cease making further loans and we could be forced into bankruptcy or liquidation, as applicable. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our term loan facilities and revolving credit facility to avoid being in default. If we breach our covenants under our term loan facilities and revolving credit facility and seek waivers, we may not be able to obtain waivers from the required lenders thereunder.

An investment in the Notes by a purchaser whose home currency is not the euro entails significant risks.

An investment in securities which are denominated and payable in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser primarily conducts its business or activities (in each case, the “home currency”) entails significant risks not associated with securities denominated and payable in the home currency. Accordingly, an investment in the Notes by a purchaser whose home currency is not the euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and the euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange between the euro and certain currencies have been highly volatile, and each holder should be aware that such volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the Notes. Depreciation of the euro against the holder’s home currency would result in a decrease in the effective yield of the Notes below its coupon rate and, in certain circumstances, could result in a loss to the holder.

If, as permitted by the Notes, we make payments in U.S. dollars when we are unable to obtain euros, you will be exposed to significant risks if your home currency is not U.S. dollars.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros. See “Description of Notes—Issuance in Euros.” Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the indenture governing the Notes. If your home currency is not U.S. dollars, any such payment will expose you to the significant risks described above under “—An investment in the Notes by a purchaser whose home currency is not the euro entails significant risks.”

In a lawsuit for payment on the Notes, a noteholder may bear currency exchange risk.

The Notes will be governed by, and construed in accordance with, the laws of the State of New York, and a lawsuit for payment on the Notes may be heard in a state or federal court in New York state. A New York state statute presently in effect but subject to amendment would require a New York state court hearing such a lawsuit to render its decision or award in euros. The judgment entered on that award, however, will be denominated in dollars, and converted at the exchange rate prevailing on the date of the judgment’s entry. Consequently, in a lawsuit for payment on the Notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. We believe that a Federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the Notes would apply the foregoing New York law.

In courts outside of New York, noteholders may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment.

Potential foreign currency gain on the Notes may cause REIT qualification issues; Repayment of the Notes may be accelerated to help ensure we maintain our qualification as a REIT.

Interest payments on the Notes and repayment of principal amount of the Notes may result in foreign currency exchange gain that is neither excluded from, nor treated as qualifying income for purposes of, the 75% gross income test that we must satisfy annually in order to qualify and maintain our status as a REIT. As a result, significant currency fluctuations could result in our failure to qualify as a REIT in the event we repay the Notes at a time when the amount of foreign currency gain would, when combined with our other sources of nonqualifying income, exceed 25% of our gross income. Furthermore, attempting to minimize the amount of foreign currency gain may require us to redeem all or a portion of the Notes at times and for prices which would not otherwise be attractive to us. This could have an adverse impact on noteholders whose holding of Notes are not redeemed in full.

Your right to receive payments on the Notes is effectively subordinated to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under our term loan facilities and revolving credit facility, the Notes offered hereby, the Senior Notes and senior notes due 2016 are unsecured, but certain of our future debt obligations may be secured. If we are declared bankrupt or insolvent, or if we default under any of our future secured financing arrangements, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Notes, even if an event of default exists under the indenture governing the Notes at such time. In any such event, because the Notes are not secured by any of such assets, it is possible that there would not be sufficient assets from which your claims could be satisfied. Currently, none of Medical Properties’ or the Issuers’ indebtedness is secured indebtedness, but the indenture governing the Notes will permit such entities to incur secured indebtedness.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries.

We conduct all of our operations through our subsidiaries, which are not guarantors under the Notes. The indenture governing the Notes will permit us to form or acquire subsidiaries and to contribute assets to such subsidiaries and permit such subsidiaries to acquire assets and incur indebtedness, and, as a result, noteholders would not have any claim as a creditor against any such subsidiaries. The claims of the creditors of our subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of our subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us, and thus be available to satisfy our obligations under the Notes and guarantee of the Notes.

As of June 30, 2015, after giving effect to the consummation of the Recent Portfolio Transactions, our subsidiaries, none of which will guarantee the Notes on the date of issuance, would have had $13.5 million of indebtedness, all of which would be structurally senior to the Notes.

We may not be able to satisfy our obligations to holders of the Notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture, with certain exceptions, each holder of the Notes will have the right to require us to purchase the Notes at a price equal to 101% of the principal amount thereof. Our failure to purchase, or to give notice of purchase of, the Notes would be a default under the indenture and any such default could result in a default under certain of our other indebtedness, including our term loan facilities, our revolving credit facility and the indentures governing our Senior Notes and senior note due 2016. In addition, a change of control may constitute an event of default under our term loan facilities and revolving credit facility.

There is no established trading market for the Notes. If an actual trading market does not develop for the Notes, you may not be able to resell them quickly, for the price that you paid or at all.

The Notes are new securities for which there is currently no existing market. Although we expect to apply to have the Notes admitted to the Official List of the Irish Stock Exchange and for them to be admitted to trading on its Global Exchange Market within a reasonable period after the issuance thereof, we cannot assure you that the Notes will become or will remain listed or admitted to trading. We may not obtain or maintain such listing on the Official List of the Irish Stock Exchange and may seek to obtain and maintain the listing of the Notes on another stock exchange, although there can be no assurance that we will be able to do so. Failure for the Notes to be admitted to listing on, or the delisting of the Notes from, the Official List of the Irish Stock Exchange or another listing exchange may have a material adverse effect on a holder’s ability to sell the Notes. In addition, we cannot assure you as to the liquidity of any market that may develop for the Notes, the ability of holders of the Notes to sell them or the price at which the holders of the Notes may be able to sell them. The liquidity of any market for the Notes will depend on the number of holders, prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our own financial condition, performance and prospects, as well as recommendations by securities analysts. Historically, the market for non-investment grade debt, such as the Notes, has been subject to disruptions that have caused substantial price volatility. We cannot assure you that if a market for the Notes were to develop, such a market would not be subject to similar disruptions.

The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. Each underwriter may discontinue any market making in the Notes at any time, in its sole discretion, without notice. As a result, we cannot assure you as to the liquidity of any trading market for the Notes.

We also cannot assure you that you will be able to sell your Notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If no active trading market develops, you may not be able to resell your Notes at their fair market value, or at all.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantor.

Medical Properties will guarantee the obligations under the Notes. The issuance of the guarantee may be subject to review under federal and state laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of the guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer, insolvency, fictitious indebtedness and similar laws, a court may void or otherwise decline to enforce a guarantor’s guarantee or may subordinate the Notes or such guarantee to the guarantor’s existing and future indebtedness, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration in exchange for its issuance of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction, or was about to engage in a business or transaction, for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

•	under the fictitious indebtedness laws of some states, the presence of the above-listed factors is not required for a guarantee to be invalidated. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration in exchange for such guarantee if such guarantor did not substantially benefit directly or indirectly from the issuance of such guarantee. The measures of insolvency for purposes of these fraudulent transfer, insolvency and similar laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent and unliquidated liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court might also void the guarantee, without regard to the above factors, if the court found that the guarantor entered into its guarantee with the actual or deemed intent to hinder, delay or defraud its creditors.

To the extent a court voids the guarantee as fraudulent transfers or holds the guarantee unenforceable or voidable for any other reason, holders of the notes would no longer have a claim against such guarantor or the benefit of the assets of such guarantor constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the notes to repay any amounts already received from a guarantor. If the court were to void Medical Properties’ guarantee, we cannot assure you that funds would be available to pay the notes from any of our subsidiaries or from any other source.

MPT Finance Corporation has no material assets or operations and provides no credit support for the Notes.

MPT Finance Corporation is a wholly owned subsidiary of the Operating Partnership and was formed for the sole purpose of being a co-issuer of some of the Operating Partnership’s indebtedness. It has no assets or operations. You should not rely upon MPT Finance Corporation to make payments on the Notes.

The Notes may be subject to withholding taxes in circumstances where the Issuers are not obliged to make gross up payments and this would result in holders receiving less interest than expected and could adversely affect their return on the Notes.

The terms of the Notes contain exemptions from the requirement that the Issuers make gross up payments in the event an amount of, or in respect of, taxes were to be withheld from a payment, including as set out under “Description of Notes—Withholding under the EU Savings Tax Directive.” Where such exemptions apply, neither the Issuers, nor any paying agent, nor any other person would be obliged to pay additional amounts with respect to any Notes as a result of the imposition of such withholding tax.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

These unaudited pro forma condensed consolidated financial statements were based on and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed consolidated financial statements; and

•	our consolidated financial statements for the year ended December 31, 2014 and for the six months ended June 30, 2015 and the notes relating thereto, incorporated herein by reference.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the Capella Transactions, MEDIAN Transactions, Additional Acquisitions and Dispositions, which we refer to collectively as the “Recent Portfolio Transactions”, (2) factually supportable and (3) with respect to the unaudited pro forma condensed consolidated statements of income (which we refer to as the pro forma statements of income), expected to have a continuing impact on our results. The pro forma statements of income for the year ended December 31, 2014 and for the six months ended June 30, 2015, give effect to the Recent Portfolio Transactions as if they occurred on January 1, 2014 and January 1, 2015, respectively. The unaudited pro forma condensed consolidated balance sheet (which we refer to as the pro forma balance sheet) as of June 30, 2015, gives effect to the Recent Portfolio Transactions as if they each occurred on June 30, 2015.

As described in the accompanying notes, the unaudited pro forma condensed consolidated financial statements have been prepared using the acquisition method of accounting for the real estate acquired and assumes certain accounting for the Capella Transactions (such as using the equity method to account for our 49% interest in Capella Health Holdings), MEDIAN Transactions and Additional Acquisitions, in each case, in accordance with GAAP and the regulations of the SEC. We have been treated as the acquirer of real estate in each of the transactions for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma financial statements are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial statements. Differences between these preliminary estimates and the final accounting will occur and these differences could have a material impact on the pro forma financial statements and our future results of operations and financial position.

The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what our results of operations and financial position would have been had the Recent Portfolio Transactions been completed on the dates indicated. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of our company.

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	MPT Operating Partnership L.P. Historical June 30, 2015	Capella Pro Forma Adjustments		MEDIAN Pro Forma Adjustments	Additional Acquisitions and Dispositions Pro Forma Adjustments		MPT Operating Partnership L.P. Pro Forma June 30, 2015
(in thousands)		(A)		(A)	(A)
Assets
Real estate assets
Land, buildings and improvements, and intangible lease assets	$2,720,011	$—		$460,260	$(16,455)		$3,163,816
Mortgage loans	437,587	210,000		—	1,500		649,087
Net investment in direct financing leases	455,020	390,000	(B)	—	—		845,020

Gross investment in real estate assets	3,612,618	600,000		460,260	(14,955)		4,657,923
Accumulated depreciation and amortization	(231,909)	—		(9,345)	9,474		(231,780)

Net investment in real estate assets	3,380,709	600,000		450,915	(5,481)		4,426,143
Cash and cash equivalents	45,904	(894,900)		(118,935)	1,013,835		45,904
Interest and rent receivables	56,792	—		—	(938)		55,854
Straight-line rent receivables	68,927	—		—	(923)		68,004
Other loans	548,865	290,000		(376,772)	—		462,093
Other assets	124,928	4,900	(B)	—	112,632	(C)	242,460

Total Assets	$4,226,125	$—		$(44,792)	$1,119,125		$5,300,458

Liabilities and Capital
Liabilities
Debt, net	$2,262,861	$—		$—	$787,683	(D)	$3,050,544
Accounts payable and accrued expenses	84,550	—		—	—		84,550
Deferred revenue	27,541	—		—	(68)		27,473
Lease deposits and other obligations to tenants	9,341	—		—	(313)		9,028
Payable due to Medical Properties Trust, Inc.	45,565	—		—	—		45,565

Total liabilities	2,429,858	—		—	787,302		3,217,160
Total capital	1,796,267	—		(44,792)	331,823		2,083,298

Total Liabilities and Capital	$4,226,125	$—		$(44,792)	$1,119,125		$5,300,458

The accompanying notes are an integral part of these

unaudited pro forma condensed consolidated financial statements.

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Income

	MPT Operating Partnership, L.P. Historical For the Six Months Ended June 30, 2015	Capella Pro Forma Adjustments		MEDIAN Pro Forma Adjustments		Additional Acquisitions and Dispositions Pro Forma Adjustments		MPT Operating Partnership, L.P. Pro Forma For the Six Months Ended June 30, 2015
(In thousands, except per unit amounts)
Revenues
Rent billed	$106,994	$—		$33,113	(G)	$3,190	(J)	$143,297
Straight-line rent	9,980	—		4,686	(H)	1,010	(J)	15,676
Income from direct financing leases	25,363	18,826	(E)	—		185	(J)	44,374
Interest and fee income	53,425	20,000	(F)	(20,177)	(I)	963	(J)	54,211

Total revenues	195,762	38,826		17,622		5,348		257,558
Expenses
Real estate depreciation and amortization	29,712	—		9,362		282		39,356
Property-related	881	—		—		(2)		879
General and administrative	21,547	—		500		—		22,047
Acquisition expenses	32,048	—		—		(26,730)		5,318

Total operating expenses	84,188	—		9,862		(26,450)		67,600

Operating income	111,574	38,826		7,760		31,798		189,958
Other income (expense)
Other income (expense)	(571)	—		—		—		(571)
Earnings from equity and other interests	1,956	2,438	(M)	—		1,731		6,125
Debt refinancing expense	(238)	—		—		—		(238)
Interest expense	(53,318)	—		—		(22,273)	(K)	(75,591)
Income tax (expense) benefit	(938)	(2,418)		178		(335)		(3,513)

Net other expense	(53,109)	20		178		(20,877)		(73,788)

Income from continuing operations	58,465	38,846		7,938		10,921		116,170
Income from discontinued operations	—	—		—		—		—

Net income	58,465	38,846		7,938		10,921		116,170
Net income attributable to non-controlling interests	(161)	—		—		—		(161)

Net income attributable to MPT Operating Partnership L.P. partners	$58,304	$38,846		$7,938		$10,921		$116,009

Earnings per unit—basic
Income from continuing operations attributable to MPT Operating Partnership L.P. partners	$0.28							$0.49
Income from discontinued operations attributable to MPT Operating Partnership L.P. partners	—							—

Net income attributable to MPT Operating Partnership L.P. partners	0.28							$0.49

Weighted average units outstanding—basic	205,515					31,270	(L)	236,785

Earnings per unit—diluted
Income from continuing operations attributable to MPT Operating Partnership L.P. partners	$0.28							$0.49
Income from discontinued operations attributable to MPT Operating Partnership L.P. partners	—							—

Net income attributable to MPT Operating Partnership L.P. partners	0.28							0.49

Weighted average units outstanding—diluted	206,127					31,270	(L)	237,397

The accompanying notes are an integral part of these

unaudited pro forma condensed consolidated financial statements.

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Income

	MPT Operating Partnership, L.P. Historical For the Twelve Months Ended December 31, 2014	Capella Pro Forma Adjustments		MEDIAN Pro Forma Adjustments		Additional Acquisitions and Dispositions Pro Forma Adjustments		MPT Operating Partnership, L.P. Pro Forma For the Twelve Months Ended December 31, 2014
(In thousands, except per unit amounts)
Revenues
Rent billed	$187,018	$—		$78,869	(G)	$13,830	(J)	$279,717
Straight-line rent	13,507	—		11,161	(H)	4,605	(J)	29,273
Income from direct financing leases	49,155	37,810	(E)	—		1,149	(J)	88,114
Interest and fee income	62,852	40,000	(F)	(1,696)	(I)	4,869	(J)	106,025

Total revenues	312,532	77,810		88,334		24,453		503,129
Expenses
Real estate depreciation and amortization	53,938	—		22,299		2,732		78,969
Impairment charges	50,128	—		—		—		50,128
Property-related	1,851	—		—		(82)		1,769
General and administrative	37,274	—		2,000		—		39,274
Acquisition expenses	26,389	—		—		(15,535)		10,854

Total operating expenses	169,580	—		24,299		(12,885)		180,994

Operating income	142,952	77,810		64,035		37,338		322,135
Other income (expense)
Other income (expense)	5,481	—		—		—		5,481
Earnings from equity and other interests	2,559	4,876	(M)	—		4,124		11,559
Debt refinancing and unutilized financings expense	(1,698)	—		—		—		(1,698)
Interest expense	(98,156)	—		—		(48,791)	(K)	(146,947)
Income tax (expense) benefit	(340)	(4,836)		(1,186)		(790)		(7,152)

Net other expense	(92,154)	40		(1,186)		(45,457)		(138,757)

Income from continuing operations	50,798	77,850		62,849		(8,119)		183,378
Income (loss) from discontinued operations	(2)	—		—		—		(2)

Net income	50,796	77,850		62,849		(8,119)		183,376
Net income attributable to non-controlling interests	(274)	—		—		—		(274)

Net income attributable to MPT Operating Partnership L.P. partners	$50,522	$77,850		$62,849		$(8,119)		$183,102

Earnings per unit—basic
Income from continuing operations attributable to MPT Operating Partnership L.P. partners	$0.29							$0.78
Income from discontinued operations attributable to MPT Operating Partnership L.P. partners	—							—

Net income attributable to MPT Operating Partnership L.P. partners	$0.29							$0.78

Weighted average units outstanding—basic	169,999					63,250	(L)	233,249

Earnings per unit—diluted
Income from continuing operations attributable to MPT Operating Partnership L.P. partners	$0.29							$0.78
Income from discontinued operations attributable to MPT Operating Partnership L.P. partners	—							—

Net income attributable to MPT Operating Partnership L.P. partners	$0.29							$0.78

Weighted average units outstanding—diluted	170,540					63,250	(L)	233,790

The accompanying notes are an integral part of these

unaudited pro forma condensed consolidated financial statements.

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(A)	The Capella Pro Forma Adjustments column includes the expected effects of the Capella Transactions, while the MEDIAN Pro Forma Adjustments column represents the conversion of debt discharge and acquisition loans into real estate as described above under “Prospectus Supplement Summary—Recent Developments”. We have included the effects of the Additional Acquisitions and Dispositions along with an assumed financing plan (including proceeds from the common stock offering and this offering of Notes) in the Additional Acquisitions and Dispositions Pro Forma Adjustments column. The sources and uses from these transactions are as follows:

Sources:
Proceeds from this offering of Notes	$557,350
Proceeds from Medical Properties common stock offering	352,188
Proceeds from unsecured debt	500,000
Proceeds from property dispositions	17,675

Total Sources	$1,427,213

Uses:
Real Estate acquired of Capella	$390,000
Mortgage loan to Capella	210,000
Acquisition loan to Capella	290,000
Equity investment in Capella	4,900
Investment in MEDIAN*	83,488
Paydown of revolving credit facility	269,667
Other investments	114,693
Fee and expenses**	64,465

Total Uses	$1,427,213

*	Includes additional financing of our investment in MEDIAN, including approximately $28 million of capital gains tax that we expect to capitalize pursuant to our acquisition of MEDIAN under the purchase method of accounting.

**	Includes estimated fees and expenses associated with this equity offering, obtaining new unsecured debt, and $35 million of estimated real estate transfer taxes associated with acquiring real estate pursuant to the MEDIAN Transactions.

(B)	We have assumed that we will account for the lease of the Capella real estate as a direct financing lease, while accounting for our equity investment in Capella under the equity method of accounting.

(C)	For the investment we are making in several Italian healthcare facilities, referred to in “Acquisition of Italian Hospital Portfolio”, we have assumed that we will account for our investment in the 50%/50% joint venture under the equity method of accounting.

(D)	Consists of approximately $1.057 billion of new unsecured debt less the payments made to reduce the outstanding balance in our revolving credit facility by $270 million. See footnote (A).

(E) Real estate assets acquired and leased—Capella	$390,000
Effective interest rate using direct financing lease accounting	9.69%

Annualized income from direct financing lease	$37,810

Income from direct financing lease for the period	$18,826

(F) Mortgage and Acquisition loans—Capella	$500,000
Initial cash Interest rate	8%

Annualized interest income	$40,000

Interest income for the period	$20,000

(G) Real estate assets acquired and leased —MEDIAN	€705,000
Initial cash lease rate	8.4%

Annualized rental income in euros	€59,300
Annualized rental income in dollars (using 1.12 exchange rate)	$78,869

Rental income for the six months in euros	€29,650
Rental income for the six months in dollars (using 1.12 exchange rate)	$33,113

(H)	Assumes operating lease accounting on the €705 million of real estate acquired and leased to MEDIAN over a 27 year term with a minimum rent escalation of 1%.

(I)	Reflects the interest income earned on loans to MEDIAN for 2014 and for the six months ending June 30, 2015. These pro forma results assume the loans are converted to real estate and leased to MEDIAN. This adjustment results in the removal of actual interest earned and recorded in these periods.

(J)	Represents incremental net revenue assuming the Additional Acquisitions and Dispositions occurred as of January 1, 2014 for the year ending December 31, 2014 and as of January 1, 2015 for the six months ending June 30, 2015.

(K)	Incremental annual and quarter interest expense estimated as follows:

Year ending December 31, 2014	Borrowing/ (Payment)	Incremental Interest Expense
Unsecured debt	$1,057,350	$52,018
Revolving credit facility	$(269,667)	(4,315)
Incremental debt issue cost amortization—unsecured debt		1,088

Total annual incremental interest expense		$48,791

Six months ending June 30, 2015	Borrowing/ (Payment)	Incremental Interest Expense
Unsecured debt	$1,057,350	$23,943
Revolving credit facility	$(269,667)	(2,157)
Incremental debt issue cost amortization—unsecured debt		487

Total six months incremental interest expense		$22,273

(L)	For the year ending December 31, 2014 and six months ending June 30, 2015, we have included additional shares from Medical Properties’ August 2015 common stock offering of 28.75 million. In addition, we have included 34.5 million and 2.5 million of additional shares for the year ending December 31, 2014 and for the six months ending June 30, 2015, respectively, to reflect a full period impact from Medical Properies’ January 2015 equity offering.

(M)	Represents estimated earnings from our equity interest in Capella operations.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately €496.3 million after deducting underwriters’ discounts and our estimated expenses from this offering. We intend to use approximately €50.0 million of the net proceeds from this offering to finance the remaining aggregate purchase price payable by us in connection with the MEDIAN Transactions, approximately €56.8 million to pay for related transfer taxes, capital gains taxes and transaction costs in connection with the MEDIAN Transactions, approximately €111.4 million to fund our investments in Italy and Spain, as described above under “Prospectus Supplement Summary—Recent Developments”, and the remainder to repay a portion of the current euro-denominated borrowings under our revolving credit facility, a majority of which was previously used to finance portions of the MEDIAN Transactions.

We expect that the remainder of the financing for the Capella Transactions, including the related costs and expenses, will be funded through additional financing arrangements, which may include borrowings under the bridge facility, borrowings under our revolving credit facility, borrowings or net proceeds from other senior debt facilities or issuances, or a combination thereof. The sources of financing for the Capella Transactions will depend upon a variety of factors, including market conditions.

The following table summarizes the estimated sources and uses of the funds in connection with the Recent Portfolio Transactions. There can be no assurance that the conditions required to consummate the remaining Recent Portfolio Transactions or the financing thereof will be satisfied on the anticipated schedule or at all. Even if we consummate the remaining Recent Portfolio Transactions on the terms described herein, the actual sources and uses of funds may be different.

Sources (in thousands)
Gross proceeds from Notes offered hereby(1)	$557,350
Gross proceeds from Medical Properties’ common stock offering(2)	352,188
Gross proceeds from additional debt financing arrangements (3)	500,000
Cash generated from Dispositions(4)	17,675

Total Sources	$1,427,213

Uses
Financing Capella Transactions	$894,900
Financing balance of MEDIAN Transactions(5)	83,488
Financing Additional Acquisitions	114,693
Repayment of borrowings under revolving credit facility	269,667
Fees and expenses(6)	64,465

Total Uses	$1,427,213

(1)	Assumes the Notes offered hereby are issued at an issue price of 100%. Reflects an exchange rate of $1.11 per €1.00, which was the rate on June 30, 2015.

(2)	On August 11, 2015, Medical Properties completed an offering of 28.75 million shares of its common stock (including 3.75 million shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares).

(3)	Reflects debt financing we expect to obtain subsequent to this offering to fund the remainder of the purchase prices in connection with the remaining Recent Portfolio Transactions, which may include borrowings under our revolving credit facility, or net proceeds from other senior debt facilities or issuances of debt securities, or a combination thereof. The remaining sources of funds will depend on a variety of factors, including market conditions.

(4)	Represents cash generated from sales of seven facilities described in “Prospectus Supplement Summary—Recent Developments—Dispositions.”

(5)	Includes additional financing of our investment in MEDIAN, in addition to approximately $28 million of capital gains tax that we expect to capitalize pursuant to our acquisition of MEDIAN under the purchase method of accounting.

(6)	Amount reflects the estimate of fees and expenses including underwriting discounts and commissions for this offering, Medical Properties common stock offering, the bridge facility commitment fees as well as legal, accounting and other professional fees. In addition, includes approximately $35 million for real estate transfer tax associated with converting the loan on MEDIAN to real estate.

This offering is not conditioned upon the successful completion of the remaining Recent Portfolio Transactions or any other potential source of financing. Accordingly, even if the remaining Recent Portfolio Transactions or the other financing transactions do not occur, the Notes sold in this offering will remain outstanding, and we will not have any obligation to offer to repurchase any or all of the Notes sold in this offering.

Pending the application of any portion of the net proceeds in the manner described in this prospectus supplement, we may invest it in interest-bearing accounts and short-term, interest-bearing securities as is consistent with our intention to maintain our qualification for taxation as a REIT, including, for example, government and governmental agency securities, certificates of deposit and interest-bearing bank deposits.

As of August 4, 2015, we had approximately $723.6 million of borrowings outstanding under our revolving credit facility and approximately $401.4 million of unused capacity. Our revolving credit facility matures in June 2018 with an additional one-year extension. Loans under the credit facility may be made as either ABR loans or Eurodollar loans. The applicable margin for revolving loans that are ABR loans is set initially at 0.40% and is adjustable on a sliding scale from 0.00% to 0.75% based on our credit rating. The applicable margin for revolving loans that are Eurodollar loans is set initially at 1.40% and is adjustable on a sliding scale from 0.95% to 1.75% based on our credit rating. The applicable margin for ABR and Eurodollar loans as of August 5, 2015 was 0.40% and 1.40%, respectively.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2015:

•	on an actual basis;

•	on an as adjusted basis, giving effect to additional borrowings of $54.5 million we made under our revolving credit facility since June 30, 2015 to fund development commitments and for general corporate purposes; and

•	on a pro forma as adjusted basis, giving further effect to:

(1)	the sale of Notes offered hereby;

(2)	the sale of 28.75 million shares of common stock by Medical Properties on August 11, 2015, which generated approximately $337.1 million of net proceeds;

(3)	$500.0 million of gross proceeds from additional debt financing arrangements we expect to obtain subsequent to this offering;

(4)	the Dispositions; and

(5)	the application of the net proceeds from (1)-(4) above as described in “Use of Proceeds.”

(amounts in thousands)	Actual	As adjusted	Pro forma as adjusted(1)
Cash and cash equivalents	$45,904	$45,904	$45,904

Indebtedness:
Revolving credit facility	$674,034	$728,534	404,367
Senior notes due 2016(2)	125,000	125,000	125,000
6.875% senior notes due 2021	450,000	450,000	450,000
6.375% senior notes due 2022:
Principal amount	350,000	350,000	350,000
Unamortized premium	2,345	2,345	2,345

	352,345	352,345	352,345
5.75% senior notes due 2020(3)	222,940	222,940	222,940
5.50% senior notes due 2024	300,000	300,000	300,000
% senior notes offered hereby	—	—	557,350
Term loans(4)	138,542	138,542	138,542
Additional debt financing arrangements(5)	—	—	500,000

Total long-term debt	$2,262,861	$2,317,361	$3,050,544
Total capital	$1,796,267	$1,796,267	$2,083,298

Total Capitalization	$4,059,128	$4,113,628	$5,133,842

(1)	Assumes the Notes offered hereby are issued at an issue price of 100%.

(2)	As of June 30, 2015, $65.0 million of these senior unsecured notes were fixed at a rate of 5.507% pursuant to our senior unsecured interest rate swap in effect at that time, while $60.0 million of these senior unsecured notes were fixed at a blended rate of 5.675%.

(3)	Reflects an exchange rate of $1.11 per €1.00, which was the rate on June 30, 2015.

(4)	Reflects borrowings of $125.0 million under our senior unsecured term loan facility and $13.5 million outstanding on a mortgage loan that we assumed in connection with our acquisition of the Northland LTACH Hospital in February 2011.

(5)	Reflects debt financing we expect to obtain subsequent to this offering to fund the remainder of the purchase prices in connection with the remaining Recent Portfolio Transactions, which may include borrowings under our revolving credit facility, or net proceeds from other senior debt facilities or issuances of debt securities, or a combination thereof. The remaining sources of funds will depend on a variety of factors, including market conditions.

You should read the above table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the combined Annual Report of Medical Properties and the Operating Partnership on Form 10-K for the year ended December 31, 2014 and in the combined Quarterly Report of Medical Properties and the Operating Partnership on Form 10-Q for the three months ended June 30, 2015, each of which is incorporated by reference herein, “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the audited and unaudited financial statements that are incorporated by reference herein.

DESCRIPTION OF NOTES

We will issue the Notes under a base indenture dated as of October 10, 2013, by and among MPT Operating Partnership, L.P. (“Opco”), MPT Finance Corporation (“Finco”), Medical Properties Trust, Inc. (“Parent”), certain subsidiary guarantors, and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture, by and among Opco, Finco, Parent and the Trustee, to be dated as of the date of initial issuance of the Notes (as supplemented, the “indenture”). The following is a summary of the material provisions of the indenture. It does not restate that agreement, and we urge you to read the indenture in its entirety, which is available upon request to Opco at the address indicated under “Where You Can Find More Information” in the accompanying prospectus, because it, and not this description, defines your rights as a noteholder.

You can find the definitions of certain capitalized terms used in this description under the subheading “—Certain Definitions.” References to “Issuers,” “we,” “us,” and “our” as used in this section refer only to Opco and Finco and not to any of their subsidiaries or any other entity and the term “Parent” as used in this section refers only to Medical Properties Trust, Inc. and not to any of its subsidiaries.

General

The initial Notes will be issued in an aggregate principal amount of €500.0 million. The Notes are unsecured senior obligations of the Issuers and will mature on                     , 2022. The Notes will initially bear interest at a rate of     % per annum, payable annually in arrears to holders of record at the close of business on the                      immediately preceding the interest payment date on                      of each year, commencing                     , 2016.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, in accordance with the terms of the indenture.

Interest on the Notes will accrue from the date of original issuance. Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or August     , 2015 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

The Notes will be issued only in fully registered form, without coupons, in denominations of €100,000 of principal amount and any integral multiple of €1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers are entitled to require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer. Subject to the covenants described below under “—Covenants” and applicable law, the Issuers are entitled to issue additional notes under the indenture. The Notes and any additional notes of the same series as the Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. Additional notes will not necessarily be fungible with the Notes for U.S. federal income tax purposes.

The indenture has been qualified under the Trust Indenture Act of 1939. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

Payments on the Notes; Paying Agent and Registrar

The Issuers will make all payments, including principal of, premium and Additional Amounts, if any, and interest on the Notes, at their offices or through an agent in London, England that they will maintain for these purposes. Initially, that office will be the office of the principal paying agent (the “paying agent”). Deutsche Bank Trust Company Americas will act as the principal paying agent. The Issuers may change the paying agent without prior notice to the Holders. The Issuers will make all payments in same day funds. Payments on the Global Notes will be made to the common depositary for Euroclear and Clearstream as the registered Holder of the Global Notes.

The Issuers undertake that they will maintain a paying agent in a member state of the European Union or in the United States that will not be obliged to withhold or deduct tax pursuant to the European Council Directive 2003/48/EC (as amended from time to time) or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such directive.

The Issuers will also maintain a registrar (the “registrar”) and the initial registrar will be Deutsche Bank Luxembourg S.A., with offices in London. The Issuers will also maintain a transfer agent (the “transfer agent”) in London. The initial transfer agent in London will be Deutsche Bank Luxembourg S.A.

The Issuers may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. For so long as the Notes are admitted to the Official List of the Irish Stock Exchange and for trading on its Global Exchange Market and the rules of such exchange so require, the Issuers will deliver a notice of any change of paying agent, registrar or transfer agent to the Companies’ Announcement Office of the Irish Stock Exchange.

No service charge will be made for any registration of transfer, exchange or redemption of the Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange.

Issuance in Euros

Initial holders will be required to pay for the Notes in euros, and principal, premium, if any, and interest payments in respect of the Notes will be payable in euros.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted to U.S. dollars on the basis of the Market Exchange Rate (as defined below) on the second business day before that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Indenture. Neither the trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Transfer

All transfers of book-entry interests in the Notes between participants in Euroclear or Clearstream will be effected by Euroclear or Clearstream pursuant to customary procedures and subject to applicable rules and procedures established by Euroclear or Clearstream and their respective participants. For the purposes of Clearstream the Issuer will be recorded as MPT Operating Partnership, L.P. Please see the section entitled “Book-entry, delivery and form.”

Notes issued as definitive registered Notes may be transferred or exchanged, in whole or in part, in minimum denominations of €100,000 in principal amount and integral multiples of €1,000 in excess thereof, to persons who take delivery thereof in the form of definitive registered Notes. In connection with any such transfer or exchange, the indenture will require the transferring or exchanging Holder to, among other things, furnish appropriate endorsements and transfer documents, furnish information regarding the account of the transferee at Euroclear or Clearstream, where appropriate, furnish certain certificates and opinions and pay any taxes in connection with such transfer or exchange. Any such transfer or exchange will be made without charge to the Holder, other than any taxes payable in connection with such transfer or exchange.

Optional Redemption

The Issuers will be entitled at their option to redeem all or any portion of the Notes at any time or from time to time prior to      days prior to the maturity date, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) using a discount rate equal to the Comparable Government Bond Rate (as defined below) plus basis points, plus, in each case, accrued and unpaid interest thereon and any Additional Amounts to, but not including, the applicable redemption date; provided, however, that if the redemption date falls after a record date and on or prior to the corresponding interest payment date, the Issuers will pay the full amount of accrued and unpaid interest and any Additional Amounts, if any, on such interest payment date to the Holder of record at the close of business on the corresponding record date (instead of the holder surrendering its Notes for redemption).

In addition, the Notes may be redeemed on or after      days prior to the maturity date at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon and any Additional Amounts to, but not including, the applicable redemption date.

As used herein:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to 90 days prior to the maturity of the Notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of the three brokers of, and/or market makers in, German federal government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment selected by us.

The Trustee shall not be responsible for the calculation of, or otherwise obligated to verify, the Bund Rate.

After notice of optional redemption has been given as provided in the indenture, if funds for the redemption of any Notes called for redemption have been made available on the redemption date, such Notes called for redemption will cease to bear interest on the date fixed for the redemption specified in the redemption notice and the only right of the holders of such Notes will be to receive payment of the redemption price.

Notice of any optional redemption of any Notes will be given to holders (with a copy to the trustee) at their addresses, as shown in the Notes register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by the holder to be redeemed.

The Issuers will notify the trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of the Notes to be redeemed and the redemption date. If less than all the Notes are to be redeemed, the trustee shall select, pro rata or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate (and in such manner that complies with applicable legal and exchange requirements), the Notes to be redeemed. Notes may be redeemed in part in the minimum authorized denomination for the Notes or in any integral multiple thereof.

The Issuers or their Affiliates are entitled to acquire Notes by means other than a redemption from time to time, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture, upon such terms and at such prices as the Issuers or their Affiliates may determine, which may be more or less than the consideration for which the Notes offered hereby are being sold and may be less than any redemption price then in effect and could be for cash or other consideration.

The Notes are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events do occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to, but not including, the date fixed for redemption. See “—Redemption for Changes in Taxes.”

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee (or the registrar, as applicable) will select Notes for redemption on a pro rata basis (or, in the case of Notes issued in global form as discussed under “Book-entry, delivery and form” based on the applicable procedures of the Common Depositary (and in such manner that complies with applicable legal and exchange requirements and the requirements of Euroclear and Clearstream)). Neither the trustee nor the registrar shall be liable for selections made by the registrar In accordance with this paragraph.

No Notes of €100,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture.

For Notes which are represented by global certificates held on behalf of Euroclear or Clearstream, Luxembourg, notices may be given by delivery of the relevant notices to Euroclear or Clearstream, Luxembourg for communication to entitled account holders in substitution for the aforesaid mailing. So long as any Notes are admitted to the Official List of the Irish Stock Exchange and admitted for trading on its Global Exchange Market and the rules of the Irish Stock Exchange so require, any such notice to the holders of the relevant Notes shall also be delivered to the Companies Announcements Office of the Irish Stock Exchange and, in connection with any redemption, the Issuer will notify the Irish Stock Exchange of any change in the principal amount of Notes outstanding.

Redemption for Changes in Taxes

The Issuers may redeem the Notes, in whole but not in part, at their discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the holders of the Notes (which notice will be irrevocable and given in accordance with the procedures described in “—Optional Redemption”), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuers for redemption (a “Tax Redemption Date”) and all Additional Amounts (as defined below), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes or any Guarantee of the Notes, the Issuers or the relevant Guarantor is or would be required to pay Additional Amounts (but in the case of the relevant Guarantor, only if such amount payable cannot be paid by the Issuers or another Guarantor, if any, who can pay such amount, without the obligation to pay Additional Amounts), and the Issuers or the relevant Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it, including by making payment through a different paying agent, and the requirement arises as a result of:

(1) any amendment to, or change in, the laws, treaties or any regulations, rulings or other official guidance promulgated thereunder of a relevant Tax Jurisdiction which change or amendment is publicly and formally proposed and becomes effective on or after the date of this prospectus (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of this prospectus, such later date); or

(2) any amendment to, or change in, an official written interpretation or application of such laws, treaties, regulations, rulings or other official guidance (including by virtue of a holding, judgment, order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is publicly and formally proposed and becomes effective on or after the date of this prospectus (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of this prospectus, such later date).

The foregoing provisions shall apply (a) to a Guarantor only after such time as such Guarantor is obligated to make at least one payment on the Notes and (b) mutatis mutandis with respect to any successor Person, after such successor Person becomes a party to the indenture, which respect to a change or amendments occurring after the time such successor Person becomes a party to the indenture.

The Issuers will not give any such notice of redemption earlier than 60 days prior to the earliest date on which an Issuer or a relevant Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the giving of any notice of redemption of the Notes pursuant to the foregoing, the Issuers will deliver to the trustee an opinion of independent internationally recognized tax counsel to the effect that there has been such amendment or change which would entitle the Issuers to redeem the Notes hereunder. In addition, before the Issuers gives notice of redemption of the Notes as described above, they will deliver to the trustee an officer’s certificate to the effect that they cannot avoid their obligation to pay Additional Amounts by the Issuers taking reasonable measures available to them.

The trustee will accept and shall be entitled to rely on such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders.

Sinking Fund

There will be no sinking fund payments for the Notes.

Ranking the Notes

The Notes will be:

•	general unsecured obligations of the Issuers;

•	equal in right of payment with all other existing and future senior Indebtedness of the Issuers, including Indebtedness under the Credit Agreement, the indenture governing the 2020 Notes, the indenture governing the 2021 Notes, the indenture governing the 2022 Notes and the indenture governing the 2024 Notes;

•	senior in right of payment to any future Subordinated Indebtedness of the Issuers;

•	effectively subordinated to any existing and future Secured Indebtedness of the Issuers to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated to the liabilities and preferred stock of the Issuers’ subsidiaries; and

•	guaranteed by Parent.

As of June 30, 2015, after giving effect to the consummation of the Capella Transactions, MEDIAN Transactions and Additional Acquisitions, together with the issuance of the Notes and application of the proceeds from this offering as described in “Use of Proceeds,” the Issuers and Parent would have had $3.1 billion of indebtedness (none of which would have been secured indebtedness) and the Issuers’ Subsidiaries, none of which will guarantee the Notes on the date of issuance, would have had $13.5 million of indebtedness, all of which would have been structurally senior to the Notes. In addition, as of August 4, 2015, we had $0.4 billion of availability under the Credit Agreement.

The Guarantees

The Notes will be fully and unconditionally guaranteed by Parent and each of the Issuers’ U.S. domestic Restricted Subsidiaries that borrows under or Guarantees the Credit Agreement until certain conditions are met. On the date of issuance of the Notes, none of the Issuer’s Restricted Subsidiaries will be a borrower under or guarantor of the Credit Agreement and therefore the Notes will initially be guaranteed only by Parent.

Each Guarantee of the Notes will be:

•	a general unsecured obligation of the Guarantor;

•	equal in right of payment with all other existing and future senior Indebtedness of the Guarantor;

•	senior in right of payment to any existing and future Subordinated Indebtedness of the Guarantor;

•	effectively subordinated to any existing and future Secured Indebtedness of the Guarantor to the extent of the value of the collateral securing such Indebtedness; and

•	structurally subordinated to the liabilities and preferred stock of the Issuers’ subsidiaries that do not guarantee the Notes.

See “Risk Factors—Risks Relating to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.”

In November 2014, S&P upgraded the rating on the Issuers’ 5.750% Senior Notes due 2020, 6.875% Senior Notes due 2021, 6.375% Senior Notes due 2022 and 5.50% Senior Notes due 2024 from BB to BBB-. As a result, pursuant to the terms of the Credit Agreement, the guarantees of borrowings thereunder by the Issuers’ Subsidiaries fell away and pursuant to the terms of the indentures governing such senior notes of the Issuers, the guarantees of such senior notes by the Issuers’ Subsidiaries fell away. The Notes offered hereby will not be guaranteed by any of the Issuers’ Subsidiaries on the initial date of issuance.

Additional Amounts

All payments made by or on behalf of the Issuers under or with respect to the Notes or any Guarantor with respect to any Guarantee of the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction for, or on account of, such Taxes is then required by law or by the interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which any Issuer or

Guarantor is then incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes or any political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of any Issuer or Guarantor (including the jurisdiction of any paying agent) or any political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by or on behalf of the Issuers under or with respect to the Notes or any Guarantor under or with respect to any Guarantee of the Notes, including payments of principal, redemption price, purchase price, interest or premium, the Issuers or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder after such deduction or withholding (including any such withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the holder or the beneficial owner of the Notes (or between a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant holder, if the relevant holder is an estate, trust, nominee, partnership, limited liability company or corporation, in each case even if the payment is required to be made to such person by the laws of the Tax Jurisdiction) and the relevant Tax Jurisdiction (including being or having been a citizen, resident, or national thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein), but excluding any connection arising merely from the holding of such Note, the enforcement of rights under such Note or under a Guarantee of the Notes or the receipt of any payments in respect of such Note or a Guarantee of the Notes;

(2) any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(3) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(4) any Taxes withheld or deducted on a payment to an individual or to the benefit of an individual that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive, or pursuant to any European Union legislation amending or replacing such directive;

(5) any Taxes imposed on or with respect to a payment made to a holder or beneficial owner of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union;

(6) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Guarantee of the Notes;

(7) any Taxes, to the extent such Taxes are imposed or withheld by reason of the failure of the holder or beneficial owner of Notes, following any Issuer’s written request addressed to the holder or beneficial owner (and made at a time that would enable the holder or beneficial owner acting reasonably to comply with that request), to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction);

(8) any Taxes imposed on or with respect to any payment by the Issuers or Guarantors to the holder if such holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such Note;

(9) any U.S. federal withholding Taxes under FATCA;

(10) any Taxes imposed or withheld solely (A) by reason of the beneficial owner owning or having owned, actually or constructively (i) with respect to any Issuer that is treated as a corporation for U.S. federal tax purposes, 10 percent or more of the total combined voting power of all classes of stock of such Issuer entitled to vote or (ii) with respect to any Issuer that is treated as a partnership for U.S. federal tax purposes, 10 percent or more of the capital or profits interest in such Issuer, or (B) by reason of the beneficial owner being a bank that has invested in the notes as an extension of credit in the ordinary course of its trade or business;

(11) any taxes imposed or withheld in whole or in part by reason of the beneficial owner being or having been any of the following (as these terms are defined in the Code): a personal holding company; a foreign private foundation or other foreign tax-exempt organization; a passive foreign investment company; a controlled foreign corporation; or a corporation which has accumulated earnings to avoid U.S. federal income tax; or

(12) any combination of items (1) through (11) above.

In addition to the foregoing, the Issuers and any Guarantor will also pay and indemnify the holder for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other reasonable expenses properly incurred related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance or registration of any of the Notes, the indenture, any Guarantee of the Notes or any other document or instrument referred to therein (other than a transfer of the Notes after this offering) or the receipt of any payments with respect thereto, or any such taxes, charges or similar levies imposed by any jurisdiction as a result of, or in connection with, the enforcement of any of the Notes or any Guarantee of the Notes.

If any Issuer or Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Guarantee of the Notes, each of the relevant Issuers or Guarantors, as the case may be, will deliver to the trustee and each paying agent on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 30 days prior to that payment date, in which case the relevant Issuer or Guarantor shall notify the trustee and each paying agent promptly thereafter) an officer’s certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officer’s certificate(s) must also set forth any other information reasonably necessary to enable the paying agents to pay such Additional Amounts to holders on the relevant payment date. The trustee and each paying agent shall be entitled to rely solely on such officer’s certificate as conclusive proof that such payments are necessary.

The relevant Issuer or Guarantor will make all withholdings and deductions required by law with respect to any payment under or relating to the Notes or any Guarantee of the Notes and will timely remit the full amount so deducted or withheld to the relevant tax authority in accordance with applicable law. The relevant Issuer or Guarantor will use its reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any Taxes so deducted or withheld. The relevant Issuer or Guarantor will furnish to the trustee and each paying agent, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of tax receipts evidencing payment by the Issuers or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.

Whenever in the indenture or in this “Description of notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Guarantee of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of the indenture or any Guarantee of the Notes, any transfer by a holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to any Issuer or Guarantor is incorporated, engaged in business for tax purposes or otherwise resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Guarantee of the Notes) and any department or political subdivision thereof or therein.

Currency Indemnity

The sole currency of account and payment for all sums payable under the Notes and, with respect to the Notes, the Guarantees of the Notes and the indenture is euro. Any amount received or recovered in respect of the Notes or the Guarantees of the Notes in a currency other than euro (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers, any Subsidiary or otherwise) by the trustee or a holder of the Notes in respect of any sum expressed to be due to such holder from any Issuer or Guarantor of the Notes will constitute a discharge of their obligation only to the extent of the euro amount, which the recipient is able to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If the euro amount to be recovered is less than euro amount expressed to be due to the recipient under any Note, the Issuers and each Guarantor of the Notes shall, jointly and severally, indemnify the recipient against the cost of making any further purchase of euro in an amount equal to such difference. These indemnities, to the extent permitted by law:

(a) constitute a separate and independent obligation from the Issuers’ and each Guarantor’s other obligations;

(b) give rise to a separate and independent cause of action;

(c) apply irrespective of any waiver granted by any holder of a Note or the trustee from time to time; and

(d) will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order.

Notwithstanding the foregoing, any payment in respect of a Note made in U.S. dollars to the extent permitted by the provisions described in “Issuance in Euros” will not be subject to the provisions described in this section.

Certain Covenants

Suspension of Covenants

The indenture governing the Notes will provide that if the Notes have both (1) a rating of “Baa3” or higher from Moody’s, and (2) a rating of “BBB-” or higher from S&P, several material covenants included in the indenture will be suspended or become more lenient, as the case may be, if we provide notice of such ratings to the trustee, until such time as the Notes are no longer rated investment grade by both such rating agencies.

During a Suspension Period, the Parent, Issuers and the Restricted Subsidiaries will not be subject to the following covenants contained in the indenture (each a “Suspended Covenant”):

•	Limitation on Restricted Payments;

•	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;

•	Future Guarantees by Restricted Subsidiaries;

•	Limitation on Transactions with Affiliates;

•	Limitation on Asset Sales; and

•	Clause (3) of Consolidation, Merger and Sale of Assets.

All other provisions of the indenture will apply at all times during any Suspension Period so long as any Notes remain outstanding thereunder; provided that the Interest Coverage Ratio that will be applicable under clause (3) of Limitation on Indebtedness will be 1.5 to 1.0 during any Suspension Period.

“Suspension Period” means any period:

(1) beginning on the date that:

(A) the Notes have Investment Grade Status;

(B) no Default or Event of Default has occurred and is continuing; and

(C) the Issuers have delivered an officer’s certificate to the trustee certifying that the conditions set forth in clauses (A) and (B) above are satisfied; and

(2) ending on the date (the “Reversion Date”) that the Notes cease to have Investment Grade Status. On each Reversion Date, all Indebtedness, liens thereon and dividend blockages incurred during the Suspension Period prior to such Reversion Date will be deemed to have been outstanding on the Issue Date.

For purposes of calculating the amount available to be made as Restricted Payments under clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant, calculations under that clause will be made with reference to the Transaction Date, as set forth in that clause. Accordingly, (x) Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (1) through (11) under the second paragraph under the “Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (C) of the first paragraph of such covenant; provided, however, that the amount available to be made as a Restricted Payment on the Transaction Date shall not be reduced to below zero solely as a result of such Restricted Payments, but may be reduced to below zero as a result of negative cumulative Funds From Operations during the Suspension Period for the purpose of clause (C)(i) of the first paragraph of such covenant, and (y) the items specified in clauses (C)(i)-(vi) of the first paragraph of such covenant that occur during the Suspension Period will increase the amount available to be made as Restricted Payment under clause (C) of the first paragraph of such covenant. Any Restricted Payment made during the Suspension Period that are of the type described in the second paragraph of the “Limitation on Restricted Payments” covenant (other than the Restricted Payment referred to in clauses (1) or (2) of such second paragraph or any exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (4) or (5) of such second paragraph), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (4) and (5) of the second paragraph of the “Limitation on Restricted Payments” covenant (adjusted to avoid double counting) shall not be included in calculating the amounts permitted to be incurred under such clause (C) on each Reversion Date. For purposes of the “Limitation on Asset Sales” covenant, on each Reversion Date, the unutilized Excess Proceeds will be reset to zero. No Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Parent or any

Restricted Subsidiaries thereof, or events occurring, during the Suspension Period. For purposes of the “Maintenance of Total Unencumbered Assets” covenant, if the Parent and its Restricted Subsidiaries are not in compliance with such covenant as of a Reversion Date, no Default or Event of Default will be deemed to have occurred for up to 120 days following the Reversion Date; provided that neither the Parent nor any of its Restricted Subsidiaries shall incur any Secured Indebtedness until such time that the requirements of such covenant have been met.

Limitation on Indebtedness

(1) The Issuers will not and will not permit any of the Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis would be greater than 60% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries.

(2) The Issuers will not, and will not permit any of the Restricted Subsidiaries to, Incur any Secured Indebtedness (including Acquired Indebtedness that is Secured Indebtedness) if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis would be greater than 40% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries.

(3) The Issuers will not, and will not permit any of the Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuers or any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Issuers and the Restricted Subsidiaries on a consolidated basis would be at least 2.0 to 1.0; provided that the amount of Indebtedness (including Acquired Indebtedness) that may be Incurred by Restricted Subsidiaries that are not Guarantors shall not exceed in the aggregate 5% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries.

(4) Notwithstanding paragraph (1), (2) or (3) above, the Issuers or any of the Restricted Subsidiaries (except as specified below) may Incur each and all of the following:

(A) Indebtedness of the Issuers or any of the Restricted Subsidiaries outstanding under any Credit Facility at any time in an aggregate principal amount not to exceed the greater of (x) $1,750.0 million and (y) 30% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries;

(B) Indebtedness of the Issuers or any of the Restricted Subsidiaries owed to:

(i) the Issuers evidenced by an unsubordinated promissory note, or

(ii) any Restricted Subsidiary;

provided , however, that any event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuers or any subsequent transfer of such Indebtedness (other than to the Issuers or any other Restricted Subsidiary of the Issuers) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B);

(C) Indebtedness of the Issuers or any of their Restricted Subsidiaries under Currency Agreements and Interest Rate Agreements; provided that such agreements (i) are designed solely to protect the Issuers or any of their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates (whether fluctuations of fixed to floating rate interest or floating to fixed rate interest) and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(D) Indebtedness of the Issuers or any of the Subsidiary Guarantors, to the extent the net proceeds thereof are promptly:

(i) used to purchase Notes tendered in a Change of Control Offer made as a result of a Change in Control, or

(ii) used to redeem all the Notes as described above under “Optional Redemption,”

(iii) deposited to defease the Notes as described below under “Defeasance,” or

(iv) deposited to discharge the obligations under the Notes and indenture as described below under “Satisfaction and Discharge;”

(E) (i) Guarantees of Indebtedness of the Issuers by any of the Subsidiary Guarantors; provided the guarantee of such Indebtedness is permitted by and made in accordance with the “Future Guarantees by Restricted Subsidiaries” covenant described below, and (ii) Guarantees by a Subsidiary Guarantor of any Indebtedness of any other Subsidiary Guarantor;

(F) Indebtedness outstanding on the Issue Date (other than pursuant to clause (A) or (G));

(G) Indebtedness represented by the Notes issued on the Issue Date and Guarantees of the Notes;

(H) Indebtedness consisting of obligations to pay insurance premiums incurred in the ordinary course of business;

(I) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(J) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees and similar types of obligations in the ordinary course of business;

(K) Indebtedness represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(L) Indebtedness supported by a letter of credit procured by the Issuers or their Restricted Subsidiaries in a principal amount not in excess of the stated amount of such letter of credit and where the underlying Indebtedness would otherwise be permitted;

(M) Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the provisions of paragraph (1), (2) or (3) of this covenant or clause (F), (G), (M) or (O) of this paragraph (4);

(N) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuers or any Restricted Subsidiary within 270 days of the related purchase, lease or improvement, to finance the purchase, lease or improvement of property (real or personal) or equipment used in the business of the Issuers or any Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount not to exceed at any one time outstanding the greater of (x) $115.0 million and (y) 2.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any time outstanding.

(O) additional Indebtedness of the Issuers and their Restricted Subsidiaries in aggregate principal amount at any time outstanding not to exceed the greater of (x) $230.0 million and (y) 4.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries; provided, however, that any Permitted Refinancing Indebtedness incurred under clause (M) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (O) for purposes of determining the amount of Indebtedness that may at any time be incurred under this clause (O).

(5) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that the Parent, the Issuers or any of the Restricted Subsidiaries may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

(6) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant,(i) Indebtedness Incurred and outstanding under the Credit Agreement on or prior to the Issue Date shall be treated as Incurred pursuant to clause (A) of paragraph (4) of this “Limitation on Indebtedness” covenant, and (ii) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (A) through (O) of paragraph (4) above or is entitled to be incurred pursuant to paragraphs (1), (2) and (3) above, the Issuers shall, in their sole discretion, be entitled to classify all or a portion of such item of Indebtedness on the date of its incurrence or issuance and determine the order of such incurrence or issuance (and may later reclassify such item of Indebtedness) and may divide and classify such Indebtedness in more than one of the types of Indebtedness described. At any time that the Issuers or the Restricted Subsidiaries would be entitled to have incurred any then outstanding Indebtedness under clause (1), (2) and (3) of this covenant, such Indebtedness shall be automatically reclassified into Indebtedness incurred pursuant to those paragraphs. Notwithstanding the foregoing, any Indebtedness Incurred and outstanding under the Credit Agreement on or prior to the Issue Date shall be deemed to have been incurred under clause (A) of paragraph (4) above and may not be reclassified. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Maintenance of Total Unencumbered Assets

The Issuers and their Restricted Subsidiaries will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

Limitation on Restricted Payments

Opco will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to Capital Stock of Opco or any Restricted Subsidiary held by Persons other than Opco or any of its Restricted Subsidiaries, other than (i) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (ii) pro rata dividends or other distributions made by a Restricted Subsidiary of Opco that is not Wholly Owned to minority stockholders (or owners of equivalent interests in the event such Subsidiary is not a corporation);

(2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of Opco or any of its direct or indirect parent entities held by any Person (other than a Restricted Subsidiary);

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, or give any irrevocable notice of redemption of Subordinated Indebtedness of the Issuers or any Subsidiary Guarantor, in each case excluding (i) any intercompany Indebtedness between or among the Parent, the Issuers or any of the Subsidiary Guarantors; (ii) the payment, purchase, redemption, defeasance, acquisition or retirement (collectively, a “purchase”) of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement and (iii) the giving of an irrevocable notice of redemption with respect to a transaction described in clauses (3) or (5) of the second paragraph of this covenant; or

(4) make an Investment, other than a Permitted Investment, in any Person

(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing,

(B) the Issuers could not Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant, or

(C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors of the Issuers, whose determination shall be conclusive and evidenced by a Board Resolution) made after April 26, 2011 shall exceed the sum of, without duplication:

(i) 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning April 1, 2011 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to holders” covenant, plus

(ii) 100% of the aggregate Net Cash Proceeds received by the Issuers after April 26, 2011 from (x) the issuance and sale of Opco’s Capital Stock (other than Disqualified Stock) or (y) the issuance and sale of Parent’s Capital Stock (to the extent contributed to Opco as Capital Stock (other than Disqualified Stock)) to a Person who is not a Subsidiary of the Parent, including from an issuance or sale permitted by the indenture of Indebtedness of the Issuers or any of its Restricted Subsidiaries for cash subsequent to April 26, 2011 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Opco or Parent, or from the issuance to a Person who is not a Subsidiary of the Parent of any options, warrants or other rights to acquire Capital Stock of Opco or Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder for cash or Indebtedness, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus

(iii) 100% of (x) the aggregate net cash proceeds and (y) the fair market value of other property, in any such case, received by means of the sale or other disposition (other than to the Issuers or a Restricted Subsidiary) of Restricted Investments made by the Issuers or a Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Issuers or a Restricted Subsidiary (other than by the Issuers or a Restricted Subsidiary) and repayments of loans or advances that constitute Restricted Investments made by the Issuers or a Restricted Subsidiary, in each case after April 26, 2011 (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations), plus

(iv) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into one of the Issuers or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to one of the Issuers or a Restricted Subsidiary after April 26, 2011, the fair market value, as determined in good faith by the Issuers or if such fair market value may exceed $100.0 million, in writing by a nationally recognized investment banking, appraisal or accounting firm, of the Investment in such Unrestricted Subsidiary or the assets transferred at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment), plus

(v) the fair market value of non-cash tangible assets or Capital Stock acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock or Capital Stock issued in exchange for Capital Stock of the Issuers or Parent utilized pursuant to clauses (3) or (4) of the succeeding paragraph) of Opco or, to the extent contributed to Opco or one or more Restricted Subsidiaries, the Parent, in each case, subsequent to April 26, 2011 (including upon conversion or exchange of the Common Units for Capital Stock of the Parent, in which case the fair market value shall equal the fair market value received upon issuance of such Common Units), plus

(vi) without duplication, in the event the Issuers or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount not to exceed the amount of Investments previously made by the Issuers and the Restricted Subsidiaries in such Person that was treated as a Restricted Payment.

As of June 30, 2015, after giving effect to the Recent Portfolio Transactions and the sale of 28.75 million shares of common stock by Medical Properties completed on August 11, 2015, there was approximately $1.4 billion available for Restricted Payments pursuant to the foregoing clause (C).

Notwithstanding the foregoing, the limitations on Restricted Payments described above shall not apply to the following:

(1) any distribution or other action which is necessary to maintain the Parent’s status as a REIT under the Code, if the aggregate principal amount of outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP is less than 60% of Adjusted Total Assets as of the end of the fiscal quarter covered in the Parent’s annual or quarterly report most recently furnished to holders of the Notes or filed with the SEC, as the case may be;

(2) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if, at said date of declaration or notice, such payment would comply with the foregoing paragraph;

(3) the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under paragraph (1), (2) or (3) or clause (M) of paragraph (4) of the “Limitation on Indebtedness” covenant;

(4)(a) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Opco or the Parent (other than any Disqualified Stock or any Capital Stock sold to an Issuer or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Parent or any of its Subsidiaries) or from substantially concurrent contributions to the equity capital of Opco (collectively, including any such contributions, “Refunding Capital Stock”) (with any offering within 90 days deemed as substantially concurrent); and (b) the declaration and payment of accrued dividends on any Capital Stock redeemed, repurchased, retired, defeased or acquired out of the proceeds of the sale of Refunding Capital Stock within 90 days of such sale; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (4) shall be excluded from the amount described in clause (4)(C)(ii) of this covenant;

(5) the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, including premium, if any, and accrued and unpaid interest with the proceeds of, or in exchange for, an issuance of, shares of Capital Stock of the Parent or Opco (or options, warrants or other rights to acquire such Capital Stock) that occurs within 90 days of such payment, redemption, repurchase, defeasance or other acquisition or retirement for value; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payments pursuant to this clause (5) shall be excluded from the amount described in clause (4)(C)(ii) of this covenant;

(6)(x) the distribution or dividend to Parent, the proceeds of which are used to repurchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of the Parent held by any of the Parent’s or Medical Property Trust LLC’s and (y) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of Opco or any Restricted Subsidiary in each case held by any of the Parent’s or an Issuer’s or any Restricted Subsidiaries’ current or former officers, directors, consultants or employees (or any permitted transferees, assigns, estates or heirs of any of the foregoing); provided, however, the aggregate amount distributed or dividended to Parent and paid by the Issuers and the Restricted Subsidiaries pursuant to this clause (6) shall not exceed $20.0 million in any calendar year (excluding for purposes of calculating such amount the amount paid for Capital Stock repurchased, redeemed, acquired or retired with the cash proceeds from the repayment of outstanding loans previously made by the Parent, an Issuer or a Restricted Subsidiary thereof for the purpose of financing the acquisition of such Capital Stock), with unused amounts in any calendar year being carried over to the next two succeeding calendar years; provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of Opco or Parent to the extent contributed to Opco or any of its Restricted Subsidiaries by members of management, directors or consultants of the Parent, Opco or any of the Restricted Subsidiaries that occurs after April 26, 2011, to the extent such proceeds (i) have not otherwise been and are not thereafter applied to the payment of any other Restricted Payment or (ii) are not attributable to loans made by the Parent, an Issuer or a Restricted Subsidiary thereof for the purpose of financing the acquisition of such Capital Stock, plus (B) the cash proceeds of key man life insurance policies received by the Issuers and their Restricted Subsidiaries after April 26, 2011, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (6); provided further, however, that cancellation of Indebtedness owing to an Issuer or any of its Restricted Subsidiaries from current or former officers, directors, consultants or employees (or any permitted transferees, assigns, estates or heirs of any of the foregoing) of the Parent, an Issuer or any Restricted Subsidiary thereof in connection with a repurchase of Capital Stock of the Parent, the Issuers or any Restricted Subsidiary shall not be deemed to constitute a Restricted Payment for purposes of the indenture;

(7)(x) distributions or dividends to Parent, the proceeds of which are used and (y) payments made or expected to be made by the Issuers or any Restricted Subsidiary, in each case, in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director, officer, manager or consultant (or any permitted transferees, assigns, estates or heirs of any of the foregoing) and any repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants or required withholding or similar taxes and cashless repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(8) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under “Repurchase of Notes Upon a Change of Control” and “Limitation on Asset Sales;” provided that all Notes validly tendered by holders of Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(9) Permitted Payments to Parent;

(10) any distribution or dividend to Parent, the proceeds of which are used for the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Parent and the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of Opco; or

(11) additional Restricted Payments in an aggregate amount not to exceed $400.0 million;

provided, however, that, except in the case of clauses (2) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.

The net amount of any Restricted Payment permitted pursuant to clauses (1) and (2) of the immediately preceding paragraph (adjusted to avoid double counting) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. The net amount of any Restricted Payment permitted pursuant to clauses (3) through (11) of the immediately preceding paragraph shall be excluded in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuers or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuers will not, and will not permit any Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

(A) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by an Issuer or any of its Restricted Subsidiaries,

(B) pay any Indebtedness owed to an Issuer or any other Restricted Subsidiary,

(C) make loans or advances to an Issuer or any other Restricted Subsidiary, or

(D) transfer its property or assets to an Issuer or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing under, by reason of or with respect to, the indenture, the Credit Agreement and any other agreement in effect on the Issue Date as in effect on the Issue Date, and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are not materially more restrictive, taken as a whole, than those in effect on the Issue Date;

(2) existing under, by reason of or with respect to any other Indebtedness of the Issuers or their Restricted Subsidiaries permitted under the indenture; provided, however, that the Issuers have determined in good faith that the encumbrances and restrictions contained in the agreement or agreements governing the other Indebtedness are not materially more restrictive, taken as a whole, than those contained in customary comparable financings and will not impair in any material respect the Issuers’ and Guarantors’ ability to make payments on the Notes and Guarantees thereof when due;

(3) existing with respect to any Person or the property or assets of such Person acquired by an Issuer or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements thereof; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are entered into in the ordinary course of business or not materially more restrictive, taken as a whole, than those contained in the instruments or agreements with respect to such Person or its property or assets as in effect on the date of such acquisition;

(4) existing under, by reason of or with respect to provisions in joint venture, operating or similar agreements;

(5) in the case of clause (D) in the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of an Issuer or any Restricted Subsidiary not otherwise prohibited by the indenture,

(c) existing under, by reason of or with respect to (i) purchase money obligations for property acquired in the ordinary course of business or (ii) capital leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby, or

(d) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of an Issuer or any Restricted Subsidiary in any manner material to an Issuer and its Restricted Subsidiaries taken as a whole;

(6) any encumbrance or restriction with respect to a Restricted Subsidiary that is a Guarantor which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuers or any other Restricted Subsidiary other than the assets and property of such Subsidiary; and

(7) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, such Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the closing of such sale or other disposition.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent an Issuer or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of an Issuer or any of its Restricted Subsidiaries that secure Indebtedness of the Issuers or any of their Restricted Subsidiaries. For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock, and (2) the subordination of loans or advances made to a Restricted Subsidiary to other Indebtedness incurred by such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Future Guarantees by Restricted Subsidiaries

The Issuers will cause each U.S. domestic Restricted Subsidiary that borrows under or Guarantees the Credit Agreement to, within 30 days thereof, execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under the indenture.

Any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person that is not a Subsidiary of an Issuer of Capital Stock held by an Issuer and its Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) such that, immediately after giving effect to such transaction, such Restricted Subsidiary would no longer constitute a Subsidiary of an Issuer,

(2) in connection with the merger or consolidation of a Subsidiary Guarantor with (a) an Issuer or (b) any other Subsidiary Guarantor (provided that the surviving entity remains a Subsidiary Guarantor),

(3) if the Issuers properly designate any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the indenture,

(4) upon the Legal Defeasance (as defined below) or Covenant Defeasance (as defined below) or satisfaction and discharge of the indenture,

(5) upon a liquidation or dissolution of a Subsidiary Guarantor permitted under the indenture, or

(6) the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

In addition, any Subsidiary Guarantee shall be automatically and unconditionally released and discharged if such Subsidiary ceases to Guarantee obligations under the Credit Agreement or ceases to constitute a co-borrower with respect to the Credit Agreement.

Limitation on Transactions with Affiliates

The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Parent or with any Affiliate of the Parent, an Issuer or any Restricted Subsidiary, in each case involving consideration in excess of $15.0 million, except upon terms that are not materially less favorable to the Issuers or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested directors of the Board of Directors of the Parent, or where no such disinterested directors exist, by unanimous approval of the directors of the Board of Directors of the Parent or (B) for which the Parent or any Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking, appraisal or accounting firm stating that the transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view;

(2) any transaction solely between an Issuer and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

(3) the payment of reasonable fees and compensation (including through the issuance of Capital Stock) to, and indemnification and similar arrangements on behalf of, current, former or future directors, officers, employees or consultants of Parent or any Restricted Subsidiary of Parent;

(4) the issuance or sale of Capital Stock (other than Disqualified Stock) of an Issuer;

(5) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant and Investments constituting Permitted Investments;

(6) any contracts, instruments or other agreements or arrangements in each case as in effect on the date of the indenture, and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangements as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Issuers and the Restricted Subsidiaries at the time executed than the original agreement or arrangements as in effect on the date of the indenture;

(7) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by an Issuer or any Restricted Subsidiary with current, former or future officers and employees of the Parent or an Issuer or such Restricted Subsidiary and the payment of compensation to officers and employees of the Parent, an Issuer or any Restricted Subsidiary (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(8) loans and advances to officers and employees of the Parent, an Issuer or any Restricted Subsidiary or guarantees in respect thereof (or cancellation of such loans, advances or guarantees), for bona fide business purposes, including for reasonable moving and relocation, entertainment and travel expenses and similar expenses, made in the ordinary course of business;

(9) transactions with a Person that is an Affiliate of the Parent or an Issuer solely because the Parent or an Issuer, directly or indirectly, owns Capital Stock of, or controls such Person;

(10) any transaction with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; or

(11) the entering into or amending of any tax sharing, allocation or similar agreement and any payments thereunder.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Affiliates” covenant and not covered by (2) through (11) of the immediately foregoing paragraph the aggregate amount of which exceeds $30.0 million in value must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above.

SEC Reports and Reports to Holders

Whether or not Opco is then required to file reports with the SEC, Opco shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it was subject thereto; provided, however, that, if filing such documents by Opco with the SEC is not permitted under the Exchange Act, Opco shall, within 15 days after the time Opco would be required to file such information with the SEC if it were subject to Section 13 or 15(d) under the Exchange Act, provide such documents and reports to the trustee and upon written request supply copies of such documents and reports to any holder and shall post such documents and reports on Opco’s public website. Opco shall supply the trustee and each holder or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. Delivery of such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on officer’s certificates).

So long as permitted by the SEC, at any time that either (x) one or more Subsidiaries of Opco is an Unrestricted Subsidiary or (y) Opco holds directly any material assets (including Capital Stock) other than the Capital Stock of the Issuers, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or any other comparable section, of the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries and other material assets of the Issuers.

Opco shall also, within a reasonably prompt period of time following the disclosure of the annual and quarterly information required above, conduct a conference call with respect to such information and results of operations for the relevant reporting period. No fewer than three Business Days prior to the date of the conference call required to be held in accordance with the preceding sentence, Opco shall issue a press release to the appropriate internationally recognized wire services announcing the date that such information will be available and the time and date of such conference call.

So long as the Parent is a Guarantor of the Notes, the indenture will permit Opco to satisfy its obligations in this covenant with respect to filing, furnishing, providing and posting documents, reports and other information relating to Opco by the Parent’s filing, furnishing, providing and posting, as the case may be, of such documents, reports and other information relating to the Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail and in the same manner described in this prospectus the differences between the information relating to the Parent and its consolidated Subsidiaries on the one hand, and the information relating to the Parent and the Issuers and the Subsidiary Guarantors, if any, on a standalone basis, on the other hand, as of the ending date of the period covered by such report.

Limitation on Asset Sales

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1) the consideration received by the Issuers or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

(2) at least 75% of the consideration received consists of cash, Temporary Cash Investments or Replacement Assets, or a combination of cash, Temporary Cash Investments or Replacement Assets; provided, however, with respect to the sale of one or more properties that up to 75% of the consideration may consist of indebtedness of the purchaser of such properties so long as such Indebtedness is secured by a first priority Lien on the property or properties sold.

For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities of the Issuers or any Restricted Subsidiary (as shown on the most recent consolidated balance sheet of the Issuers and their Restricted Subsidiaries other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuers or any such Restricted Subsidiary from further liability with respect to such liabilities or that are assumed by contract or operation of law;

(b) any securities, notes or other obligations received by an Issuer or any such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days (to the extent of the cash or Temporary Cash Investments received in that conversion); and

(c) any Designated Non-Cash Consideration received by the Issuers or any such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of (x) $115.0 million and (y) 2.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Issuers or any such Restricted Subsidiary may apply such Net Cash Proceeds:

(1) to prepay, repay, redeem or purchase Pari Passu Indebtedness of the Issuers or a Subsidiary Guarantor that is Secured Indebtedness (in each case other than Indebtedness owed to the Issuers or an Affiliate of the Issuers);

(2) to make an Investment in (provided such Investment is in the form of Capital Stock), or to acquire all or substantially all of the assets of, a Person engaged in a Permitted Business if such Person is, or will become as a result thereof, a Restricted Subsidiary;

(3) to prepay, repay, redeem or purchase (x) Pari Passu Indebtedness of an Issuer or of any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor; provided, however, that if the Issuers or a Guarantor shall so prepay, repay, redeem or purchase any such Pari Passu Indebtedness, the Issuers will equally and ratably reduce obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, the Issuers shall make an offer (in accordance with the procedures set forth below) with the ratable proceeds to all holders to purchase their Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, thereon, up to the principal amount of Notes that would otherwise be prepaid, or (y) any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor; (4) to fund all or a portion of an optional redemption of the Notes as described under “—Optional Redemption;”

(5) to make a capital expenditure;

(6) to acquire Replacement Assets to be used or that are useful in a Permitted Business; or

(7) any combination of the foregoing;

provided , that the Issuers will be deemed to have complied with the provisions described in clauses (2), (5) and (6) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Issuers or any of the Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business, acquire Replacement Assets or make a capital expenditure in compliance with the provisions described in clauses (2), (5) and (6) of this paragraph (each an “Acceptable Commitments”), and that Acceptable Commitment (or a replacement commitment should the Acceptable Commitment be subsequently cancelled or terminated for any reason) is thereafter completed within 180 days after the end of such 365-day period. Pending the final application of any such Net Cash Proceeds, the Issuers may temporarily reduce the revolving Indebtedness under any Credit Facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365 day period as set forth in the third paragraph above and not so applied by the end of such period shall constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds the greater of $50.0 million and 1.0% of consolidated Adjusted Total Assets (the “Excess Proceeds Cap”), the Issuers shall make an offer to all holders of the Notes and, if required by the terms of any Indebtedness that is Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness on a pro rata basis (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least €100,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest and Additional Amounts, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed the Excess Proceeds Cap by delivering the notice required pursuant to the terms of the indenture, with a copy to the trustee. The Issuers may satisfy the foregoing obligations with respect to any Excess Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Excess Proceeds prior to the expiration of the relevant 365 days or with respect to Excess Proceeds equal to the Excess Proceeds Cap or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers and the Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not prohibited by the indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the registrar shall select the Notes and the Issuers shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

Pending the final application of any Net Cash Proceeds pursuant to this covenant, the holder of such Net Cash Proceeds may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

The Credit Agreement limits, and future credit agreements or other agreements relating to Indebtedness to which the Issuers become a party may prohibit or limit, the Issuers from purchasing any Notes pursuant to this Asset Sale covenant. In the event the Issuers are prohibited from purchasing the Notes, the Issuers could seek the consent of their lenders to the purchase of the Notes or could attempt to refinance the indebtedness that contains such prohibition. If the Issuers do not obtain such consent or repay such indebtedness, they will remain prohibited from purchasing the Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the indenture.

The provisions under the indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding.

Consolidation, Merger and Sale of Assets

No Issuer will consolidate with or merge with or into, or sell, convey, transfer or otherwise dispose of all or substantially of it and its Restricted Subsidiaries’ (taken as a whole) property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person (other than a Restricted Subsidiary) to merge with or into it unless:

(1) such Issuer shall be the continuing Person, or the Person (if other than such Issuer) formed by such consolidation or into which such Issuer is merged or that acquired such property and assets of such Issuer shall be a corporation, limited liability company, partnership (including a limited partnership) or trust organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of such Issuer with respect to the Notes and under the indenture (provided that in the case of a limited liability company, partnership (including a limited partnership) or trust, there shall also be a corporation organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof which shall expressly jointly with such limited liability company, partnership (including a limited partnership) or trust, assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of such Issuer with respect to the Notes and under the indenture);

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, on a pro forma basis the Issuers, or any Person becoming the successor obligor of the Notes, as the case may be, (a) could Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant or (b) could incur at least $1.00 of Indebtedness under paragraph (1) of the “Limitation of Indebtedness” covenant and the Interest Coverage Ratio would improve; provided, however, that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary; and

(4) the Issuers deliver to the trustee an officer’s certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, or the Person (if other than an Issuer) formed by such consolidation or into which such Issuer is merged or that acquired all or substantially all of such Issuer’s and its Restricted Subsidiaries’ property and assets;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of the Parent, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of an Issuer; provided, further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

The Issuers will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, all or substantially all of its property and assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the

United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture, all the obligations of such Subsidiary Guarantor, if any, under the Notes or its Subsidiary Guarantee, as applicable; provided, however, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor or all or substantially all of its property and assets (x) that has been disposed of in its entirety to another Person (other than to an Issuer or an Affiliate of an Issuer), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, so long as, in both cases, in connection therewith the Issuers provide an Officer’s Certificate to the trustee to the effect that the Issuers will comply with their obligations under the covenant described under “—Limitation on Asset Sales;”

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Issuers deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with the indenture and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, the Subsidiary Guarantors, the Parent and the surviving Persons.

Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with an Affiliate of an Issuer or an Affiliate or a Restricted Subsidiary or another Subsidiary Guarantor solely for the purpose of changing the state of domicile of the Subsidiary Guarantor, (ii) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuers, or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor, provided that such surviving Person (if not a Subsidiary Guarantor) shall expressly assume, by a supplemental indenture, all the obligations of such Subsidiary Guarantor, if any, under the Notes and its Subsidiary Guarantee.

Repurchase of Notes upon a Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuers to purchase some or all (in principal amounts of €100,000 or an integral multiple of €1,000) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”).

Any Change of Control Offer will include a cash offer price of 101% of the principal amount of any Notes purchased plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (the “Change of Control Payment”). If a Change of Control Offer is required, within ten Business Days following a Change of Control, the Issuers will mail a notice to each holder (with a copy to the trustee) describing the Change of Control and offering to repurchase Notes on a specified date (the “Change of Control Payment Date”). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit the Change of Control Payment with the paying agent in respect of all Notes so accepted; and

(3) deliver to the trustee the Notes accepted and an officer’s certificate stating the aggregate principal amount of all Notes purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note in principal amount equal to any unpurchased portion of the Notes surrendered.

The Issuers will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of that compliance.

For so long as the Notes are admitted to the Official List of the Irish Stock Exchange and for trading on its Global Exchange Market and the rules of such exchange so require, the Issuers will deliver notices relating to the Change of Control to the Companies’ Announcement Office of the Irish Stock Exchange .A third party, instead of the Issuers, may make the Change of Control Offer in compliance with the requirements set forth in the indenture and purchase all Notes properly tendered and not withdrawn. In addition, the Issuers will not be obligated to make or consummate a Change of Control Offer with respect to the Notes, if they have irrevocably elected to redeem all of the Notes under provisions described under “—Optional Redemption” and have not defaulted in its redemption obligations. The provisions under the indenture relating to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding.

Some change of control events may constitute a default under the Credit Agreement. Future indebtedness of the Issuers or Guarantors may contain prohibitions on the events that constitute a Change of Control. The Credit Agreement requires, and future indebtedness may require, the indebtedness to be purchased or repaid if a Change of Control occurs. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, the Issuers’ ability to pay cash to the holders of Notes, if required to do so, may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes—We may not be able to satisfy our obligations to holders of the notes upon a Change of Control.”

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuers and their Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Furthermore, this term has not been interpreted under New York law (which is the governing law of the indenture) to represent a specific quantitative test. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Issuers and their Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, the Chancery Court of Delaware, in a recent decision, raised the possibility that a “Change of Control” as a result of a failure to have “continuing directors” comprising a majority of a Board of Directors may be unenforceable on public policy grounds.

Limitation on Activities of Finco

Finco may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Capital Stock to Opco or any wholly owned Restricted Subsidiary of Opco, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes, the Credit Agreement and any other Indebtedness that is permitted to be incurred under the covenant described under the heading “—Limitation on Incurrence of Indebtedness;” provided that the net proceeds of such Indebtedness are not retained by Finco, and (3) activities incidental thereto. Neither the Parent nor any Restricted Subsidiary shall engage in any transaction with Finco in violation of the immediately preceding sentence.

Events of Default

Events of Default under the indenture include the following:

(1) default in the payment of principal of, or premium, if any, on any Note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2) default in the payment of interest or Additional Amounts, if any, on any Note when they are due and payable, and such default continues for a period of 30 days;

(3) the Issuers or Restricted Subsidiaries do not comply with their obligations under “—Merger, Consolidation or Sale;”

(4) the Issuers fail to make or consummate a Change of Control Offer following a Change of Control when required as described under “—Repurchase of Notes Upon a Change of Control;”

(5) the Issuers or Restricted Subsidiaries default in the performance of or breach any other covenant or agreement of the Issuers or the Restricted Subsidiaries in the indenture or under the Notes (other than a default specified in clause (1), (2), (3) or (4) above) and such default or breach continues for 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes;

(6) there occurs with respect to any issue or issues of Indebtedness of an Issuer or any Significant Subsidiary having an outstanding principal amount of $100.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

(a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

(b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(7) any final and non-appealable judgment or order for the payment of money in excess of $100.0 million in the aggregate for all such final judgments or orders against all such Persons:

(a) shall be rendered against an Issuer or any Significant Subsidiary and shall not be paid or discharged, and

(b) there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $85.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(8) a court of competent jurisdiction enters a decree or order for:

(a) relief in respect of an Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or any Significant Subsidiary, or

(c) the winding up or liquidation of the affairs of an Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(9) an Issuer or any Significant Subsidiary:

(a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

(b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of an Issuer or such Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or such Significant Subsidiary, or

(c) effects any general assignment for the benefit of its creditors.

Any payment in respect of a Note made in U.S. dollars to the extent permitted by the provisions described in “Issuance in Euros” will not constitute a Default or an Event of Default under the Notes or the Indenture. If an Event of Default (other than an Event of Default specified in clause (8) or (9) above that occurs with respect to an Issuer) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuers and paying agent (and to the trustee and paying agent if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (6) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the relevant Issuer or Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (8) or (9) above occurs with respect to an Issuer, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuers and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. As to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the indenture or the Notes unless:

(1) the holder gives the trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, interest or Additional Amounts, if any, on, such Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain officers of the Issuers to deliver an officer’s certificate to the trustee, on or before a date not more than 120 days after the end of each fiscal year, stating that a review has been conducted of the activities of the Issuers and their Restricted Subsidiaries and of its performance under the indenture and that the Issuers and their Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Issuers will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture within 30 days of becoming aware of any such default unless such default has been cured before the end of the 30 day period.

Defeasance

The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”) and cure all then existing Events of Default. Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Guarantees, and the indenture shall cease to be of further effect as to all outstanding Notes and Guarantees , except as to

(1) rights of holders to receive payments in respect of the principal of and interest (including Additional Amounts, if any) on the Notes when such payments are due from the trust funds referred to below,

(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the trustee, and the Issuers’ obligations in connection therewith, and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to most of the covenants under the indenture, except as described otherwise in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default . In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. The Issuers may exercise their Legal Defeasance option regardless of whether they previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the paying agent, in trust, for the benefit of the holders of the Notes subject to Legal Defeasance or Covenant Defeasance, Euros, non-callable Euro-Denominated Designated Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the

Issuers, to pay the principal of and interest (including Additional Amounts and premium, if any) on the Notes on the stated date for payment or on the redemption date of the Notes,

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States confirming that:

(a) the Issuers have received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens on the deposited funds in connection therewith),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the indenture) to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound (other than any such Default or default relating to any Indebtedness being defeased from any borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens on the deposited funds in connection therewith),

(6) the Issuers shall have delivered to the trustee an officer’s certificate stating that the deposit was not made by them with the intent of preferring the holders over any other of their creditors or with the intent of defeating, hindering, delaying or defrauding any other of their creditors or others, and

(7) the Issuers shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officer’s certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/ or (3) and (5) of this paragraph have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the trustee for cancellation; or

(b) all Notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the paying agent funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuers have paid all other sums payable under the indenture by the Parent or the Issuers; and

(3) the Issuers have delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification and Waiver

Subject to certain limited exceptions, modifications and amendments of the indenture may be made by the Issuers and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest (or Additional Amounts, if any) on, any Note,

(2) reduce the principal amount of, or premium, if any, or interest on, any Note or make the Notes payable in money other than that stated in the Note,

(3) change the place of payment of principal of, or premium, if any, or interest on, any Note,

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note,

(5) reduce the above-stated percentages of outstanding Notes the consent of whose holders is necessary to modify or amend the indenture,

(6) waive a default in the payment of principal of, premium, if any, or interest (or Additional Amounts, if any) on the Notes (except a rescission of the declaration of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, so long as all other existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest (or Additional Amounts, if any) on the Notes that have become due solely by such declaration of acceleration, have been cured or waived),

(7) voluntarily release a Guarantor of the Notes, except as permitted by the indenture,

(8) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

(9) modify or change any provisions of the indenture affecting the ranking of the Notes as to right of payment or the Guarantees thereof in any manner adverse to the holders of the Notes.

Notwithstanding the preceding, without the consent of any holder, the Parent, the Issuers, the Subsidiary Guarantors and trustee may amend the indenture: (1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Parent, the Issuers or any Subsidiary Guarantor under the indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) to add Guarantees with respect to the Notes or to secure the Notes;

(5) to add to the covenants of the Parent, the Issuers or a Restricted Subsidiary for the benefit of the holders or to surrender any right or power conferred upon the Parent, the Issuers or a Restricted Subsidiary;

(6) to make any change that does not adversely affect the rights of any holder, as evidenced by an officer’s certificate delivered to the trustee (upon which it may fully rely);

(7) to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8) to make any amendment to the provisions of the indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes;

(9) to conform the text of the indenture or the Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a substantially verbatim recitation of a provision of the indenture or the Guarantees or the Notes, as evidenced by an officer’s certificate delivered to the trustee (upon which it may fully rely);

(10) evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture;

(11) provide for a reduction in the minimum denominations of the Notes;

(12) comply with the rules of any applicable securities depositary; or

(13) to provide for the issuance of additional notes and related guarantees in accordance with the limitations set forth in the indenture.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuers are required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or the Guarantors in the indenture, or in any of the Notes or Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuers or the Guarantors or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Book-Entry, Delivery and Form

The Notes will be issued in the form of one or more global notes, in definitive, fully registered form, each of which we refer to as a “global note.” Each such global note will be deposited with Deutsche Bank AG, London Branch, the common depositary for Clearstream and Euroclear (the “Common Depositary”), and registered in the name of the Common Depositary or its nominee. We will not issue certificated securities to you for the Notes you purchase, except in the limited circumstances described below.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interest will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Investors may hold Notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium.

Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase Notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the Notes that you purchase on Clearstream’s or Euroclear’s records, and, upon its receipt of such credit, you will become the beneficial owner of those Notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the Notes and not on Clearstream’s or Euroclear’s records.

Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the Notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the Notes held by or through those direct participants.

You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the Notes.

As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The paying agent will wire payments on the Notes to the Common Depositary as the holder of the global notes. The trustee, the paying agent and we will treat the Common Depositary or any successor nominee to the Common Depositary as the owner of the global notes for all purposes.

Accordingly, the trustee, the paying agent and we will have no direct responsibility or liability to pay amounts due with respect to the global notes to you or any other beneficial owners in the global notes. Any redemption or other notices with respect to the Notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the Notes.

Initial Settlement

Investors will follow the settlement procedures applicable to conventional eurobonds in registered form. It is intended that Notes will be credited to the securities custody accounts of Clearstream and Euroclear holders. None of the Notes may be held through, no trades of the Notes will be settled through, and no payments with respect to the Notes will be made through, The Depository Trust Company in the United States of America.

Secondary Market Trading

Any secondary market trading of book-entry interests in the Notes will take place through participants in Clearstream and Euroclear in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds. Owners of book-entry interests in the Notes will receive payments relating to their Notes in euro.

Clearstream and Euroclear

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as interest, consent rights and other entitlements, to any person credited with such interests in securities on its records.

Concerning the Trustee

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of an Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Notices

All notices to the holders of the Notes regarding the Notes will be mailed to them at their respective addresses in the register of the Notes and will be deemed to have been given on the fourth Business Day after the date of mailing.

Notwithstanding the foregoing, so long as the Notes are represented by global notes and such global notes are held on behalf of Euroclear and Clearstream, notices to the holders of such Notes may be given by delivery of the relevant notice to Euroclear and Clearstream for communication by it to entitled accountholders.

In addition, for so long as the Notes are admitted to the Official List of the Irish Stock Exchange and for trading on its Global Exchange Market and the rules of such exchange so require, the Issuers will deliver notices to the holders of such Notes to the Companies’ Announcement Office of the Irish Stock Exchange.

Prescription

Claims against the Issuers for payment of principal, premium or Additional Amounts (if any) on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer for payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

Listing

The indenture provides that the Issuers will use their commercially reasonable efforts to obtain and maintain the admission of the Notes to the Official List of the Irish Stock Exchange and for trading on its Global Market Exchange for so long as such Notes are outstanding; provided that if at any time the Issuers determine that they will not maintain such listing, they will obtain prior to the delisting of the Notes from the Irish Stock Exchange, and thereafter use its commercially reasonable efforts to maintain, a listing of such Notes on another internationally recognized stock exchange. The Issuers will notify the trustee and paying agent of the listing of any Notes on an exchange.

Application will be made for the Notes to be admitted to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market. There can be no assurance that the application to admit the Notes to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market will be approved and settlement of the Notes is not conditioned on obtaining such listing.

Certain Definitions

Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definition of other capitalized terms used in this description that are not defined below.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or that is assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary; provided, however, that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Total Assets” means, for any Person, the sum of:

(1) Total Assets for such Person as of the end of the fiscal quarter preceding the Transaction Date; and

(2) any increase in Total Assets following the end of such quarter determined on a pro forma basis, including any pro forma increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means:

(1) an investment by an Issuer or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged, amalgamated or consolidated with and into an Issuer or any of its Restricted Subsidiaries; provided, however, that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such investment; or

(2) an acquisition by an Issuer or any of its Restricted Subsidiaries from any other Person of assets or one or more properties of such Person; provided, however, that the assets and properties acquired are related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by an Issuer or any of the Restricted Subsidiaries, other than to an Issuer or another Restricted Subsidiary, of:

(1) all or substantially all of the Capital Stock of any Restricted Subsidiary, whether in a single transaction or a series of transactions; or

(2) all or substantially all of the assets that constitute a division or line of business, or one or more properties, of an Issuer or any of the Restricted Subsidiaries, whether in a single transaction or a series of transactions.

“Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or Sale and Leaseback Transaction, in one transaction or a series of related transactions by an Issuer or any of the Restricted Subsidiaries to any Person other than an Issuer or any of the Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the assets that constitute a division or line of business of an Issuer or any of its Restricted Subsidiaries;

(3) any property and assets of an Issuer or any of its Restricted Subsidiaries outside the ordinary course of business of such Issuer or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of such Issuer; provided, however, that “Asset Sale” shall not include:

(a) the lease or sublease of any Real Estate Asset;

(b) sales, leases, assignments, licenses, sublicenses, subleases or other dispositions of inventory, receivables and other current assets;

(c) the sale, conveyance, transfer, lease, disposition or other transfer of all or substantially all of the assets of the Issuers as permitted under “Consolidation, Merger and Sale of Assets;”

(d) the license or sublicense of intellectual property or other general intangibles;

(e) the issuance of Capital Stock by a Restricted Subsidiary in which the percentage interest (direct and indirect) in the Capital Stock of such Restricted Subsidiary owned by one or both of the Issuers after giving effect to such issuance, is at least equal to the percentage interest prior to such issuance;

(f) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(g) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment;

(h) sales, transfers or other dispositions of assets or the issuance of Capital Stock of a Restricted Subsidiary with a fair market value not in excess of $30.0 million in any transaction or series of related transactions;

(i) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (2) of the third paragraph of the “Limitation on Asset Sales” covenant;

(j) sales or other dispositions of cash or Temporary Cash Investments;

(k) the creation, granting, perfection or realization of any Lien permitted under the indenture;

(l) the lease, assignment or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of the Issuers and their Restricted Subsidiaries, taken as a whole;

(m) sales, exchanges, transfers or other dispositions of damaged, worn-out or obsolete or otherwise unsuitable or unnecessary equipment or assets that, in the Parent’s reasonable judgment, are no longer used or useful in the business of the Issuers or their Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(n) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business between an Issuer or any Restricted Subsidiary and another Person;

(o) the voluntary unwinding of any hedging agreements or other derivative instruments (including any Interest Rate Agreements and Currency Agreements) other than those entered into for speculative purposes; and

(p) solely for purposes of clauses (1) and (2) of the first paragraph of the covenant described under “—Covenants—Asset Sales,” any foreclosures, expropriations, condemnations or similar actions with respect to assets.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by lessee in good faith on a basis consistent with comparable determinations of Capitalized Lease Obligations under GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1) the sum of the products of:

(i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security; and

(ii) the amount of such principal payment, by

(2) the sum of all such principal payments.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City, The City of London, England, Luxembourg or the location of the corporate trust office of the trustee are authorized or required by law, regulation or executive order to close.

“Capella Transaction Agreements” means definitive agreements pursuant to which subsidiaries of the Parent will acquire a portfolio of seven acute care hospitals currently owned and operated by Capella Healthcare, Inc. and make related mortgage and acquisition loans, and an equity contribution to the operator of the facilities, as described in this prospectus.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter, including all Common Stock and Preferred Stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Opco and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), together with any Affiliates thereof

(whether or not otherwise in compliance with the provisions of the indenture); provided, however, that for the avoidance of doubt, the lease of all or substantially all of the assets of Opco and its Subsidiaries taken as a whole shall not constitute a Change of Control;

(2) a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of Opco or any of its direct or indirect parent companies on a fully diluted basis;

(3) the approval by the holders of Capital Stock of an Issuer of any plan or proposal for the liquidation or dissolution of an Issuer (whether or not otherwise in compliance with the provisions of the indenture); or

(4) individuals who on the Issue Date constitute the Board of Directors of the Parent (together with any new or replacement directors whose election by the Board of Directors of the Parent or whose nomination by the Board of Directors of the Parent for election by the Parent’s shareholders was approved by a vote of at least a majority of the members of the Board of Directors of the Parent then still in office who either were members of the Board of Directors of the Parent on the Issue Date or whose election or nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Parent then in office.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including all series and classes of common stock.

“Common Units” means the common units of Opco, as defined in Opco’s limited partnership agreement.

“Consolidated EBITDA” means, for any period, the aggregate net income (or loss) (before giving effect to cash dividends on preferred units of Opco (or distributions to Parent to pay dividends on preferred stock of Parent) or charges resulting from the redemption of preferred units of Opco (or preferred stock of Parent) attributable to Opco and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP

I. excluding (without duplication):

(1) the net income of any Person, other than an Issuer or a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash (or to the extent converted into cash) or Temporary Cash Investments to an Issuer or any of its Restricted Subsidiaries by such Person during such period and the net losses for any such Person shall only be included to the extent funded with cash from an Issuer or a Restricted Subsidiary;

(2) the cumulative effect of a change in accounting principles;

(3) all extraordinary gains and extraordinary losses together with any related provision for taxes on such gains and losses;

(4) any fees and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue

Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(5) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

(6) any after-tax gains or losses attributable to asset dispositions (including any Asset Sales) or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by the Issuers; and

(7) all non-cash items increasing net income;

II. increased by proceeds actually received from business interruption insurance and, to the extent such amount was deducted in calculating such net income (without duplication):

(a) Consolidated Interest Expense;

(b) provision for taxes based on income or profits or capital gains, including federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes;

(c) depreciation and amortization (including without limitation amortization of deferred financing fees or costs, amortization or impairment write-offs of goodwill and other intangibles, long lived assets and Investments in debt and equity securities, but excluding amortization of prepaid cash expenses that were paid in a prior period);

(d) non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs, rent expense on operating leases to the extent that a liability for such rent has been established in purchase accounting or through a restructuring provision (and accretion of the discount on any such liability), costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) excluding, in all cases under this clause (d), cash restructuring charges, accruals and reserves; and

(e) all Non-Cash Charges, and

(f) increased (by losses) or decreased (by gains) by (without duplication) any net noncash gain or loss resulting in such period from hedging or other derivative instruments (including any Interest Rate Agreements or Currency Agreements) and the application of Accounting Standards Codification 815.

Notwithstanding the preceding, the income taxes of, and the depreciation and amortization and other non-cash items of, a Subsidiary shall be added (or subtracted) to net income to compute Consolidated EBITDA only to the extent (and in the same proportion) that net income of such Subsidiary was included after giving effect to the impact of clause (1) above.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, less the aggregate amount of interest income for such period, in respect of Indebtedness of the Issuers and the Restricted Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication):

(1) the interest portion of any deferred payment obligations;

(2) all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

(3) the net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of an Issuer or any Restricted Subsidiary; and

(4) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by an Issuer and the Restricted Subsidiaries;

excluding, to the extent included in interest expense above, (i) accretion of accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees and (v) non-cash costs associated with Interest Rate Agreements and Currency Agreements or attributable to mark-to-market valuation of derivative instruments pursuant to GAAP.

“Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 19, 2014, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., the several lenders from time to time party thereto, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent, together with the related documents thereto (including any guarantee agreements and security documents), as amended through the Issue Date.

“Credit Facility” means one or more credit or debt facilities (including any credit or debt facilities provided under the Credit Agreement), financings, commercial paper facilities, note purchase agreements or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, swing line loans, notes, securities, letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders or investors).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by an Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuers, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed on or prior to the date that is 91 days after the Stated Maturity of the Notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock, at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes (other than into shares of Capital Stock that is not Disqualified Stock); or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the Notes;

provided , however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Covenants—Limitation on Restricted Payments.” Disqualified Stock shall not include (i) Capital Stock which is issued to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (ii) Capital Stock issued to any future, present or former employee, director, officer or consultant of the Parent, an Issuer (or any of their respective direct or indirect parents or Subsidiaries) which is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time. Disqualified Stock shall not include Common Units.

“Dollar” or “$” means the lawful currency of the United States of America.

“Euro” or “€” means the lawful currency of the European Monetary Union.

“Euro-Denominated Designated Government Obligations” means direct non-callable and non-redeemable obligations denominated in Euros (in each case, with respect to the issuer thereof) of any member state of the European Union that is a member of the European Union provided that such member state has a long-term government debt rating of “A1” or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized rating agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. For purposes of determining compliance with the provisions of the indenture described under the caption “—Covenants,” any determination of the fair market value of assets other than cash or Temporary Cash Investments will be as determined by the principal financial officer of the Parent acting in good faith, whose determination will be conclusive.

“Four Quarter Period” means, for purposes of calculating the Interest Coverage Ratio with respect to any Transaction Date, the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “—Covenants—SEC Reports and Reports to holders” covenant.

“Funds From Operations” for any period means the consolidated net income attributable to the Issuers and the Restricted Subsidiaries for such period determined in conformity with GAAP after adjustments for unconsolidated partnerships and joint ventures, plus depreciation and amortization of real property (including furniture and equipment) and other real estate assets and excluding (to the extent such amount was deducted in calculating such consolidated net income):

(1) gains or losses from (a) the restructuring or refinancing of Indebtedness, (b) sales of properties or (c) changes in reserves for earnouts associated with any Asset Acquisition or other acquisition in connection with any fair value adjustments of such earnouts;

(2) non-cash asset impairment charges (including write-offs of former tenant receivables);

(3) non-cash, non-recurring charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Funds From Operations to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(4) write-offs or reserves of straight-line rent;

(5) fees and expenses incurred in connection with any acquisition or debt refinancing;

(6) executive severance in an amount not to exceed $10 million in the aggregate;

(7) amortization of debt costs; and

(8) any non-cash expenses and costs of the Issuers and their Restricted Subsidiaries that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date (without giving effect to SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as otherwise specifically provided in the indenture, all ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantor” means the Parent and each Subsidiary Guarantor.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided, however, that neither the accrual of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(4) all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations and Attributable Debt;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(8) to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Currency Agreements and Interest Rate Agreements, in each case if and to the extent that any of the foregoing (other than letters of credit) in clauses (1) through (7) would appear as a liability on a balance sheet (excluding the footnotes) of such Person in accordance with GAAP.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that:

(i) the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP;

(ii) Indebtedness shall not include any liability for foreign, federal, state, local or other taxes;

(iii) Indebtedness shall not include any obligations in respect of indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds, in each case securing any such obligations of the Issuers or any of the Restricted Subsidiaries, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition) in a principal amount not in excess of the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries on a consolidated basis in connection with such disposition; and

(iv) Indebtedness shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations incurred in the ordinary course of business and consistent with past practices.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:

(1) the aggregate amount of Consolidated EBITDA for the then applicable Four Quarter Period to

(2) the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation (and without duplication),

(1) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3) pro forma effect shall be given to Asset Dispositions, Asset Acquisitions and Permitted Mortgage Investments (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period or subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and after giving effect to Pro Forma Cost Savings;

(4) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to (i) the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions, (ii) expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act and (iii) Pro Forma Cost Savings) that have been made by any Person that is or has become a Restricted Subsidiary or has been merged with or into an Issuer or any of its Restricted Subsidiaries during such Reference Period or subsequent to the end of the related Four Quarter Period and that would have constituted asset dispositions or asset acquisitions during such Reference Period or subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period;

(5) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date; and

(6) Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if not, then based upon such operational rate chosen as the Issuers may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in clause (1) of this definition. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

provided, however , that to the extent that clause (3) or (4) of this paragraph requires that pro forma effect be given to an Asset Acquisition, Asset Disposition, Permitted Mortgage Investment, asset acquisition or asset disposition, as the case may be, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more properties, of the Person that is acquired or disposed of to the extent that such financial information is available or otherwise a reasonable estimate thereof is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement, but excluding advances to customers and distributors and trade credit made in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of an Issuer and its Restricted Subsidiaries and commission, travel and similar advances to employees, directors, officers, managers and consultants in each case made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2) the fair market value of the Capital Stock (or any other Investment), held by an Issuer or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;

provided, however, that the fair market value of the Investment remaining in any Person shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described above:

(i) “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to an Issuer or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(ii) the fair market value of the assets (net of liabilities (other than liabilities to an Issuer or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Investment Grade Status” means, with respect to the Issuers, when the Notes have (1) a rating of “Baa3” or higher from Moody’s and (2) a rating of “BBB-” or higher from S&P, in each case published by the applicable agency.

“Issue Date” means August     , 2015.

“Italian Hospital Agreements” means definitive agreements to acquire a portfolio of several acute care hospitals and a freestanding clinic in Northern Italy through a joint venture between subsidiaries of Parent and affiliates of AXA Real Estate, as described in this prospectus.

“Lien” means mortgage, trust deed, deeds to secure Indebtedness, pledge, security interest, encumbrance, lien, or charge of any kind, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“MEDIAN Real Estate Acquisition Agreements” means a series of definitive agreements pursuant to which subsidiaries of the Parent will acquire, in a series of related transactions, including sale leaseback transactions, substantially all of the real estate assets of Median Kliniken S.à r.l., as described in this prospectus.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to an Issuer or any of its Restricted Subsidiaries) and proceeds from the conversion or sale of other property received when converted to or sold for cash or cash equivalents, net of brokerage and sales commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale.

“Non-Cash Charges” means (a) all losses from Investments recorded using the equity method, (b) any non-cash expenses and costs of the Issuers and their Restricted Subsidiaries that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements, (c) the non-cash impact of acquisition method accounting, and (d) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Funds From Operations to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Pari Passu Indebtedness” means any Indebtedness of an Issuer or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Subsidiary Guarantee thereof by such Subsidiary Guarantor, as applicable.

“Permitted Business” means any business activity (including Permitted Mortgage Investments) in which the Parent, the Issuers and Restricted Subsidiaries are engaged or propose to be engaged in (as described in this prospectus) on the Issue Date, any business activity related to properties customarily constituting assets of a healthcare REIT, or any business reasonably related, ancillary, incidental or complementary thereto, or reasonable expansions or extensions thereof.

“Permitted Investment” means:

(1) (a) an Investment in an Issuer or any of the Restricted Subsidiaries or (b) a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, an Issuer or any of its Restricted Subsidiaries and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(2) investments in cash and Temporary Cash Investments;

(3) Investments made by an Issuer or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant or from any other disposition or transfer of assets not constituting an Asset Sale;

(4) Investments represented by Guarantees that are otherwise permitted under the indenture;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(6) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(7) any Investment acquired solely in exchange for Capital Stock (other than Disqualified Stock) of the Parent or Opco, which the Parent or Opco did not receive in exchange for a cash payment, Indebtedness or Disqualified Stock, but excluding any new cash Investments made thereafter;

(8) Investments in tenants in an aggregate amount not to exceed the greater of (x) $ 1,200.0 million and (y) 20% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any one time outstanding;

(9) obligations under Currency Agreements and Interest Rate Agreements otherwise permitted under the indenture;

(10) Permitted Mortgage Investments;

(11) any transaction which constitutes an Investment to the extent permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Covenants—Limitation on Transactions with Affiliates” (except transactions described under clauses (1), (5), (8) and (9) of such paragraph);

(12) any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(13) pledges or deposits by a Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(14) any Investment acquired by an Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or rents receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or rents receivable or (b) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(15) any Investment consisting of a loan or advance to officers, directors or employees of the Parent, an Issuer or any of its Restricted Subsidiaries (a) in connection with the purchase by such Persons of Capital Stock of the Parent or (b) for additional purposes made in the ordinary course of business, in the aggregate under this clause (15) not to exceed $2.5 million at any one time outstanding;

(16) any Investment made in connection with the funding of contributions under any nonqualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expenses recognized by the Parent, an Issuer and any of its Restricted Subsidiaries in connection with such plans;

(17) any Investment existing on the Issue Date or made pursuant to a (x) binding commitment or (y) the MEDIAN Real Estate Acquisition Agreements, Capella Transaction Agreements, Spanish Development Agreements or Italian Hospital Agreements and any related agreements or an Investment consisting of any extension, modification, replacement or renewal of any such Investment or binding commitment existing on the Issue Date;

(18) additional Investments not to exceed the greater of (x) $285.0 million and (y) 5.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any time outstanding; and

(19) Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause not to exceed the greater of (x) $600.0 million and (y) 10.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated EBITDA), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause).

“Permitted Mortgage Investment” means any Investment in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates directly or indirectly to real property that constitutes or is used as a skilled nursing home center, hospital, assisted living facility, medical office or other property customarily constituting an asset of a real estate investment trust specializing in healthcare or senior housing property.

“Permitted Payments to Parent” means, without duplication as to amounts:

(A) payments to Parent to pay reasonable accounting, legal and administrative expenses of Parent when due, in an aggregate amount not to exceed $500,000 per annum; and

(B) payments to Parent in respect of its state, franchise and local tax liabilities.

“Permitted Refinancing Indebtedness” means:

(A) any Indebtedness of an Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other Indebtedness of an Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of any fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has:

(a) a final maturity date later than (x) the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded or (y) the date that is 91 days after the maturity of the Notes, and

(b) an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded or 91 days more than the Average Life of the Notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is contractually subordinated in right of payment to the Notes or the Guarantee, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is pari passu in right of payment with the Notes or any Guarantee thereof, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Notes or such Guarantee; and

(5) such Indebtedness is incurred either (a) by an Issuer or any Subsidiary Guarantor (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including all series and classes of such preferred or preference stock.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs (including such reductions resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes) that occurred during such period that are (1) directly attributable to an asset acquisition or (2) implemented and that are factually supportable and reasonably quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs, all such costs to be determined in good faith by the chief financial officer of the Parent or the Issuers.

“Replacement Assets” means (1) tangible non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to a Person, any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless the context otherwise requires, Restricted Subsidiaries refer to Restricted Subsidiaries of the Issuers.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Parent or any Restricted Subsidiary of any property, whether owned by the Parent or any such Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Parent or any such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of the Issuers or any Restricted Subsidiaries.

“Significant Subsidiary,” with respect to any Person, means any restricted subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act, as such regulation is in effect on the Issue Date.

“Spanish Development Agreements” means definitive agreements to acquire the real estate of a general acute care hospital under development located in Spain through a joint venture between subsidiaries of Parent and clients of AXA Real Estate, as described in this prospectus.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable,

provided , that Stated Maturity shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness which by the terms of such Indebtedness is subordinated in right of payment to the principal of and interest and premium, if any, on the Notes or any Guarantee thereof.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantors” means each Person that becomes a Guarantor by the terms of the indenture after the Issue Date, in each case, until such Person is released from its Guarantee of the Notes.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other additions thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax).

“Temporary Cash Investment” means any of the following:

(1) Dollars, Euros, pounds sterling , any national currency of any participating member state of the European Union or any foreign currency received in exchange for the sale of assets in the ordinary course of business or pursuant to any sale permitted by the indenture;

(2) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States government or (ii) any member nation of the European Union (provided that such member state has a long-term government debt rating of “A2” or higher by Moody’s or “A” or higher by S&P or the equivalent rating category of another internationally recognized rating agency) having maturities of not more than 24 months from the date of acquisition thereof; provided further that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(3) time deposits accounts, term deposit accounts, time deposits, bankers’ acceptances, overnight bank deposits, certificates of deposit, Eurodollar time deposits and money market deposits maturing within twelve months or less of the date of acquisition thereof, in each case with (A) any commercial bank organized under the laws of the United States of America, any state thereof or any member state of the European Union having capital and surplus of not less than $250 million (or the Dollar equivalent as of the date of determination in case of non-U.S. banks) or (B) any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(4) repurchase and reverse purchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above;

(5) commercial paper, maturing not more than six months after the date of acquisition with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(6) securities with maturities of twelve months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision, public instrumentality or taxing authority thereof or any member nation of the European Union, and rated at least “A” by S&P or Moody’s;

(7) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (3)(A) of this definition;

(8) any fund investing substantially all of its assets in investments that constitute Temporary Cash Investments of the kinds described in clauses (1) through (7) of this definition; and

(9) money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Total Assets” means, for any Person as of any date, the sum of (a) Undepreciated Real Estate Assets plus (b) the book value of all other assets (excluding non-real estate intangibles) of such Person and its Restricted Subsidiaries as of such date of determination on a consolidated basis determined in accordance with GAAP.

“Total Unencumbered Assets” means, for any Person as of any date, the Total Assets of such Person and its Restricted Subsidiaries as of such date, that do not secure any portion of Secured Indebtedness, on a consolidated basis determined in accordance with GAAP.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by an Issuer or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to an Issuer or the Restricted Subsidiaries plus capital improvements) of real estate assets and related intangibles of the Issuers and the Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Issuers that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

Except during a Suspension Period, the Board of Directors of the Parent may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Parent or any of its Restricted Subsidiaries; provided, however, that:

(i) any Guarantee by the Parent or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Parent or such Restricted Subsidiary (or all, if applicable) at the time of such designation;

(ii) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described above; and

(iii) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (a) above would be permitted under the “Limitation on Restricted Payments” covenants described above.

The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that:

(i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(ii) all Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture.

Any such designation by the Board of Directors of the Parent shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries that is not Secured Indebtedness.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Withholding under the EU Savings Tax Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), member states are required to provide to the tax authorities of other member states details of certain payments of interest and other similar income paid by a person established within its jurisdiction to or for the benefit of an individual resident in that other member state or to certain limited types of entities established in that other member state. However, for a transitional period Austria may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-European Union countries to the exchange of information relating to such payments. Luxembourg has elected out of the withholding system in favour of automatic information exchange since January 1, 2015.

A number of non-European Union countries (including Switzerland) and certain dependent or associated territories of certain member states have adopted similar measures (in the case of Switzerland, a withholding system has been adopted). In addition, the member states have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident or certain limited types of entity established in one of those territories.

On March 24, 2014, the Council of the European Union adopted a Council Directive (the “Amending Directive”) which will, when implemented, amend and broaden the scope of the requirements of the Savings Directive described above. European Union member states are required to adopt national legislation necessary to comply with the Amending Directive by January 1, 2016, which legislation must apply from January 1, 2017. The changes will expand the range of payments covered by the Savings Directive, in particular to include additional types of income payable on securities, and the circumstances in which payments must be reported or paid subject to withholding. For example, payments made to or for the benefit of: (i) an entity or legal arrangement effectively managed in an European Union member state that is not subject to effective taxation, or (ii) a person, entity or legal arrangement established or effectively managed outside of the European Union (and outside of any third country or territory that has adopted similar measures to the Savings Directive) which indirectly benefit an individual resident in an European Union Member State, may fall within the scope of the Savings Directive, as amended.

If a payment were to be made or collected through a member state (or through any non-European Union country or certain dependent or associated territories of certain member states which have adopted similar measures) which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment pursuant to the Savings Directive or any agreement between the European Union and any other country or territory providing for similar measures, neither the Issuers, nor any paying agent, nor any other person would be obliged to pay additional amounts with respect to any Notes as a result of the imposition of such withholding tax. Furthermore, once the Amending Directive is implemented and takes effect in European Union member states, such withholding may occur in a wider range of circumstances than at present, as explained above. The Issuers are required to maintain a paying agent in the United States or in any member state that will not be obliged to withhold or deduct tax pursuant to the Savings Directive or any agreement between the European Union and any other country or territory providing for similar measures. However, investors should be aware that any custodians or intermediaries through which they hold their interest in the Notes may nonetheless be obliged to withhold or deduct tax pursuant to such laws unless the investor meets certain conditions, including providing any information that may be necessary to enable such persons to make payments free from withholding and in compliance with the Savings Directive, as amended.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences to our company and to our stockholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of shares of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-United States individuals and foreign corporations.

The statements in this section of the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”), and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.

This section is not a substitute for careful tax planning, nor does it constitute tax advice. We urge you to consult your own tax advisors regarding the specific federal, state, local, foreign and other tax consequences to you, in the light of your own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. In connection with this offering, our REIT counsel, Baker Donelson, has opined that, for federal income tax purposes, we are and have been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with our initial short taxable year ended December 31, 2004, and that our current and proposed method of operations as described in this prospectus and as represented to our counsel by us satisfies currently, and will enable us to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based on factual assumptions and representations made by us to Baker Donelson concerning our organization, our proposed ownership and operations, and other matters relating to our ability to qualify as a REIT, and is expressly conditioned upon the accuracy of such assumptions and representations.

We believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, as such qualification and taxation as a REIT depends upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “—Requirements for Qualification—Failure to Qualify.”

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

We generally will not be subject to federal income tax on the taxable income that we currently distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We are subject to tax, at the highest corporate rate, on:

•	net gain from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Requirements for Qualification—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test multiplied by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than a gross income test or an asset test, we will be required to pay a penalty of $50,000 for each such failure.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm’s-length.

•	If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest corporate rate.

Requirements for Qualification

To continue to qualify as a REIT, we must meet various (1) organizational requirements, (2) gross income tests, (3) asset tests, and (4) annual distribution requirements.

Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

(1) it is managed by one or more trustees or directors;

(2) its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3) it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;

(4) it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);

(6) not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7) it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We did not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement, we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

For purposes of determining stock ownership under requirement six, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.

A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation other than a “taxable REIT subsidiary” as described below, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

An unincorporated domestic entity with two or more owners that is eligible to elect its tax classification under Treasury Regulation Section 301.7701-3 but does not make such an election is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. We will treat our operating partnership as a partnership for U.S. federal income tax purposes. Accordingly, our proportionate share of the assets, liabilities and items of income of the operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” We have formed and made taxable REIT subsidiary elections with respect to MPT Development Services, Inc., a Delaware corporation formed in January 2004 (“MPT TRS”), MPT Covington TRS, Inc., a Delaware corporation formed in January 2010 and MPT Finance Corporation, Inc., a Delaware corporation formed in April 2011. We have also formed limited liability companies wholly-owned by MPT TRS which are disregarded entities for federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Generally, the subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. Ernest Health, Inc. is also a TRS as a result of the ownership by a disregarded entity owned by MPT TRS of more than a 35% ownership interest in Ernest Health, Inc. (“Ernest”). Also, upon the closing of the Capella Transactions, Capella and its corporate subsidiaries will be taxable REIT subsidiaries as the result of the ownership by a disregarded entity owned by MPT TRS of a more than 35% ownership interest in Capella. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also engage in otherwise prohibited transactions through a taxable REIT subsidiary. See description below under “—Requirements for Qualification—Prohibited Transactions.” A taxable REIT subsidiary may not operate or manage a health care facility, though for tax years beginning after July 30, 2008 a health care facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. For purposes of this definition a “health care facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. MPT Covington TRS, Inc. has been formed specifically for the purpose of leasing a health care facility from us, subleasing that facility to an entity in which it owns an equity interest, and having that facility operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. We have structured other transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a similar manner, and we have structured leases with the operating subsidiaries of Ernest in a similar manner and may structure other such transactions similarly in the future.

Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

•	gross income from foreclosure property.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends or gain from the sale or disposition of stock or securities. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, for taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such also will be excluded from both the numerator and the denominator for purposes of the 95% gross income test and for transactions entered into after July 30, 2008, such income and gain also will be excluded from the 75% gross income test. For items of income and gain recognized after July 30, 2008, passive foreign exchange gain is excluded from the 95% gross income test and real estate foreign exchange gain is excluded from both the 95% and the 75% gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

The Secretary of the Treasury is given broad authority to determine whether particular items of gain or income qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. Presently we own a less than 10% ownership interest in one tenant entity. We do not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. However, MPT Covington TRS, Inc. has acquired a greater than 10% equity interest in an entity to which it subleases a health care facility which is operated by an eligible independent operator. We have obtained a private letter ruling from the IRS holding that the ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. or disqualify the rents paid by MPT Covington TRS, Inc. to us from being treated as qualifying income under the 75% and 95% gross income tests. We have structured other transactions and may structure future transactions in a similar manner. In particular, our leases with subsidiaries of Ernest are structured in a similar manner with the exception that the prior management of Ernest and its subsidiaries, through a management company, Guiding Health Management Group, LLC (“GHMG”), formed by the prior management, is the manager of the Ernest facilities. These managers previously operated Ernest and its subsidiaries as officers and employees. Although certain management personnel have remained as officers of Ernest, they are employees of and compensated by GHMG. Our leases with subsidiaries of Capella will be structured similarly to our leases with subsidiaries of Ernest. Also certain management personnel of Capella will remain as officers of Capella and its subsidiaries but will be employees of and compensated by ManageCo. We believe that GHMG and ManageCo meet the definition of an “eligible independent contractor” which is any independent contractor if, at the time such contractor enters into an agreement with a taxable REIT subsidiary to operate a qualified health care facility, such contractor is actively engaged in the trade or business of operating such facilities for any person who is not a related person to the REIT or the taxable REIT subsidiary. There is no assurance that the IRS will not take a contrary position with respect to the structuring of these and other such transactions. In addition, MPT TRS and MPT Covington TRS, Inc. have made and will make loans to tenants to acquire operations and for other purposes. We have structured and will structure these loans as debt and believe that they will be characterized as such, and that our rental income from our tenant borrowers will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat a loan to a particular tenant as an equity interest, the tenant would be a related party tenant with respect to us, the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests, and we could lose our REIT status. However, as stated above, we believe that these loans will be treated as debt rather than equity interests. Finally, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date.

We currently own 100% of the stock of MPT TRS, MPT Covington TRS, Inc. and MPT Finance Corporation, Inc., all of which are taxable REIT subsidiaries, and may in the future own up to 100% of the stock of one or more additional taxable REIT subsidiaries. In addition, Ernest is, and Capella and its corporate subsidiaries will be, taxable REIT subsidiaries because of MPT TRS’s indirect ownership of more than a 35% interest in Ernest. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a health care facility), (2) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and (3) the amount paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. In addition, for tax years beginning after July 30, 2008, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property” (as defined below under “—Requirements for Qualification—Foreclosure Property”), operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor” (as defined above), are qualifying rental income for purposes of the 75% and 95% gross income tests. We have formed and made a taxable REIT subsidiary election with respect to MPT Covington TRS, Inc. for the purpose of leasing a health care facility from us, subleasing that facility to an entity in which it owns an equity interest, and having that facility operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that the rent received by us from MPT Covington TRS, Inc. will qualify as rent from real property under these exceptions. We have since structured leases with taxable REIT subsidiaries in a similar manner, including leases with the subsidiaries of Ernest and Capella.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary services for our tenants, and services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.

Finally, in order for the rent payable under the leases of our properties to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We generally treat our leases with respect to our properties as true leases for federal income tax purposes; however, there can be no assurance that the IRS would not consider a particular lease a financing arrangement instead of a true lease for federal income tax purposes. In that case, and in any case in which we intentionally structure a lease as a financing arrangement, our income from that lease would be interest income rather than rent and would be qualifying income for purposes of the 75% gross income test to the extent that our “loan” does not exceed the fair market value of the real estate assets associated with the facility. All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. We believe that the characterization of a lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.

If a portion of the rent we receive from a facility does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; (3) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary; or (4) we manage or operate the facility, other than through an independent contractor. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a facility’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.”

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. We anticipate that MPT TRS, one of our taxable REIT subsidiaries, will receive most of the management fees, inspection fees and construction fees in connection with our operations. Any fees earned by MPT TRS will not be included as income for purposes of the gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may form or acquire a taxable REIT subsidiary to engage in transactions that may not fall within the safe-harbor provisions.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incidental to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a “Repossession Action.” Property acquired by a Repossession Action will not be considered “foreclosure property” if (1) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (2) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

Foreclosure property includes any qualified health care property acquired by a REIT as a result of a termination of a lease of such property (other than a termination by reason of a default, or the imminence of a default, on the lease). A “qualified health care property” means any real property, including interests in real property, and any personal property incident to such real property which is a “health care facility” (as defined above under “—Requirements for Qualification—Organizational Requirements”) or is necessary or incidental to the use of a health care facility.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified health care property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified health care property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the qualified health care property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test and for transactions entered into after July 30, 2008, such income or gain will also be excluded from the 75% gross income test. For this purpose, a “hedging transaction” will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or to manage risks of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it is acquired, originated, or entered into. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying or excluded income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Foreign Currency Gain. For gains and items of income recognized after July 30, 2008, passive foreign exchange gain is excluded from the 95% income test and real estate foreign exchange gain is excluded from the 75% income test. Real estate foreign exchange gain is foreign currency gain (as defined in Code Section 988(b)(1)) which is attributable to (i) any qualifying item of income or gain for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes Code Section 987 gain attributable to a qualified business unit (“QBU”) of the REIT if the QBU itself meets the 75% income test for the taxable year, and meets the 75% asset test at the close of each quarter of the REIT that has directly or indirectly held the QBU. The QBU is not required to meet the 95% income test in order for this 987 gain exclusion to apply. Real estate foreign exchange gain also includes any other foreign currency gain as determined by the Secretary of the Treasury.

Passive foreign exchange gain includes all real estate foreign exchange gain, and in addition includes foreign currency gain which is attributable to (i) any qualifying item of income or gain for purposes of the 95% income test, (ii) the acquisition or ownership of obligations, (iii) becoming or being the obligor under obligations, and (iv) any other foreign currency gain as determined by the Secretary of the Treasury.

Any gain derived from dealing, or engaging in substantial and regular trading, in securities denominated in, or determined by reference to, one or more nonfunctional currencies will be treated as non-qualifying income for both the 75% and 95% gross income tests. We do not currently, and do not expect to, engage in such trading.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	real estate assets, which includes interest in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property and shares (or transferable certificates of beneficial interest) in other REITs; and

•	investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through any equity offering or public offering of debt with at least a five year term.

Effective for tax years beginning after July 30, 2008, if a REIT or its QBU uses any foreign currency as its functional currency (as defined in section 985(b) of the Code), the term “cash” includes such currency to the extent held for use in the normal course of the activities of the REIT or QBU which give rise to items of income or gain qualifying under the 95% and 75% income tests or are directly related to acquiring or holding assets qualifying under the 75% assets test, provided that the currency cannot be held in connection with dealing, or engaging in substantial and regular trading, in securities.

With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer or more than 10% of the value of all outstanding securities of such issuer.

In addition, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 25% of the value of our total assets (20% for tax years beginning prior to January 1, 2009), irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, including, among other things, certain securities of a taxable REIT subsidiary such as stock or non-mortgage debt.

For purposes of the 5% and 10% asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership that holds real estate assets. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non- “straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield to maturity of the debt obligation, other than a change to the annual yield to maturity that does not exceed the greater of 0.25% or 5% of the annual yield to maturity, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or exercise of a prepayment right by the issuer of the debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “Section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

•	Any security issued by a REIT;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “—Requirements for Qualification—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, excluding all securities described above except those securities described in the last two bullet points above.

MPT TRS and MPT Covington TRS, Inc., two of our taxable REIT subsidiaries, have made and will make loans to tenants to acquire operations and for other purposes. If the IRS were to successfully treat a particular loan to a tenant as an equity interest in the tenant, the tenant would be a “related party tenant” with respect to our company and the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat a particular loan as an interest held by our operating partnership rather than by one of our taxable REIT subsidiaries we could fail the 5% asset test, and if the IRS further successfully treated the loan as other than straight debt, we could fail the 10% asset test with respect to such interest. As a result of the failure of either test, we could lose our REIT status.

MPT Covington TRS, Inc. leases a health care facility from us and subleases it to a tenant in which it owns a greater than 10% interest. The facility is operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. We have since structured other transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a similar manner, including leases with the subsidiaries of Ernest. If the IRS successfully challenged the taxable REIT subsidiary status of MPT Covington TRS, Inc. or MPT TRS, and we were unable to cure as described below, we could fail the 10% asset test with respect to our ownership of MPT Covington TRS, Inc. or MPT TRS and as a result lose our REIT status.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that, at the end of any calendar quarter, we violate the 5% or 10% test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test. In the event of a more than de minimis failure of the 5% or 10% tests, or a failure of the other assets test, at the end of any calendar quarter, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) file with the IRS a schedule describing the assets that caused the failure, (2) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test and (3) pay a tax equal to the greater of $50,000 and tax at the highest corporate rate on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property;

•	Minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Requirements for Qualification—Taxation of Taxable United States Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.

Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable to them as dividend income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Gross Income Tests” and “—Asset Tests.”

Taxation of Our Stockholders

Taxation of Taxable United States Stockholders. As long as we qualify as a REIT, a taxable “United States stockholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A United States stockholder will not qualify for the dividends-received deduction generally available to corporations. The term “United States stockholder” means a holder of shares of common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	any trust if (1) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

For individuals with taxable income in excess of certain thresholds, the maximum federal income tax rate on ordinary income is 39.6% (as compared to 35% prior to 2013) and the maximum rate on long-term capital gains and qualified dividend income is 20% (as compared to 15% prior to 2013). Estates and trusts have separate tax rate schedules.

Distributions. Distributions paid to a United States stockholder will generally not qualify for the maximum 20% tax rate in effect for “qualified dividend income.” Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most United States noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the current preferred rates on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 39.6%. However, the 20% maximum tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

Distributions to a United States stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the United States stockholder has held its common stock. With certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations, may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, certain net capital gains attributable to depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed real property depreciation.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The United States stockholder would receive a credit or refund for its proportionate share of the tax we paid. The United States stockholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the United States stockholder’s shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the United States stockholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a United States stockholder of record on a specified date in any of those months will be treated as paid by us and received by the United States stockholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of common stock will not be treated as passive activity income; stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of United States Stockholders on the Disposition of Shares of Common Stock. In general, a United States stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the United States stockholder has held the stock for more than one year, and otherwise as short-term capital gain or loss. However, a United States stockholder must treat any loss upon a sale or exchange of common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the United States stockholder treats as long-term capital gain. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of common stock may be disallowed if the United States stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 39.6%. The maximum tax rate on long-term capital gain applicable to individuals is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate stockholders at a 20% or 25% rate.

The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct from its ordinary income capital losses not offset by capital gains only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains and unused losses may be carried back three years and carried forward five years.

Certain United States individuals, estates, and trusts with taxable incomes in excess of certain thresholds will be subject to an additional 3.8% tax on their net investment income.

Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A United States stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies, under penalty of perjury, as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules

A United States stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholder who fails to certify its non-foreign status to us. United States stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining an exemption. For a discussion of the backup withholding rules as applied to non-United States stockholders, see “—Taxation of Non-United States Stockholders.”

Taxation of Tax-exempt Stockholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our outstanding stock must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our outstanding stock only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% in value of our outstanding stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

•	either of the following applies:

•	one pension trust owns more than 25% of the value of our outstanding stock; or

•	a group of pension trusts individually holding more than 10% of the value of our outstanding stock collectively owns more than 50% of the value of our outstanding stock.

Taxation of Non-United States Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-United States stockholders to consult their own tax advisors to determine the impact of U.S. federal, state and local income and non-U.S. tax laws on ownership of shares of common stock, including any reporting requirements.

A non-United States stockholder that receives a distribution which (1) is not attributable to gain from our sale or exchange of “United States real property interests” (defined below) and (2) we do not designate as a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates on dividends do not apply, or do not apply as favorably to, dividends from REITs. However, a non-United States stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, in the same manner as United States stockholders are taxed on distributions. A corporate non-United States stockholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a non-United States stockholder unless:

•	a lower treaty rate applies and the non-United States stockholder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the non-United States stockholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected income.

A non-United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder’s shares of common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-United States stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-United States stockholder otherwise would be subject to tax on gain from the sale or disposition of shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-United States stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We may, therefore, withhold at a rate of 10% on any portion of a distribution to the extent we determined it is not subject to withholding at the 30% rate described above.

Furthermore, under the Foreign Account Tax Compliance Act, or FATCA, withholding is required at a rate of 30 percent on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common stock held by certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain United States persons and by certain non-US entities that are wholly or partially owned by United States persons. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-US entity will be subject to withholding at a rate of 30 percent, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-United States stockholders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

For any year in which we qualify as a REIT, a non-United States stockholder will incur tax on distributions attributable to gain from our sale or exchange of “United States real property interests” under the “FIRPTA” provisions of the Code. The term “United States real property interests” includes interests in real property located in the United States or the Virgin Islands and stocks in corporations at least 50% by value of whose real property interests and assets used or held for use in a trade or business consist of United States real property interests. Under the FIRPTA rules, a non-United States stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the conduct of a United States business of the non-United States stockholder. A non-United States stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-United States corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-United States stockholder may receive a credit against our tax liability for the amount we withhold.

For taxable years beginning on and after January 1, 2005, for non-United States stockholders of our publicly-traded shares, capital gain distributions that are attributable to our sale of real property will not be subject to FIRPTA and therefore will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-United States stockholder did not own more than 5% of the class of our stock on which the distributions are made for the one year period ending on the date of distribution. As a result, non-United States stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

A non-United States stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of common stock as long as, at all times, non-United States persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that this test will be met. Even if we meet this test, pursuant to new “wash sale” rules under FIRPTA, a non-United States stockholder may incur tax under FIRPTA to the extent such stockholder disposes of our common stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires our common stock within certain prescribed periods. In addition, a non-United States stockholder that owned, actually or constructively, 5% or less of the outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is “regularly traded” on an established securities market. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of United States stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

A non-United States stockholder generally will incur tax on gain from the sale of common stock not subject to FIRPTA if:

•	the gain is effectively connected with the conduct of the non-United States stockholder’s United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to the gain; or

•	the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-United States stockholder will incur a 30% tax on capital gains.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a “Partnership” and collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if each Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, the “private placement exclusion,” interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

An unincorporated entity with only one separate beneficial owner generally may elect to be classified either as an association taxable as a corporation or as a disregarded entity. If such an entity is domestic and does not make an election, it generally will be treated as a disregarded entity. A disregarded entity’s activities are treated as those of a branch or division of its beneficial owner.

The operating partnership has not elected to be treated as an association taxable as a corporation. Therefore, our operating partnership is treated as a partnership for federal income tax purposes. We intend that our operating partnership will continue to be treated as partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the operating partnership or any other subsidiary entity will be classified as either a partnership or disregarded entity for federal income tax purposes. If for any reason any Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Requirements for Qualification—Gross Income Tests” and “—Requirements for Qualification—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. If each Partnership is classified as a partnership, we will therefore take into account our allocable share of each such Partnership’s income, gains, losses, deductions, and credits for each taxable year of each Partnership ending with or within our taxable year, even if we receive no distribution from any Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership. If any Partnership is classified as a disregarded entity, each Partnership’s activities will be treated as if carried on directly by us.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•	reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, each Partnership generally will depreciate furnishings over a seven year recovery period and equipment over a five year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. Each Partnership’s initial basis in properties acquired in exchange for units of each Partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, each Partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Each Partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that any Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of each Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “—Requirements for Qualification—Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or any Partnership’s, trade or business.

Taxable REIT Subsidiaries. As described above, we have formed and have made a timely election to treat MPT TRS, MPT Covington TRS, Inc. and MPT Finance Corporation, as taxable REIT subsidiaries and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and any corporate subsidiary in which we own stock, other than a qualified REIT subsidiary, must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Ernest is, and after the closing of the Capella Transactions, Capella and its corporate subsidiaries will be, automatically treated as taxable REIT subsidiaries under this rule. Overall, no more than 25% of the value of our assets (20% for tax years beginning prior to January 1, 2009) may consist of securities of one or more taxable

REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.

Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. For tax years beginning after July 30, 2008, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property,” (as defined above under “—Requirements for Qualification—Foreclosure Property”) operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor,” (as defined above under “—Requirements for Qualification—Organizational Requirements”) are qualifying rental income for purposes of the 75% and 95% gross income tests. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

A taxable REIT subsidiary may not directly or indirectly operate or manage a “health care facility”, (as defined above under “—Requirements for Qualification—Organizational Requirements”), though for tax years beginning after July 30, 2008 a health care facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. MPT Covington TRS, Inc. has been formed for the purpose of, and is currently, leasing a health care facility from us, subleasing that facility to an entity in which MPT Covington TRS, Inc. owns an equity interest, and having that facility operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that the ownership of the equity interest and the operation of the facility in accordance with the agreements of the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. We have structured other transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a similar manner, including our leases with subsidiaries of Ernest and Capella, and may structure other such transactions in the future.

State and Local Taxes. We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

Taxation of Noteholders

The following is a summary of certain U.S. federal income tax considerations relating to the ownership and disposition of the Notes for “U.S. Holders” or “Non-U.S. Holders” (each, as defined below and collectively, “Holders”). Except where noted, this summary deals only with Notes held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)), by a Holder who purchases the Notes for cash at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the Notes are sold to the public). This discussion does not address the tax consequences to subsequent purchasers of Notes.

This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to a Holder in light of its particular circumstances or to Holders subject to special rules, including, without limitation, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, tax-exempt entities, former citizens or residents of the United States, pass-through entities (e.g., S corporations, partnerships or other entities taxable as partnerships for U.S. federal income tax purposes) or investors who hold the Notes through pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” “U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar and persons that hold the Notes in connection with a straddle, hedging, conversion or other risk reduction transaction. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws, and any U.S. federal alternative minimum tax considerations.

The U.S. federal income tax considerations set forth below are based upon the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service (the “IRS”) all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and to differing interpretations, so as to result in U.S. federal income tax considerations different from those summarized below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the Notes and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes.

Investors considering the purchase of the Notes are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to a U.S. Holder.

Effect of contingent interest

We may be required to pay additional interest on a note in certain circumstances described above, e.g., under the headings “Description of Notes—Optional Redemption,” “—Additional Amounts,” “—Redemption for Changes in Taxes” and “—Repurchase of Notes upon a Change of Control.” Because we believe the likelihood that we will be obligated to make any such additional payment on the Notes is remote, we are taking the position (and this discussion assumes) that the Notes will not be treated as contingent payment debt instruments. Our determination that the Notes are not contingent payment debt instruments is binding on Holders unless they disclose their contrary positions to the IRS in the manner required by applicable Treasury regulations. However, our determination that the Notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge this position, a U.S. Holder generally would be required to accrue ordinary income on its Notes in excess of stated interest, and to treat any income realized on the taxable disposition of a note as ordinary income rather than capital gain. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Stated interest

Except as set forth below, stated interest on a note generally will be taxable to a U.S. Holder as ordinary income from domestic sources at the time such interest is paid or accrued in accordance with the U.S. Holder’s method of accounting for tax purposes. We expect, and the remainder of this discussion assumes, that the Notes will not be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes.

If a U.S. Holder uses the cash method of accounting for U.S. federal income tax purposes and receives a payment of stated interest on a note in euros, the U.S. Holder will be required to include in income the U.S. dollar value of the euro interest payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars. A cash method U.S. Holder will not recognize exchange gain or loss with respect to the receipt of such payment, but may have exchange gain or loss attributable to the actual disposition of the euros so received.

If a U.S. Holder uses the accrual method of accounting for U.S. federal income tax purposes and receives a payment of stated interest on a note in euros, the U.S. Holder will be required to include in income the U.S. dollar value of the amount of interest income in euros that has accrued with respect to the note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will recognize exchange gain or loss with respect to accrued interest income on the date such interest is received. The amount of exchange gain or loss recognized will equal the difference, if any, between the U.S. dollar value of the euro payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). Such gain or loss will generally constitute U.S. source ordinary income or loss.

Sale, redemption, exchange or other taxable disposition of Notes

Upon the sale, exchange, redemption, repurchase, retirement or other disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the disposition (except to the extent such amount is attributable to accrued but unpaid stated interest, which is taxable as ordinary income if not previously included in such Holder’s income) and (ii) such U.S. Holder’s adjusted tax basis in the note.

If a U.S. Holder receives foreign currency on such a sale, exchange, redemption or other disposition, the amount realized generally will be based on the U.S. dollar value of the foreign currency on the date the instrument is disposed of (or deemed disposed of). In the case of a note that is traded on an established securities market, a cash basis U.S. Holder and, if it so elects, an accrual basis U.S. Holder, will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the disposition.

No assurance can be given regarding whether the Notes will be traded on an established securities market. If an accrual basis U.S. Holder does not make this election, the U.S. Holder will determine the U.S. dollar equivalent of the amount realized by translating that amount at the spot rate on the date of the sale, exchange, redemption or other disposition and generally will recognize exchange gain or loss (generally treated as U.S. source ordinary income or loss) equal to the difference, if any, between the U.S. dollar equivalent of the amount realized based on the spot rates in effect on the date of disposition and the settlement date.

A U.S. Holder’s adjusted tax basis in a note will generally equal the amount the U.S. Holder paid for the note. If a U.S. Holder uses foreign currency to purchase a note, the cost of the note will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a note that is traded on an established securities market, a cash basis U.S. Holder, and, if it so elects, an accrual basis U.S. Holder, will determine the U.S. dollar value of the cost of such note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a note generally will not result in exchange gain or loss for a U.S. Holder.

The special election available to accrual basis U.S. Holders in regard to the purchase and sale of Notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Subject to the foreign currency rules described below, any gain or loss recognized on a disposition of a note by a U.S. Holder will be U.S. source capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other disposition the U.S. Holder has held the note for more than one year. Long-term capital gain realized by a non-corporate U.S. Holder will generally be subject to taxation at a reduced rate. A U.S. Holder’s ability to deduct capital losses may be limited.

Gain or loss realized upon the sale, exchange, redemption or other taxable disposition of a note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss and will generally be treated as U.S. source income or an offset to U.S. source income, respectively. Gain or loss attributable to fluctuations in exchange rates generally will equal the difference between the U.S. dollar value of the euro principal amount of the note, determined on the date such payment is received or such note is disposed of, and the U.S. dollar value of the euro principal amount of the note, determined on the date the U.S. Holder acquired such note. In addition, upon the sale, exchange, redemption or other disposition of a note a U.S. Holder may realize exchange gain or loss attributable to amounts received in respect of accrued and unpaid interest. Any such exchange gain or loss with respect to accrued interest will be determined as discussed under “U.S. Holders—Stated interest.” However, upon a sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will realize exchange gain or loss with respect to principal and accrued interest only to the extent of the total gain or loss realized on the disposition.

Information reporting and backup withholding

We will report to our U.S. Holders and to the IRS the amount of interest payments, and payments of the proceeds from the sale, exchange, redemption, repurchase, retirement or other disposition of a note made to a U.S. Holder, and the amount we withhold, if any. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding at a current rate of up to 28% with respect to such amounts unless the Holder:

•	comes within certain exempt categories and, when required, demonstrates that fact, or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. Holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Holder’s income tax liability if the information is furnished to the IRS in a timely manner.

Medicare tax

Certain U.S. Holders who are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of the Notes (and foreign currency gains related to the foregoing). U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.

Non-U.S. Holders

The rules governing the U.S. federal income taxation of a Non-U.S. Holder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. Holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as tax treaties, with regard to an investment in the Notes.

Interest

A Non-U.S. Holder holding the Notes on its own behalf generally will be exempt from U.S. federal income and withholding taxes on payments of interest on a note that is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder unless such Non-U.S. Holder is (i) a direct or indirect 10% or greater partner (as defined in section 871(h)(3) of the Code) in the Operating Partnership, (ii) a controlled foreign corporation related to the Operating Partnership, or (iii) a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In order for a Non-U.S. Holder to qualify for this exemption from taxation on interest, the “withholding agent” (generally, the last U.S. payor or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) must have received a statement (generally made on the relevant IRS Form W-8BEN) from the Non-U.S. Holder that: (i) is signed under penalties of perjury by the beneficial owner of the note, (ii) certifies that such owner is a Non-U.S. Holder and (iii) provides the beneficial owner’s name and address. A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding the debt securities on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.

To the extent that interest income with respect to a note is not exempt from U.S. federal withholding tax as described above, a Non-U.S. Holder will be subject to U.S. federal income tax at a 30% rate unless (1) such tax is eliminated or reduced under an applicable income tax treaty or (2) such interest income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, redemption, exchange or other taxable disposition of Notes

Any gain realized on the sale, redemption, exchange, retirement, repurchase or other taxable disposition of a note by a Non-U.S. Holder (except to the extent such amount is attributable to accrued interest, which would be taxable as described above) will be exempt from U.S. federal income and withholding taxes so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, if an applicable income tax treaty so provides, is not attributable to a U.S. permanent establishment) and (ii) in the case of a foreign individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year.

Effectively connected income

A Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is attributable to a U.S. permanent establishment) will generally be subject to U.S. federal income tax on the gain or interest income at regular U.S. federal income tax rates, as if the Holder were a U.S.

person. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its “dividend equivalent amount” within the meaning of the Code for the taxable year, subject to adjustment, unless it qualifies for a lower rate or an exemption under an applicable tax treaty. The withholding tax discussed above will not apply to effectively connected income, provided the Holder furnishes an IRS Form W-8ECI or the relevant IRS Form W-8BEN, as applicable.

Information reporting and backup withholding

Information reporting requirements and backup withholding generally will not apply to interest payments on a note to a Non-U.S. Holder if the statement described in “Non-U.S. Holders” is duly provided by such Holder, provided that the withholding agent does not have actual knowledge that the Holder is a United States person. Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale or other disposition (including a redemption) of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation within the meaning of the Code, (iv) is a U.S. branch of a foreign bank or a foreign insurance company, or (v) is a partnership with a U.S. trade or business or a specified percentage of U.S. partners. Payment of the proceeds of any such disposition effected outside the United States by a foreign office of any broker that is described in (ii) through (v) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such disposition or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the debt security provides the statement described in “Non-U.S. Holders—Interest” or otherwise establishes an exemption. Any amount withheld from a payment to a Holder of a note under the backup withholding rules is allowable as a credit against such Holder’s U.S. federal income tax liability (which might entitle such Holder to a refund), provided that such Holder timely furnishes the required information to the IRS.

Foreign account tax compliance act

Sections 1471 through 1474 of the Code and the applicable Treasury Regulations thereunder (which are commonly referred to as “FATCA”) generally impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied. Failure to comply with the FATCA reporting requirements could result in withholding tax being imposed on payments of interest and sales proceeds to foreign intermediaries and certain Non-U.S. Holders.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER OTHER FEDERAL TAX LAWS AND STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

UNDERWRITING

Goldman, Sachs & Co., Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (Europe) Limited and J.P. Morgan Securities plc are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Goldman, Sachs & Co.	€
Crédit Agricole Corporate and Investment Bank Credit Suisse Securities (Europe) Limited J.P. Morgan Securities plc
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Bank PLC
Banco Bilbao Vizcaya Argentaria, S.A.
KeyBanc Capital Markets Inc.
RBC Europe Limited
Stifel, Nicolaus & Company, Incorporated
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities International Limited

Total		€500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the Notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at approximately $0.7 million and are payable by us.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We will apply for the Notes to be admitted to the Official List of the Irish Stock Exchange and to be traded on its Global Exchange Market. No certainty can be given that this application will be granted, and we cannot assure you that an active trading market for the Notes will develop. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the Notes will be made to investors on or about August     , 2015, which will be the 5th business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

In the underwriting agreement, we have agreed that we will not offer, sell, contract to sell or otherwise dispose of, any debt securities (other than the Notes offered pursuant to this prospectus supplement) for a period beginning on the date of the underwriting agreement and ending on the date that this offering closes without the prior consent of Goldman, Sachs & Co.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Certain affiliates of the underwriters act as lenders and/or agents under our term loan facility, which will be repaid in part with proceeds of this offering. The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In addition, certain of the underwriters acted as underwriters in connection with the public offering of common stock by Medical Properties, which closed on August 11, 2015. Certain of the underwriters or their affiliates have also agreed to provide us with interim financing in an aggregate amount of $1.0 billion that may be drawn to finance the Capella Transactions in the event that this offering is not consummated or additional financing is not available. In addition, Stifel, Nicolaus & Company, Incorporated may pay an unaffiliated entity or its affiliate, who is also a lender under our primary unsecured credit facility, a fee in connection with sales of the Notes in this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Notes without disclosure to investors under Chapter 6D of the Corporations Act.

The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the Notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of the Notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the Notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any the Notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any the Notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any the Notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of the Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of the Notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.

Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of the Notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any the Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Hong Kong

The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LISTING AND GENERAL INFORMATION

Listing

Application will be made for the Notes to be admitted to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market in accordance with the rules of that exchange. The Issuers do not intend to provide to the public post-issuance transaction information regarding the securities to be admitted to trading or the performance of the underlying assets. For so long as the Notes are admitted to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market and the rules of that exchange require, copies of the following documents may be inspected and obtained in physical and/or electronic form at the specified office of the Issuers during normal business hours on any weekday:

•	the organizational documents of the Issuers and Parent;

•	the combined audited consolidated financial statements for Medical Properties and the Operating Partnership for the year ended December 31, 2014; and

•	the indenture relating to the Notes (which includes the form of the Notes and the form of the guarantee).

The Issuers have appointed McCann FitzGerald Listing Services Limited as Irish listing agent with address at Riverside One, Sir John Rogerson’s Quay, Dublin 2. The Trustee for the Notes is Wilmington Trust, National Association and its address is 166 Mercer Street, Suite 2-R, New York, New York 10012-3983, United States of America. The Trustee will be acting in its capacity of trustee for the holders of the Notes and will provide such services to the holders of the Notes as described in the indenture. We reserve the right to change these appointments.

It is expected that the total expenses related to admission to trading will be approximately €4,540.

Application may be made to the Irish Stock Exchange to have the Notes removed from listing on the Official List of the Irish Stock Exchange for trading on its Global Exchange Market, including if necessary to avoid any new withholding taxes in connection with the listing. No assurance can be given that this application will be granted, and we cannot assure you that an active trading market for the Notes will develop.

ISINs and Common Codes

The Notes have been accepted for clearance through Euroclear and Clearstream. The ISIN and the common code of the Notes are:

ISIN	Common Code

Incorporation of the Issuers and Guarantor

MPT Operating Partnership, L.P. is a Delaware limited partnership. MPT Finance Corporation is a Delaware corporation. Medical Properties Trust, Inc. is a Maryland corporation. The address and telephone number for each of the Issuers and Parent is c/o Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, AL 35242, (205) 969-3755.

Corporate Authority

The Issuers have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the Notes.

Persons Responsible

The Issuers accept, responsibility for the information contained in these listing particulars. To the best of the Issuers’ knowledge and belief, the information contained in these listing particulars is in accordance with the facts and does not omit anything likely to affect the import of such information.

Absence of Litigation

Except as disclosed in this prospectus supplement, we are not involved (and have not been involved in the twelve months preceding the date of this prospectus supplement) in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which we are aware) that may have or have had in the recent past, significant effects on our financial position or profitability. Except as disclosed in this prospectus and accompanying prospectus supplement, the Issuers have not been involved in any governmental, legal or arbitration proceeding relating to claims or amounts that, individually or in the aggregate, may have, or have had during the twelve months preceding the date of this prospectus supplement, a significant effect on our financial position. So far as we are aware, having made all reasonable inquiries, there are no such litigation, arbitration or governmental proceedings pending or threatened.

Periodic Reporting Under the Exchange Act

Medical Properties Trust, Inc. and MPT Operating Partnership, L.P. are currently subject to the periodic reporting and other informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the United States Securities and Exchange Commission. All such reports and other information will be available on the SEC’s Web site at www.sec.gov. You also may read and copy any documents filed at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. The SEC filings of Medical Properties are also available free of charge at its Internet website (http://www.medicalpropertiestrust.com). The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not a part of this prospectus supplement and is not incorporated in this prospectus supplement by reference. Information may also be obtained from us at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, Attention: Chief Financial Officer. Medical Properties Trust, Inc.’s telephone number is (205) 969-3755.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Notes offered hereby will be passed upon by Goodwin Procter LLP, New York, New York. The general summary of material United States federal income tax considerations contained under the heading “Certain Material U.S. Federal Income Tax Considerations” (other than “Taxation of Noteholders”) has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Medical Properties Trust, Inc. and MPT Operating Partnership, L.P. for the year ended December 31, 2014, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus supplement the documents listed below and any future filings Medical Properties and the Operating Partnership make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus supplement (other than information furnished pursuant to Item 2.01, Item 7.01 or exhibits furnished pursuant to Item 9.01 of Form 8-K), until the offering of debt securities is terminated. The information incorporated by reference herein is an important part of this prospectus supplement. Any statement in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus supplement, or (2) any other subsequently filed document that is incorporated by reference in this prospectus supplement, modifies or supersedes such statement:

•	the combined Annual Report of Medical Properties and the Operating Partnership on Form 10-K for the year ended December 31, 2014;

•	Medical Properties’ Definitive Proxy Statement on Schedule 14A, relating to the annual meeting of stockholders held on May 14, 2015, filed on April 27, 2015, and additional definitive materials on Schedule 14A filed on April 27, 2015 and May 5, 2015 (solely to the extent specifically incorporated by reference into the combined Annual Report of Medical Properties and the Operating Partnership on Form 10-K for the year ended December 31, 2014);

•	the combined Quarterly Reports of Medical Properties and the Operating Partnership on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015; and

•	the combined Current Reports of Medical Properties and the Operating Partnership on Form 8-K filed on January 14, 2015, May 5, 2015, July 10, 2015, July 27, 2015 (with respect to Item 1.01 information only) and August 11, 2015 and the Current Reports of Medical Properties filed on May 14, 2015 and June 26, 2015.

We will provide without charge to each person to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

PROSPECTUS

MPT OPERATING PARTNERSHIP, L.P.

MPT FINANCE CORPORATION

Debt Securities

Guarantees

MPT Operating Partnership, L.P. (“MPT Operating Partnership”) and MPT Finance Corporation (“MPT Finance Corp.”) may from time to time offer to sell their debt securities, which may be fully and unconditionally guaranteed by Medical Properties Trust, Inc. (“Medical Properties”), the sole member of MPT Operating Partnership’s sole general partner, and/or one or more of the additional registrants, each of which is a direct or indirect wholly-owned subsidiary of MPT Operating Partnership.

We will provide specific terms of any offering of these debt securities and any related guarantees, together with the terms of the offering, the public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” in the applicable prospectus supplement and in the most recent combined Annual Report of Medical Properties and MPT Operating Partnership on Form 10-K, along with the disclosure related to the risk factors contained in subsequent quarterly reports on Form 10-Q, as updated by subsequent filings with the Securities and Exchange Commission, to the extent incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2013

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Unless the context requires or otherwise indicates, references in this prospectus to “we,” “our,” “us” or “our company” refer to MPT Operating Partnership, L.P., a Delaware limited partnership, and its consolidated subsidiaries, including MPT Finance Corporation, together with Medical Properties Trust, LLC, a Delaware limited liability company and MPT Operating Partnership, L.P.’s sole general partner, and Medical Properties Trust, Inc., a Maryland corporation and the sole equity owner of Medical Properties Trust, LLC. Unless the context requires or otherwise indicates, references to “Medical Properties” refer to Medical Properties Trust, Inc. and references to “MPT Operating Partnership” refer to MPT Operating Partnership, L.P.

NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES (“RSA”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT ANY EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

ABOUT MEDICAL PROPERTIES AND MPT OPERATING PARTNERSHIP

Medical Properties is a self-advised real estate investment trust, or a REIT, focused on investing in and owning net-leased healthcare facilities. Medical Properties has operated as a REIT since April 6, 2004. Medical Properties was incorporated under Maryland law on August 27, 2003, and MPT Operating Partnership was formed under Delaware law on September 10, 2003. We conduct substantially all of our business through MPT Operating Partnership. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases, which require the tenant to bear most of the costs associated with the property. We also make mortgage loans to healthcare operators collateralized by their real estate assets. In addition, we selectively make loans to certain of our operators through our taxable REIT subsidiaries, the proceeds of which are typically used for acquisition and working capital purposes. Finally, from time to time, we acquire a profits or other equity interest in our tenants that gives us a right to share in such tenant’s profits and losses.

Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Additional information about MPT Operating Partnership, including its summary historical consolidated financial data as of March 31, 2013 and for the three months ended March 31, 2013 and 2012, and related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, is included as an exhibit to the registration statement of which this prospectus forms a part and is herein incorporated by reference.

ABOUT MPT FINANCE CORP.

MPT Finance Corp. is a wholly-owned subsidiary of MPT Operating Partnership. MPT Finance Corp. has no assets and does not and will not conduct any operations or have any employees. It was formed for the sole purpose of acting as an issuer or co-issuer of debt securities that MPT Operating Partnership may issue from time to time solely to allow certain institutional investors that might otherwise not be able to invest in our securities, either because MPT Operating Partnership is a limited partnership, or by reason of the legal investment laws of their states of organization or their charters, to invest in our debt securities.

RISK FACTORS

You should consider carefully all of the information set forth herein and in any accompanying prospectus supplement and the documents incorporated by reference herein and therein, unless expressly provided otherwise, and, in particular, the risk factors described in the combined Annual Report of Medical Properties and MPT Operating Partnership on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC and incorporated by reference in this prospectus and in any future filings with the SEC that are incorporated by reference in this prospectus. The risks described in the documents incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth MPT Operating Partnership’s ratio of earnings to fixed charges:

	Years ended December 31,					Three months ended March 31,
	2008	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges	1.21x	1.62x	1.09x	1.23x	2.23x	2.65x

MPT Operating Partnership’s ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. “Earnings” is the amount resulting from adding together income (loss) from continuing operations, fixed charges, and amortization of capitalized interest and subtracting interest capitalized. “Fixed charges” is the amount resulting from adding together interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, and the interest portion of rent.

USE OF PROCEEDS

We will describe the use of proceeds with respect to a particular offering in the applicable prospectus supplement or other offering material, which may include, among other things, general business purposes, including repayment of debt, acquisitions, capital expenditures and working capital.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus, including the documents incorporated by reference herein, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to acquire or develop net-leased facilities;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to raise additional funds through offerings of debt and equity securities and/or property disposals;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to compete in the marketplace;

•	market trends;

•	lease rates and interest rates;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to the notes, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•

factors referenced herein under the section captioned “Risk factors,” including those set forth in the combined Annual Report of Medical Properties and MPT Operating Partnership on Form 10-K for the year ended December 31, 2012;

•	national and local economic, business, real estate and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	acquisition and development risks;

•	potential environmental contingencies and other liabilities;

•	other factors affecting the real estate industry generally or the healthcare real estate industry in particular;

•	Medical Properties’ ability to maintain its status as a REIT for federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	federal and state healthcare regulatory requirements; and

•	national and local economic conditions, which may have a negative effect on the following, among other things:

•	the financial condition of our tenants, our lenders and institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•

our ability to obtain equity and debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and our future interest expense; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis.

When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements.

Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

DESCRIPTION OF DEBT SECURITIES

This prospectus contains a summary of the securities that we may sell pursuant to this prospectus. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

Description of certain debt securities and guarantees

General

MPT Operating Partnership, L.P. (“Opco”) may issue senior debt securities in one or more series, and MPT Finance Corporation (“Finco”) may be a co-issuer of one or more series of debt securities. Finco is a wholly-owned subsidiary of OpCo. Finco has no assets and does not and will not conduct any operations or have any employees. It was formed for the sole purpose of acting as an issuer or co-obligor of debt securities that OpCo may issue from time to time. When used in this section “Description of certain debt securities and guarantees,” the terms “we,” “us,” “our,” “Issuers” and “issuers” refer jointly to OpCo and Finco. The term “Parent” as used in this section refers only to Medical Properties Trust, Inc. and not to any of its subsidiaries.

If we offer debt securities, we will issue them under a base indenture, by and among the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as trustee, which will be amended and supplemented by a supplemental indenture to create the form and terms of each series of debt securities that may be issued, offered and sold hereunder. The form of base indenture is filed as an exhibit to the registration statement of which this prospectus is a part, and any supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference herein, in connection with the issuance of any new series of debt securities offered and sold hereunder. We refer to the base indenture, as amended and supplemented by each supplemental indenture applicable to a series of debt securities issued thereunder and offered hereby, as an “indenture.” We urge you to read the base and relevant supplemental indenture because these documents, and not the summary below, will define your rights as a holder of debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

Specific terms of each series of debt securities in the prospectus supplement

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether Finco will be a co-issuer;

•	the guarantors of the debt securities, if any;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•

whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

To the extent specified in the prospectus supplement respecting a series of debt securities, Parent and/or certain subsidiaries thereof specified in the prospectus supplement will guarantee to each holder and the Trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series may be guaranteed by Parent and by some or all of Parent’s subsidiaries. The prospectus supplement will identify the guarantors and describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released. The guarantees will be general obligations of the guarantors.

Consolidation, merger or asset sale

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, each indenture will, in general, allow us to consolidate or merge with or into another entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another entity. If this happens, the remaining or acquiring entity must assume all of the issuer’s responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the issuer’s covenants in the indenture.

No protection in the event of a change of control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, the following description will apply to modifications of indentures.

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any debt security;

•

reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

•	reduce the rate of or change the time for payment of interest on any debt security;

•

waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt securities;

•

make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

•	waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

•

except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

•	make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to establish the form of terms of any series of debt securities;

•	to cure any ambiguity, defect or inconsistency;

•

to provide for the assumption of an issuer’s or guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s or guarantor’s assets;

•	to add or release guarantors pursuant to the terms of the indenture;

•

to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, adversely affect the rights under the indenture of any holder of debt securities;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor Trustee;

•	to add any additional Events of Default; or

•	to secure the debt securities and/or the guarantees.

Events of Default and remedies

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, the following description will apply to Events of Default and remedies under an indenture.

An “Event of Default,” when used in an indenture, will mean any of the following with respect to the debt securities of any series:

•	failure to pay when due the principal of or any premium on any debt security of that series;

•	failure to pay, within 60 days of the due date, interest on any debt security of that series;

•	failure to pay when due any sinking fund payment with respect to any debt securities of that series;

•	failure on the part of the issuers to comply with the covenant described under “—Consolidation, Merger or Asset Sale”;

•	failure to perform any other covenant in the indenture that continues for 30 days after written notice is given to the issuers;

•	certain events of bankruptcy, insolvency or reorganization of an issuer; or

•	any other Event of Default provided under the terms of the debt securities of that series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for that series of debt securities.

No limit on amount of debt securities

The indenture will not limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement.

Registration of notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No personal liability

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the debt securities Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the issuers or the guarantors in the indenture, or in any of the debt securities or guarantees or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the issuers or the guarantors or of any successor person thereof. Each holder, by accepting the debt securities, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities.

Payment and transfer

The Trustee will initially act as paying agent and registrar under the indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the Trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

Exchange, registration and transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We will not be required:

•

to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

•	to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Satisfaction and discharge; defeasance

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, the following description will apply to the satisfaction and discharge and defeasance of the debt securities.

The indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a)	either

(1)	all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(2)	all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

(b)	we have paid or caused to be paid all other sums payable by us under the indenture; and

(c)	we have delivered an officer’s certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Concerning the trustee

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of an Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Governing law

The indenture and all of the debt securities and guarantees will be governed by the laws of the State of New York.

Description of 2012 notes issued under the 2012 Indenture

The following is a summary of certain provisions of the 2012 Indenture governing the notes (the “2012 Notes”), dated February 17, 2012, by among MPT Operating Partnership, L.P. (“Opco”), MPT Finance Corporation (“Finco”), Medical Properties Trust, Inc., the Parent guarantor, the subsidiary guarantors listed on the signature pages thereto and Wilmington Trust, National Association, as trustee (as amended, the “2012 Indenture”). It does not restate that agreement, and we urge you to read the 2012 Indenture in its entirety, which is included as an exhibit to this registration statement, because it, and not this description, defines your rights as a holder of the 2012 Notes. If additional 2012 Notes are issued on a registered basis a description of the material terms of the 2012 Indenture will be included in the related prospectus supplement.

You can find the definitions of certain capitalized terms used in this description in the 2012 Indenture. The term “Issuers” as used in this section refers only to Opco and Finco and not to any of their subsidiaries and the term “Parent” as used in this section refers only to Medical Properties Trust, Inc. and not to any of its subsidiaries.

General

The Issuers issued $200.0 million in aggregate principal amount of the 2012 Notes on February 17, 2012. The 2012 Notes are unsecured senior obligations of the Issuers and will mature on February 15, 2022. The 2012 Notes will initially bear interest at a rate of 6.375% per annum, payable semiannually to holders of record at the close of business on the February 1 or the August 1 immediately preceding the interest payment date on February 15 and August 15 of each year.

Principal of, premium, if any, and interest on the 2012 Notes will be payable, and the 2012 Notes may be exchanged or transferred, in accordance with the terms of the 2012 Indenture.

Subject to compliance with certain covenants in the 2012 Indenture, the Issuers are entitled to issue additional 2012 Notes under the 2012 Indenture. The 2012 Notes and any additional 2012 Notes subsequently issued under the 2012 Indenture will be treated as a single class for all purposes under the 2012 Indenture, including waivers, amendments, redemptions and offers to purchase. Additional 2012 Notes will not necessarily be fungible with other 2012 Notes issued under the 2012 Indenture for U.S. federal income tax purposes.

Optional redemption

Prior to February 15, 2017, the Issuers are entitled at their option to redeem all or any portion of the 2012 Notes at a redemption price equal to 100% of the principal amount of such 2012 Notes plus the Applicable Premium as of, and any accrued and unpaid interest to, but not including, the redemption date (subject to the right of each holder on the relevant record date to receive interest due on the relevant interest payment date).

On or after February 15, 2017, the Issuers may redeem the 2012 Notes in whole or from time to time in part, at the redemption prices (expressed as percentages of the principal amount thereof) set forth in the 2012 Indenture, plus accrued and unpaid interest thereon to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, at any time prior to February 15, 2015, the Issuers may redeem, on any one or more occasions, with all or a portion of the net cash proceeds of one or more Equity Offerings (within 60 days of the consummation of any such Equity Offering), up to 35% of the aggregate principal amount of the 2012 Notes at a redemption price (expressed as a percentage of the aggregate principal amount of the 2012 Notes so redeemed) equal to 106.375% plus accrued and unpaid interest to but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the 2012 Notes must remain outstanding immediately after each such redemption.

Certain covenants

Suspension of covenants

During a Suspension Period, the Parent, Issuers and the Restricted Subsidiaries will not be subject to the following corresponding provisions of the 2012 Indenture (each a “Suspended Covenant”):

•	“—Covenants—Limitation on Restricted Payments”;

•	“—Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•	“—Covenants—Future Guarantees by Restricted Subsidiaries”;

•	“—Covenants—Limitation on Transactions with Affiliates”;

•	“—Covenants—Limitation on Asset Sales”; and

•	Clause (3) of “—Covenants—Consolidation, Merger and Sale of Assets.”

All other provisions of the 2012 Indenture will apply at all times during any Suspension Period so long as any 2012 Notes remain outstanding thereunder; provided that the Interest Coverage Ratio that will be applicable under clause (3) of “—Covenants—Limitation on Indebtedness” will be 1.5 to 1.0 during any Suspension Period.

Limitation on Indebtedness

(1)	The Issuers will not and will not permit any of the Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis would be greater than 60% of their Adjusted Total Assets.

(2)	The Issuers will not, and will not permit any of the Restricted Subsidiaries to, Incur any Secured Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis would be greater than 40% of their Adjusted Total Assets.

(3)	The Issuers will not, and will not permit any of the Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuers or any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Issuers and the Restricted Subsidiaries on a consolidated basis would be at least 2.0 to 1.0; provided that the amount of Indebtedness (including Acquired Indebtedness) that may be Incurred by Restricted Subsidiaries that are not Guarantors shall not exceed in the aggregate 5% of Adjusted Total Assets of the Issuers and the Restricted Subsidiaries.

(4)	Notwithstanding paragraph (1), (2) or (3) above, the Issuers or any of the Restricted Subsidiaries (except as specified below) may Incur a significant amount of additional Indebtedness pursuant to clauses (1) through (15) of Section 4.08(d) of the 2012 Indenture.

Maintenance of Total Unencumbered Assets

The Issuers and their Restricted Subsidiaries are required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

Limitation on Restricted Payments

Opco will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or with respect to Capital Stock of Opco or any Restricted Subsidiary held by Persons other than Opco or any of its Restricted Subsidiaries, other than (i) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (ii) pro rata dividends or other distributions made by a Restricted Subsidiary of Opco that is not Wholly Owned to minority stockholders (or owners of equivalent interests in the event such Subsidiary is not a corporation);

(2)	purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of Opco or any of its direct or indirect parent entities held by any Person (other than a Restricted Subsidiary);

(3)	make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, or give any irrevocable notice of redemption of Subordinated Indebtedness of the Issuers or any Subsidiary Guarantor, in each case excluding (i) any intercompany Indebtedness between or among the Parent, the Issuers or any of the Subsidiary Guarantors; (ii) the payment, purchase, redemption, defeasance, acquisition or retirement (collectively, a “purchase”) of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement and (iii) the giving of an irrevocable notice of redemption with respect to a transaction described in clauses (3) or (5) of Section 4.09(b) of the 2012 Indenture; or

(4)	make an Investment, other than a Permitted Investment, in any Person

(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing,

(B)	the Issuers could not Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant, or

(C)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors of the Issuers, whose determination shall be conclusive and evidenced by a Board Resolution) made after the April Issue Date shall exceed the sum of, without duplication:

(i)	95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning April 1, 2011 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to holders” covenant, plus

(ii)	100% of the aggregate Net Cash Proceeds received by the Issuers after the April Issue Date from (x) the issuance and sale of Opco’s Capital Stock (other than Disqualified Stock) or (y) the issuance and sale of Parent’s Capital Stock (to the extent contributed to Opco as Capital Stock (other than Disqualified Stock)) to a Person who is not a Subsidiary of the Parent, including from an issuance or sale permitted by the 2012 Indenture of Indebtedness of the Issuers or any of its Restricted Subsidiaries for cash subsequent to the April Issue Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Opco or Parent, or from the issuance to a Person who is not a Subsidiary of the Parent of any options, warrants or other rights to acquire Capital Stock of Opco or Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder for cash or Indebtedness, or are required to be redeemed, prior to the Stated Maturity of the 2012 Notes), plus

(iii)	100% of (x) the aggregate net cash proceeds and (y) the fair market value of other property, in any such case, received by means of the sale or other disposition (other than to the Issuers or a Restricted Subsidiary) of Restricted Investments made by the Issuers or a Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Issuers or a Restricted Subsidiary (other than by the Issuers or a Restricted Subsidiary) and repayments of loans or advances that constitute Restricted Investments made by the Issuers or a Restricted Subsidiary, in each case after the April Issue Date (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations), plus

(iv)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into one of the Issuers or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to one of the Issuers or a Restricted Subsidiary after the April Issue Date, the fair market value, as determined in good faith by the Issuers or if such fair market value may exceed $50.0 million, in writing by a nationally recognized investment banking, appraisal or accounting firm, of the Investment in such Unrestricted Subsidiary or the assets transferred at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment), plus

(v)

the fair market value of non-cash tangible assets or Capital Stock acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock or Capital Stock issued in exchange for Capital Stock of the Issuers or Parent utilized pursuant to clauses (3) or (4) of the succeeding paragraph) of Opco or, to the extent contributed to Opco or one or more Restricted Subsidiaries, the Parent, in each case, subsequent to the April Issue Date

(including upon conversion or exchange of the Common Units for Capital Stock of the Parent, in which case the fair market value shall equal the fair market value received upon issuance of such Common Units), plus

(vi)	without duplication, in the event the Issuers or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount not to exceed the amount of Investments previously made by the Issuers and the Restricted Subsidiaries in such Person that was treated as a Restricted Payment.

Notwithstanding the foregoing, the limitations on Restricted Payments described above shall not apply to the transactions described in Section 4.09(b) of the 2012 Indenture.

Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries

Subject to the exceptions described in Section 4.13(b) of the 2012 Indenture, the Issuers will not, and will not permit any Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

(A)	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by an Issuer or any of its Restricted Subsidiaries,

(B)	pay any Indebtedness owed to an Issuer or any other Restricted Subsidiary,

(C)	make loans or advances to an Issuer or any other Restricted Subsidiary, or

(D)	transfer its property or assets to an Issuer or any other Restricted Subsidiary.

Future guarantees by Restricted Subsidiaries

The Issuers will cause each Restricted Subsidiary that is not a Guarantor that borrows under or Guarantees the Credit Agreement on the Issue Date, and any domestic Restricted Subsidiary that is not a Guarantor that borrows under or Guarantees the Credit Agreement or any other capital markets Indebtedness thereafter, to, within 30 days thereof, execute and deliver to the trustee a supplemental 2012 Indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the 2012 Notes on a senior basis and all other obligations under the 2012 Indenture.

Limitation on transactions with Affiliates

Subject to the exceptions described in Section 4.12(b) of the 2012 Indenture, the Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Parent or with any Affiliate of the Parent, an Issuer or any Restricted Subsidiary, in each case involving consideration in excess of $5 million, except upon terms that are not materially less favorable to the Issuers or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not such a holder or an Affiliate.

Limitation on Asset Sales

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1)	the consideration received by the Issuers or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

(2)	at least 75% of the consideration received consists of cash (including “cash” as defined in Section 4.11(b) of the 2012 Indenture), Temporary Cash Investments or Replacement Assets, or a combination of cash, Temporary Cash Investments or Replacement Assets; provided, however, with respect to the sale of one or more properties that up to 75% of the consideration may consist of indebtedness of the purchaser of such properties so long as such Indebtedness is secured by a first priority Lien on the property or properties sold.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Issuers or any such Restricted Subsidiary may apply such Net Cash Proceeds as described in Section 4.11(c) of the 2012 Indenture.

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers are required to make an offer to all holders of the 2012 Notes and, if required by the terms of any Indebtedness that is Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness on a pro rata basis (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the 2012 Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the 2012 Indenture.

Consolidation, merger and sale of assets

No Issuer will consolidate with or merge with or into, or sell, convey, transfer or otherwise dispose of all or substantially of it and its Restricted Subsidiaries’ (taken as a whole) property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person (other than a Restricted Subsidiary) to merge with or into it unless:

(1)	such Issuer shall be the continuing Person, or the Person (if other than such Issuer) formed by such consolidation or into which such Issuer is merged or that acquired such property and assets of such Issuer shall be a corporation, limited liability company, partnership (including a limited partnership) or trust organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental 2012 Indenture, executed and delivered to the trustee, all of the obligations of such Issuer with respect to the 2012 Notes and under the 2012 Indenture (provided that in the case of a limited liability company, partnership (including a limited partnership) or trust, there shall also be a corporation organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof which shall expressly jointly with such limited liability company, partnership (including a limited partnership) or trust, assume, by a supplemental 2012 Indenture, executed and delivered to the trustee, all of the obligations of such Issuer with respect to the 2012 Notes and under the 2012 Indenture);

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, on a pro forma basis the Issuers, or any Person becoming the successor obligor of the 2012 Notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant; provided, however, that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary; and

(4)

the Issuers deliver to the trustee an officer’s certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental 2012 Indenture complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with and, with respect to the opinion of counsel, that the supplemental 2012 Indenture constitutes a valid and binding obligation enforceable against the Issuers, or the Person (if other than an

Issuer) formed by such consolidation or into which such Issuer is merged or that acquired all or substantially all of such Issuer’s and its Restricted Subsidiaries’ property and assets;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of the Parent, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of an Issuer; provided, further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

The Issuers will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, all or substantially all of its property and assets to any Person unless:

(1)	the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental 2012 Indenture, all the obligations of such Subsidiary Guarantor, if any, under the 2012 Notes or its Subsidiary Guarantee, as applicable; provided, however, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor or all or substantially all of its property and assets (x) that has been disposed of in its entirety to another Person (other than to an Issuer or an Affiliate of an Issuer), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, so long as, in both cases, in connection therewith the Issuers provide an Officer’s Certificate to the trustee to the effect that the Issuers will comply with their obligations under the covenant described under “—Limitation on Asset Sales”;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Issuers deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental 2012 Indenture, if any, complies with the 2012 Indenture and, with respect to the opinion of counsel, that the supplemental 2012 Indenture constitutes a valid and binding obligation enforceable against the Issuers, the Subsidiary Guarantors, the Parent and the surviving Persons.

Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with an Affiliate of an Issuer or an Affiliate or a Restricted Subsidiary or another Subsidiary Guarantor solely for the purpose of changing the state of domicile of the Subsidiary Guarantor, (ii) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuers, or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

Repurchase of notes upon a Change of Control

If a Change of Control occurs, each holder of 2012 Notes will have the right to require the Issuers to purchase some or all (in principal amounts of $2,000 or an integral multiple of $1,000) of such holder’s 2012 Notes pursuant to the offer described in the 2012 Indenture (the “Change of Control Offer”). Any Change of Control Offer will include a cash offer price of 101% of the principal amount of any 2012 Notes purchased plus accrued and unpaid interest to the date of purchase.

Events of Default

Events of Default under the 2012 Indenture include the following:

(1)	default in the payment of principal of, or premium, if any, on any Note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any Note when they are due and payable, and such default continues for a period of 30 days;

(3)	the Issuers or Restricted Subsidiaries do not comply with their obligations under “—Merger, Consolidation or Sale;”

(4)	the Issuers fail to make or consummate a Change of Control Offer following a Change of Control when required as described in the 2012 Indenture;

(5)	the Issuers or Restricted Subsidiaries default in the performance of or breach any other covenant or agreement of the Issuers or the Restricted Subsidiaries in the 2012 Indenture or under the 2012 Notes (other than a default specified in clause (1), (2), (3) or (4) above) and such default or breach continues for 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the 2012 Notes;

(6)	there occurs with respect to any issue or issues of Indebtedness of an Issuer or any Significant Subsidiary having an outstanding principal amount of $45 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

(a)	an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

(b)	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(7)	any final and non-appealable judgment or order for the payment of money in excess of $45 million in the aggregate for all such final judgments or orders against all such Persons:

(a)	shall be rendered against an Issuer or any Significant Subsidiary and shall not be paid or discharged, and

(b)	there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $45 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(8)	a court of competent jurisdiction enters a decree or order for:

(a)	relief in respect of an Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

(b)	appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or any Significant Subsidiary, or

(c)	the winding up or liquidation of the affairs of an Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(9)	an Issuer or any Significant Subsidiary:

(a)	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

(b)	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of an Issuer or such Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or such Significant Subsidiary, or

(c)	effects any general assignment for the benefit of its creditors.

If an Event of Default (other than an Event of Default specified in clause (8) or (9) above that occurs with respect to an Issuer) occurs and is continuing under the 2012 Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the 2012 Notes then outstanding, by written notice to the Issuers (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the 2012 Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the 2012 Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (6) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the relevant Issuer or Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (8) or (9) above occurs with respect to an Issuer, the principal of, premium, if any, and accrued interest on the 2012 Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Concerning the trustee

The 2012 Indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the 2012 Indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the 2012 Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The 2012 Indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the 2012 Indenture contain limitations on the rights of the trustee, should it become a creditor of an Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Forms of Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company (“DTC”). In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and no successor depositary has been appointed for 90 days; or

•	we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent appointed by us under the indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This section summarizes the current material federal income tax consequences to Medical Properties, the Operating Partnership generally resulting from the treatment of Medical Properties as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of shares of our notes. The discussion does not address all aspects of taxation that may be relevant to particular securityholders in light of their personal investment or tax circumstances, or to certain types of securityholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-United States individuals and foreign corporations.

The statements in this section of the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”), and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.

This section is not a substitute for careful tax planning, nor does it constitute tax advice. We urge you to consult your own tax advisors regarding the specific federal, state, local, foreign and other tax consequences to you, in the light of your own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. In connection with this offering, our REIT counsel, Baker Donelson, has opined that, for federal income tax purposes, we are and have been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with our initial short taxable year ended December 31, 2004, and that our current and proposed method of operations as described in this prospectus and as represented to our counsel by us satisfies currently, and will enable us to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based on factual assumptions and representations made by us to Baker Donelson concerning our organization, our proposed ownership and operations, and other matters relating to our ability to qualify as a REIT, and is expressly conditioned upon the accuracy of such assumptions and representations.

We believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, as such qualification and taxation as a REIT depends upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “—Requirements for Qualification—Failure to Qualify.”

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

We generally will not be subject to federal income tax on the taxable income that we currently distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is or allocate to stockholders.

•	We are subject to tax, at the highest corporate rate, on:

•	net gain from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Requirements for Qualification—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test multiplied by

•	a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•

If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than a gross income test or an asset test, we will be required to pay a penalty of $50,000 for each such failure.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm’s-length.

•

If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest corporate rate.

Requirements for Qualification

To continue to qualify as a REIT, we must meet various (1) organizational requirements, (2) gross income tests, (3) asset tests, and (4) annual distribution requirements.

Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

(1)	it is managed by one or more trustees or directors;

(2) its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3) it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;

(4) it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);

(6) not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7) it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We did not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement, we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

For purposes of determining stock ownership under requirement six, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.

A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation other than a “taxable REIT subsidiary” as described below, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

An unincorporated domestic entity with two or more owners that is eligible to elect its tax classification under Treasury Regulation Section 301.7701-3 but does not make such an election is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. We will treat our operating partnership as a partnership for U.S. federal income tax purposes. Accordingly, our proportionate share of the assets, liabilities and items of income of the operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” We have formed and made taxable REIT subsidiary elections with respect to MPT Development Services, Inc., a Delaware corporation formed in January 2004 (“MPT TRS”), MPT Covington TRS, Inc., a Delaware corporation formed in January 2010 and MPT Finance Corporation, Inc., a Delaware corporation formed in April 2011. We have also formed limited liability companies wholly-owned by MPT TRS which are disregarded entities for federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Generally, the subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. Ernest Health, Inc. is also a TRS as a result of the ownership by a disregarded entity owned by MPT TRS of more than a 35% ownership interest in Ernest Health, Inc. (“Ernest”). A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also engage in otherwise prohibited transactions through a taxable REIT subsidiary. See description below under “—Requirements for Qualification—Prohibited Transactions.” A taxable REIT subsidiary may not operate or manage a health care facility, though for tax years beginning after July 30, 2008 a health care facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. For purposes of this definition a “health care facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. MPT Covington TRS, Inc. has been formed specifically for the purpose of leasing a health care facility from us, subleasing that facility to an entity in which it owns an equity interest, and having that facility operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. We have structured other transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a similar manner, and we have structured leases with the operating subsidiaries of Ernest in a similar manner and may structure other such transactions similarly in the future.

Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

•	gross income from foreclosure property.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends or gain from the sale or disposition of stock or securities. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, for taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such also will be excluded from both the numerator and the denominator for purposes of the 95% gross income test and for transactions entered into after July 30, 2008, such income and gain also will be excluded from the 75% gross income test. For items of income and gain recognized after July 30, 2008, passive foreign exchange gain is excluded from the 95% gross income test and real estate foreign exchange gain is excluded from both the 95% and the 75% gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

The Secretary of the Treasury is given broad authority to determine whether particular items of gain or income qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. Presently we own a less than 10% ownership interest in one tenant entity. We do not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. However, MPT Covington TRS, Inc. has acquired a greater than 10% equity interest in an entity to which it subleases a health care facility which is operated by an eligible independent operator. We have obtained a private letter ruling from the IRS holding that the ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. or disqualify the rents paid by MPT Covington TRS, Inc. to us from being treated as qualifying income under the 75% and 95% gross income tests. We have structured other transactions and may structure future transactions in a similar manner. In particular, our leases with subsidiaries of Ernest are structured in a similar manner with the exception that the prior management of Ernest and its subsidiaries, through a management company, Guiding Health Management Group, LLC (“ManageCo”), formed by the prior management, is the manager of the Ernest facilities. These managers previously operated Ernest and its subsidiaries as officers and employees. Although certain management personnel have remained as officers of Ernest, they are now employees of and compensated by ManageCo. We believe that ManageCo meets the definition of an “eligible independent contractor” which is any independent contractor if, at the time such contractor enters into an agreement with a taxable REIT subsidiary to operate a qualified health care facility, such contractor is actively engaged in the trade or business of operating such facilities for any person who is not a related person to the REIT or the taxable REIT subsidiary. There is no assurance that the IRS will not take a contrary position with respect to the structuring of these and other such transactions. In addition, MPT TRS and MPT Covington TRS, Inc. have made and will make loans to tenants to acquire operations and for other purposes. We have structured and will structure these loans as debt and believe that they will be characterized as such, and that our rental income from our tenant borrowers will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat a loan to a particular tenant as an equity interest, the tenant would be a related party tenant with respect to us, the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests, and we could lose our REIT status.

However, as stated above, we believe that these loans will be treated as debt rather than equity interests. Finally, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date.

We currently own 100% of the stock of MPT TRS, MPT Covington TRS, Inc. and MPT Finance Corporation, Inc., all of which are taxable REIT subsidiaries, and may in the future own up to 100% of the stock of one or more additional taxable REIT subsidiaries. In addition, Ernest is a taxable REIT subsidiary because of MPT TRS’s indirect ownership of more than a 35% interest in Ernest. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a health care facility), (2) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and (3) the amount paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. In addition, for tax years beginning after July 30, 2008, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property” (as defined below under “—Requirements for Qualification—Foreclosure Property”), operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor” (as defined above), are qualifying rental income for purposes of the 75% and 95% gross income tests. We have formed and made a taxable REIT subsidiary election with respect to MPT Covington TRS, Inc. for the purpose of leasing a health care facility from us, subleasing that facility to an entity in which it owns an equity interest, and having that facility operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that the rent received by us from MPT Covington TRS, Inc. will qualify as rent from real property under these exceptions. We have since structured leases with taxable REIT subsidiaries in a similar manner, including leases with the subsidiaries of Ernest.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary services for our tenants, and services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.

Finally, in order for the rent payable under the leases of our properties to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We generally treat our leases with respect to our properties as true leases for federal income tax purposes; however, there can be no assurance that the IRS would not consider a particular lease a financing arrangement instead of a true lease for federal income tax purposes. In that case, and in any case in which we intentionally structure a lease as a financing arrangement, our income from that lease would be interest income rather than rent and would be qualifying income for purposes of the 75% gross income test to the extent that our “loan” does not exceed the fair market value of the real estate assets associated with the facility. All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. We believe that the characterization of a lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.

If a portion of the rent we receive from a facility does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; (3) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary; or (4) we manage or operate the facility, other than through an independent contractor. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a facility’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.”

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. We anticipate that MPT TRS, one of our taxable REIT subsidiaries, will receive most of the management fees, inspection fees and construction fees in connection with our operations. Any fees earned by MPT TRS will not be included as income for purposes of the gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may form or acquire a taxable REIT subsidiary to engage in transactions that may not fall within the safe-harbor provisions.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incidental to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a “Repossession Action.” Property acquired by a Repossession Action will not be considered “foreclosure property” if (1) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (2) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

Foreclosure property includes any qualified health care property acquired by a REIT as a result of a termination of a lease of such property (other than a termination by reason of a default, or the imminence of a default, on the lease). A “qualified health care property” means any real property, including interests in real property, and any personal property incident to such real property which is a “health care facility” (as defined above under “—Requirements for Qualification—Organizational Requirements”) or is necessary or incidental to the use of a health care facility.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified health care property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified health care property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the qualified health care property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test and for transactions entered into after July 30, 2008, such income or gain will also be excluded from the 75% gross income test. For this purpose, a “hedging transaction” will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or to manage risks of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it is acquired, originated, or entered into. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying or excluded income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Foreign Currency Gain. For gains and items of income recognized after July 30, 2008, passive foreign exchange gain is excluded from the 95% income test and real estate foreign exchange gain is excluded from the 75% income test. Real estate foreign exchange gain is foreign currency gain (as defined in Code Section 988(b)(1)) which is attributable to (i) any qualifying item of income or gain for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes Code Section 987 gain attributable to a qualified business unit (“QBU”) of the REIT if the QBU itself meets the 75% income test for the taxable year, and meets the 75% asset test at the close of each quarter of the REIT that has directly or indirectly held the QBU. The QBU is not required to meet the 95% income test in order for this 987 gain exclusion to apply. Real estate foreign exchange gain also includes any other foreign currency gain as determined by the Secretary of the Treasury.

Passive foreign exchange gain includes all real estate foreign exchange gain, and in addition includes foreign currency gain which is attributable to (i) any qualifying item of income or gain for purposes of the 95% income test, (ii) the acquisition or ownership of obligations, (iii) becoming or being the obligor under obligations, and (iv) any other foreign currency gain as determined by the Secretary of the Treasury.

Any gain derived from dealing, or engaging in substantial and regular trading, in securities denominated in, or determined by reference to, one or more nonfunctional currencies will be treated as non-qualifying income for both the 75% and 95% gross income tests. We do not currently, and do not expect to, engage in such trading.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

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real estate assets, which includes interest in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property and shares (or transferable certificates of beneficial interest) in other REITs; and

•

investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through any equity offering or public offering of debt with at least a five year term.

Effective for tax years beginning after July 30, 2008, if a REIT or its QBU uses any foreign currency as its functional currency (as defined in section 985(b) of the Code), the term “cash” includes such currency to the extent held for use in the normal course of the activities of the REIT or QBU which give rise to items of income or gain qualifying under the 95% and 75% income tests or are directly related to acquiring or holding assets qualifying under the 75% assets test, provided that the currency cannot be held in connection with dealing, or engaging in substantial and regular trading, in securities.

With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer or more than 10% of the value of all outstanding securities of such issuer.

In addition, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 25% of the value of our total assets (20% for tax years beginning prior to January 1, 2009), irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, including, among other things, certain securities of a taxable REIT subsidiary such as stock or non-mortgage debt.

For purposes of the 5% and 10% asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership that holds real estate assets. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

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“Straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non- “straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield to maturity of the debt obligation, other than a change to the annual yield to maturity that does not exceed the greater of 0.25% or 5% of the annual yield to maturity, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

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a contingency relating to the time or amount of payment upon a default or exercise of a prepayment right by the issuer of the debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “Section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

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Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

•	Any security issued by a REIT;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership;

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Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “—Requirements for Qualification—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, excluding all securities described above except those securities described in the last two bullet points above.

MPT TRS and MPT Covington TRS, Inc., two of our taxable REIT subsidiaries, have made and will make loans to tenants to acquire operations and for other purposes. If the IRS were to successfully treat a particular loan to a tenant as an equity interest in the tenant, the tenant would be a “related party tenant” with respect to our company and the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat a particular loan as an interest held by our operating partnership rather than by one of our taxable REIT subsidiaries we could fail the 5% asset test, and if the IRS further successfully treated the loan as other than straight debt, we could fail the 10% asset test with respect to such interest. As a result of the failure of either test, we could lose our REIT status.

MPT Covington TRS, Inc. leases a health care facility from us and subleases it to a tenant in which it owns a greater than 10% interest. The facility is operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. We have since structured other transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a similar manner, including leases with the subsidiaries of Ernest. If the IRS successfully challenged the taxable REIT subsidiary status of MPT Covington TRS, Inc. or MPT TRS, and we were unable to cure as described below, we could fail the 10% asset test with respect to our ownership of MPT Covington TRS, Inc. or MPT TRS and as a result lose our REIT status.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that, at the end of any calendar quarter, we violate the 5% or 10% test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test. In the event of a more than de minimis failure of the 5% or 10% tests, or a failure of the other assets test, at the end of any calendar quarter, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) file with the IRS a schedule describing the assets that caused the failure, (2) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test and (3) pay a tax equal to the greater of $50,000 and tax at the highest corporate rate on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property;

•	Minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Requirements for Qualification—Taxation of Taxable United States Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.

Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable to them as dividend income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Gross Income Tests” and “—Asset Tests.”

Other Tax Consequences

Tax Aspects of Investments in Our Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a “Partnership” and collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if each Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, the “private placement exclusion,” interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

An unincorporated entity with only one separate beneficial owner generally may elect to be classified either as an association taxable as a corporation or as a disregarded entity. If such an entity is domestic and does not make an election, it generally will be treated as a disregarded entity. A disregarded entity’s activities are treated as those of a branch or division of its beneficial owner.

The operating partnership has not elected to be treated as an association taxable as a corporation. Therefore, our operating partnership is treated as a partnership for federal income tax purposes. We intend that our operating partnership will continue to be treated as partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the operating partnership or any other subsidiary entity will be classified as either a partnership or disregarded entity for federal income tax purposes. If for any reason any Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Requirements for Qualification—Gross Income Tests” and “—Requirements for Qualification—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. If each Partnership is classified as a partnership, we will therefore take into account our allocable share of each such Partnership’s income, gains, losses, deductions, and credits for each taxable year of each Partnership ending with or within our taxable year, even if we receive no distribution from any Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership. If any Partnership is classified as a disregarded entity, each Partnership’s activities will be treated as if carried on directly by us.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•

reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, each Partnership generally will depreciate furnishings over a seven year recovery period and equipment over a five year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. Each Partnership’s initial basis in properties acquired in exchange for units of each Partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, each Partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Each Partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that any Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of each Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “—Requirements for Qualification—Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or any Partnership’s, trade or business.

Taxable REIT Subsidiaries. As described above, we have formed and have made a timely election to treat MPT TRS, MPT Covington TRS, Inc. and MPT Finance Corporation, as taxable REIT subsidiaries and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and any corporate subsidiary in which we own stock, other than a qualified REIT subsidiary, must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Ernest is automatically treated as a taxable REIT subsidiary under this rule. Overall, no more than 25% of the value of our assets (20% for tax years beginning prior to January 1, 2009) may consist of securities of one or more taxable REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.

Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. For tax years beginning after July 30, 2008, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property,” (as defined above under “—Requirements for Qualification—Foreclosure Property”) operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor,” (as defined above under “—Requirements for Qualification—Organizational Requirements”) are qualifying rental income for purposes of the 75% and 95% gross income tests. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

A taxable REIT subsidiary may not directly or indirectly operate or manage a “health care facility,” (as defined above under “—Requirements for Qualification—Organizational Requirements”) though for tax years beginning after July 30, 2008 a health care facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. MPT Covington TRS, Inc. has been formed for the purpose of, and is currently, leasing a health care facility from us, subleasing that facility to an entity in which MPT Covington TRS, Inc. owns an equity interest, and having that facility operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that the ownership of the equity interest and the operation of the facility in accordance with the agreements of the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. We have structured other transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a similar manner, including our leases with subsidiaries of Ernest, and may structure other such transactions in the future.

State and Local Taxes. We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

Taxation of Noteholders

The following is a summary of certain U.S. federal income tax considerations relating to the ownership and disposition of fixed rate notes that we may offer for “U.S. Holders” or “Non-U.S. Holders” (each, as defined below and collectively, “Holders”). Except where noted, this summary deals only with notes held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), by a Holder who purchases the notes on original issuance at the “issue price” (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion does not address the tax consequences to subsequent purchasers of notes.

This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to a Holder in light of its particular circumstances or to Holders subject to special rules, including, without limitation, Holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, tax-exempt entities, former citizens or residents of the United States, pass-through entities (e.g., S corporations, partnerships or other entities taxable as partnerships for U.S. federal income tax purposes) or investors who hold the notes through pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” U.S. Holders (as defined below) whose functional currency is not the U.S. dollar and persons that hold the notes in connection with a straddle, hedging, conversion or other risk reduction transaction. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws.

The U.S. federal income tax considerations set forth below are based upon the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service (the “IRS”) all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and to differing interpretations, so as to result in U.S. federal income tax considerations different from those summarized below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the notes and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

Investors considering the purchase of the notes are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to a U.S. Holder.

Stated interest and original issue discount

Qualified stated interest on a note (as defined below) generally will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting.

If the issue price of the notes is less than their stated redemption price at maturity, then the notes will be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes unless the difference between their issue price and their stated redemption price at maturity is less than a statutory de minimis amount. The “stated redemption price at maturity” of a debt security is the total of all payments to be made under the debt security other than “qualified stated interest” (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments); and, generally, is expected to equal the principal amount of the debt security. All stated interest on the notes is expected to be qualified stated interest. The amount of OID on the notes will be de minimis if it is less than 0.0025 multiplied by the product of their stated redemption price at maturity and the number of complete years to maturity.

If the difference between the issue price and the stated redemption price at maturity of the notes is more than the statutory de minimis amount, the notes will be treated as having been issued with OID. The amount of OID on the notes, which is equal to the difference, must be included in income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder’s regular method of tax accounting.

U.S. Holders purchasing notes with OID should consult their tax advisors regarding computation of OID accruals.

Sale, redemption, exchange or other taxable disposition of notes

Upon the sale, exchange, redemption, repurchase, retirement or other disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the disposition (except to the extent such amount is attributable to accrued but unpaid stated interest, which is taxable as ordinary income if not previously included in such Holder’s income) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such Holder increased by the amount of OID (if any) previously included in income by such Holder and decreased by the amount of any prior payments other than qualified stated interest payments.

Capital gain or loss recognized upon the disposition of a note will be a long-term capital gain or loss if the note was held for more than one year. The maximum tax rate on long-term capital gains to non-corporate U.S. Holders is generally 20%. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

We will report to our U.S. Holders and to the IRS the amount of interest payments, accruals of OID and payments of the proceeds from the sale, exchange, redemption, repurchase, retirement or other disposition of a note made to a U.S. Holder, and the amount we withhold, if any. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding at a current rate of up to 28% with respect to such amounts unless the Holder:

•	comes within certain exempt categories and, when required, demonstrates that fact, or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. Holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Holder’s income tax liability if the information is furnished to the IRS in a timely manner.

Medicare Tax

Certain U.S. Holders who are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of the notes. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the notes.

Non-U.S. Holders

The rules governing the U.S. federal income taxation of a Non-U.S. Holder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. Holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as tax treaties, with regard to an investment in the notes.

Interest and original issue discount

A Non-U.S. Holder holding the notes on its own behalf generally will be exempt from U.S. federal income and withholding taxes on payments of interest (which for purposes of this discussion of Non-U.S. Holders includes any OID) on a note that is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder unless such Non-U.S. Holder is (i) a direct or indirect 10% or greater partner (as defined in section 871(h)(3) of the Code) in the Operating Partnership, (ii) a controlled foreign corporation related to the Operating Partnership, or (iii) a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In order for a Non-U.S. Holder to qualify for this exemption from taxation on interest, the “withholding agent” (generally, the last U.S. payor or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) must have received a statement (generally made on IRS Form W-8BEN) from the Non-U.S. Holder that: (i) is signed under penalties of perjury by the beneficial owner of the note, (ii) certifies that such owner is a Non-U.S. Holder and (iii) provides the beneficial owner’s name and address. A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding the debt securities on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.

To the extent that interest income with respect to a note is not exempt from U.S. federal withholding tax as described above, a Non-U.S. Holder will be subject to U.S. federal income tax at a 30% rate unless (1) such tax is eliminated or reduced under an applicable income tax treaty or (2) such interest income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, redemption, exchange or other taxable disposition of notes

Any gain realized on the sale, redemption, exchange, retirement, repurchase or other taxable disposition of a note by a Non-U.S. Holder (except to the extent such amount is attributable to accrued interest, which would be taxable as described above) will be exempt from U.S. federal income and withholding taxes so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, if an applicable income tax treaty so provides, is not attributable to a U.S. permanent establishment) and (ii) in the case of a foreign individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year.

Effectively connected income.

A Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is attributable to a U.S. permanent establishment) will generally be subject to U.S. federal income tax on the gain or interest income at regular U.S. federal income tax rates, as if the Holder were a U.S. person. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its “dividend equivalent amount” within the meaning of the Code for the taxable year, subject to adjustment, unless it qualifies for a lower rate or an exemption under an applicable tax treaty. The withholding tax discussed above will not apply to effectively connected income, provided the Holder furnishes an IRS form W-8ECI or IRS Form W-8BEN, as applicable.

Information reporting and backup withholding

Information reporting requirements and backup withholding generally will not apply to interest payments on a note to a Non-U.S. Holder if the statement described in “Non-U.S. Holders” is duly provided by such Holder, provided that the withholding agent does not have actual knowledge that the Holder is a United States person. Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale or other disposition (including a redemption) of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation within the meaning of the Code, (iv) is a U.S. branch of a foreign bank or a foreign insurance company, or (v) is a partnership with a U.S. trade or business or a specified percentage of U.S. partners. Payment of the proceeds of any such disposition effected outside the United States by a foreign office of any broker that is described in (ii) through (v) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such disposition or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the debt security provides the statement described in

“—Non-U.S. Holders” or otherwise establishes an exemption. Any amount withheld from a payment to a Holder of a note under the backup withholding rules is allowable as a credit against such Holder’s U.S. federal income tax liability (which might entitle such Holder to a refund), provided that such Holder timely furnishes the required information to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (which are commonly referred to as “FATCA”) generally impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied. Failure to comply with the FATCA reporting requirements could result in withholding tax being imposed on payments of interest and sales proceeds to foreign intermediaries and certain Non-U.S. Holders. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax will generally not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014. However, if the debt securities were modified in certain ways after June 30, 2014, they could become subject to these rules. Prospective investors should consult their own tax advisors regarding FATCA.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER OTHER FEDERAL TAX LAWS AND STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

PLAN OF DISTRIBUTION

We may sell the securities in any one or more of the following ways:

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

If we sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us and such resale prices may not be disclosed in the applicable prospectus supplement.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also offer securities through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the then prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

The applicable prospectus supplement will, where applicable:

•	identify any such underwriter, dealer or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate by all underwriters and agents;

•	describe any discounts, concessions or commissions allowed by underwriters to participating dealers;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s or underwriters’ obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If disclosed in the applicable prospectus supplement, in connection with those derivative transactions third parties may sell securities covered by this prospectus and such prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or from others to settle those short sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. If the third party is or may be deemed to be an underwriter under the Securities Act, it will be identified in the applicable prospectus supplements.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our tenants in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, Medical Properties Trust, Inc., MPT Operating Partnership or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

Certain legal matters with respect to the validity of the debt securities offered hereby will be passed upon by Goodwin Procter LLP, New York, New York. The general summary of certain material U.S. federal income tax considerations contained under the heading “Certain material U.S. federal income tax considerations” (other than “Taxation of Noteholders”) has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Medical Properties Trust, Inc. and MPT Operating Partnership, L.P. for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Prior to the filing of this registration statement, the registrants (other than Medical Properties) were not subject to the periodic reporting and other informational requirements of the Exchange Act. Medical Properties, a potential guarantor of the debt securities issued hereby and the parent company of the issuers, is currently subject to the periodic reporting and other informational requirements of the Exchange Act, and files annual, quarterly and current reports and other information with the SEC. The registration statement of which this prospectus forms a part, such reports and other information will be available on the SEC’s Web site at www.sec.gov. You also may read and copy any documents filed at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. The SEC filings of Medical Properties are also available free of charge at its Internet website (http://www.medicalpropertiestrust.com). The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not a part of this prospectus and is not incorporated in this prospectus by reference. Information may also be obtained from us at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, Attention: Chief Financial Officer. Medical Properties Trust, Inc.’s telephone number is (205) 969-3755.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus or any accompanying prospectus supplement or free writing prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus or any accompanying prospectus supplement or free writing prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings Medical Properties and MPT Operating Partnership make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus (other than information furnished pursuant to Item 2.01, Item 7.01 or exhibits furnished pursuant to Item 9.01 of Form 8-K), until the offering of debt securities is terminated. The information incorporated by reference herein is an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus, or (2) any other subsequently filed document that is incorporated by reference in this prospectus, modifies or supersedes such statement:

•	the combined Annual Report of Medical Properties and MPT Operating Partnership on Form 10-K for the year ended December 31, 2012;

•

Medical Properties’ Definitive Proxy Statement on Schedule 14A, relating to the annual meeting of stockholders held on May 23, 2013, filed on April 26, 2013, and additional definitive materials on Schedule 14A filed on April 26, 2013 and May 15, 2013 (solely to the extent specifically incorporated by reference into Medical Properties Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012)

•	Medical Properties’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•	Medical Properties’ Current Reports on Form 8-K filed on February 28, 2013, May 24, 2013 and July 15, 2013.

We will provide without charge to each person to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

REGISTERED OFFICE OF THE ISSUER

1000 Urban Center Drive, Suite 501

Birmingham, Alabama 35242

United States of America

LEGAL ADVISORS TO THE ISSUER

Goodwin Procter LLP	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
620 Eighth Avenue	Wachovia Tower
New York, New York 10018	420 North 20th Street, Suite 1600
United States of America	Birmingham, Alabama 35203

LEGAL ADVISORS TO THE UNDERWRITERS

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

United States of America

TRUSTEE	IRISH LISTING AGENT

Wilmington Trust, National Association	McCann FitzGerald Listing Services Limited
166 Mercer, Suite 2-R	Riverside One, Sir John Rogerson’s Quay
New York, New York 10012	Dublin 2
United States of America	Ireland

PAYING AGENT Deutsche Bank Trust Company Americas 60 Wall Street 16th Floor New York, NY 10005	REGISTRAR AND TRANSFER AGENT Deutsche Bank Luxembourg S.A. 2, Boulevard Konrad Adenauer L-1115 Luxembourg

LEGAL ADVISOR TO THE TRUSTEE

Alston & Bird LLP

101 South Tryon Street, Suite 4000

Charlotte, North Carolina 28280

United States of America

AUDITORS TO THE ISSUER

PricewaterhouseCoopers LLP

569 Brookwood Village

Suite 851

Birmingham, Alabama 35209

United States of America

€500,000,000

MPT Operating Partnership, L.P.

MPT Finance Corporation

            % Senior Notes due 2022

Unconditionally Guaranteed by

Medical Properties Trust, Inc.

P R O S P E C T U S  S U P P L E M E N T

Joint Book-Running Managers

Goldman, Sachs & Co.

J.P. Morgan

Crédit Agricole CIB

Credit Suisse

BofA Merrill Lynch

Barclays

Co-Lead Managers

Banco Bilbao Vizcaya Argentaria, S.A.

KeyBanc Capital Markets

RBC Capital Markets

Stifel

SunTrust Robinson Humphrey

Wells Fargo Securities

                , 2015